Form 10-K, Exhibit 13
period 1998-05-31
WARWICK COMMUNITY BANCORP INC
filed 1998-08-31
CIK 1046209

--------------------------------------------------------------------------------

                         Warwick Community Bancorp, Inc.
                                  Annual Report









                                    [GRAPHIC]

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                     [LOGO]
                                Mission Statement

Our objective is to be a leading financial services organization offering a full range of consumer and commercial products and services. We endeavor to offer these products and services with a focus on our customers, while taking appropriate safety and soundness principles into consideration. As a public company, we strive to enhance profitability and ensure the long-term appreciation of shareholder value. We will conduct our business in such a manner as to exert a beneficial influence in the communities we serve, to be a good corporate citizen, and to offer equal employment opportunities to a competent and professional staff. The Company's directors, officers, and employees are proud of the long-standing values and traditions upheld by The Warwick Savings Bank for more than a century, and we are committed to remaining an independent, community bank.

                                    [GRAPHIC]

The cover of this annual report features an architectural rendering of Warwick Savings' new branch office and Commercial Loan Headquarters in the town of Wallkill. This new facility includes new technology and greater conveniences for our customers. A focus on customer service is a hallmark of Warwick Savings and demonstrates the Bank's commitment as Orange County's premiere community bank.

                                     [LOGO]
            The Board of Directors of Warwick Community Bancorp, Inc.
                          and The Warwick Savings Bank

                                     [PHOTO]

1st row (seated l to r): Wilbur L. Smith, Director Emeritus; John W. Sanford, Jr., Director Emeritus; Dr. Harry C. Sayre, Jr., Director Emeritus. 2nd row (standing l to r): Fred M. Knipp, President, Warwick Valley Telephone Co.; Emil
R. Krahulik, Bank Counsel, Attorney, Beattie & Krahulik; Henry L. Nielsen, Jr., President, Nielsen Construction Co., Inc.; Timothy A. Dempsey, President & CEO, The Warwick Savings Bank; Thomas F. Lawrence, Jr., Retired President, Warwick Auto Co.; Frances M. Gorish, Retired Vice President & Corp. Sec., The Warwick Savings Bank. 3rd row (standing l to r): John W. Sanford, III, President, John
W. Sanford & Son, Inc.; Robert N. Smith, President, Lazear-Smith Funeral Home, Inc.; R. Michael Kennedy, President, Kennedy Companies, Inc.; Ronald J. Gentile, Executive Vice President & COO, The Warwick Savings Bank.

                The Warwick Savings Foundation Board of Directors

Peter H. Alberghini, Director of Development, Orange County Community College; Timothy A. Dempsey, President & CEO, The Warwick Savings Bank; Frances M. Gorish, Retired Vice President & Corp. Sec., The Warwick Savings Bank; Michael
P. Hoffman, Executive Vice President, External Affairs, Franciscan Sisters of the Poor; Thomas F. Lawrence, Jr., Retired President, Warwick Auto Co.; Sr. Ann Sakac, President, Mount St. Mary's College; Robert N. Smith, President, Lazear-Smith Funeral Home, Inc.

2 Warwick Community Bancorp, Inc. o Annual Report

                                WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES


                              Corporate Highlights

July 1997

     o Board of Trustees adopts Plan of Conversion to convert the Bank from a New York mutual savings bank to a New York stock savings bank.

October 1997

     o Received approval from the New Jersey Department of Banking to establish WSB Mortgage Company of New Jersey, Inc., a mortgage banking subsidiary.

     o Held ground breaking ceremony for new branch facility and Commercial Loan Headquarters, located at One Industrial Drive, in the Town of Wallkill.

December 1997

     o Completed the conversion from a mutual savings bank to a New York stock savings bank.

     o    Began trading on The Nasdaq Stock Market(SM) under the symbol "WSBI."

     o    Announced  the  formation  of  The  Warwick  Savings   Foundation,   a
          charitable organization in service to the needs of our community.

April 1998

     o    Announced first earnings release as a public company.

June 1998

     o    Announced fiscal year-end results highlighting strong loan growth.

     o Shareholders approve Stock Option Plan and Recognition and Retention Plan at Special Shareholders' meeting.

July 1998

     o    Opened new Wallkill branch office and Commercial Loan Headquarters.

                    Cassidy Vandervoort and her father, Michael S. Vandervoort, both of Westtown, joined Warwick Savings Executive Vice President and Chief Operating Officer Ronald Gentile at the
[PHOTO] Grand Opening celebration of the Bank's new Wallkill Branch Office. A day of food, fun, music and prizes for the whole family culminated the week-long festivities at the facility, which is also the new home of Warwick Savings' Commercial Loan Department.

                               President's Letter

[PHOTO]

To Our Shareholders, Customers & Friends:

     I am pleased to report that The Warwick Savings Bank has continued on the path of growth and profitability that you have come to expect from this institution. Throughout our 123 year history, we have emphasized our commitment to anticipating and meeting the financial needs of the communities we serve. While news of bank consolidations and mergers dominate the headlines, Warwick Savings is committed to remaining a locally-managed, community-oriented financial institution. Given the challenges presented by competition from these mega-banks, our success is even more impressive. Balancing the delivery of personalized service with the implementation of new technology and innovative products and services has helped us address the changing needs of both consumer and commercial customers.

     The Bank's conversion in December of 1997 from a mutual savings bank to a stock savings bank has been a catalyst for the outstanding performance documented in this, our first annual report to shareholders. This landmark event has enabled us to better address the core of the Bank's mission, to be a leading financial institution, to emphasize long-term profitability while maintaining appropriate safety and soundness principles, to ensure long-term appreciation of shareholder value, and to conduct our business in a manner that enables Warwick Savings to be a good corporate citizen.

     The concurrent issuance and sale of all of the Bank's outstanding capital stock to the Company and the Company's sale of its common stock to the public at the time of the conversion raised $64 million in gross proceeds. A total of 6,414,125 shares of common stock were sold at the subscription price of $10.00 per share. The Company's common stock now trades on the Nasdaq Stock Market(SM) under the symbol "WSBI."

     To underscore our commitment to the people of Orange County we established The Warwick Savings Foundation, a charitable organization in service to the needs of the community. The Company's contribution of 192,423 shares of common stock to the Foundation in connection with the Bank's conversion clearly demonstrates our leadership in this area and will enable the community at large to share in our continued success.

     While details of the Company's financial performance will be discussed more fully later in this Annual Report, increases in total assets, total loans and shareholder value are all highlights. The hard work and dedication of everyone from the Bank's management team to our corporate and branch personnel have been major factors in these achievements, and my thanks and praise go out to each and every member of

4 Warwick Community Bancorp, Inc. o Annual Report

                                WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES


the Warwick Savings' staff for their contributions.

     An emphasis on service and convenience has long been an integral part of our approach to community banking, as we seek to attract and retain customers through extended office hours, low turnover of employees, and prompt, flexible and personalized production of a variety of loan and deposit products.

     In furtherance of this commitment, it is our goal to increase market share in the communities we serve through the acquisition or establishment of branch offices and, if appropriate, the acquisition of smaller financial institutions.

     Our new Wallkill Branch is a tangible example of our commitment to growth in accordance with the needs and demands of both consumer and commercial customers. This facility, which is also the new home of our commercial loan department, provides a wealth of new branch services including drive-up and ATM facilities. Its proximity to our former location at The Galleria at Crystal Run will ensure continued convenience for existing customers, while enabling the Bank to better serve both new and longtime customers alike.

     The expansion of our mortgage banking operations and lending into several contiguous counties in northern New Jersey also demonstrates our strategy to enter new markets as we seek to enhance profitability and performance.

     As technology continues to change the way we live in dramatic new ways, The Warwick Savings Bank will remain on the forward edge of innovation in the banking industry. We are also committed to ensuring Year 2000 compliance. In 1998, we will implement PC banking for commercial customers, along with an expansion in business products such as sweep accounts and small business banking.

     As we approach the new millennium, I believe The Warwick Savings Bank is uniquely positioned to serve our expanding marketplace with the right products and services, excellent facilities, and the most service-oriented staff of any bank in our marketplace.

     We anticipate continued success and growth as we strive to reinforce our position as the community bank in Orange County. On behalf of the Board of Directors and the entire Warwick Savings family, I want to thank you for your support.


/s/ TIMOTHY A. DEMPSEY

Timothy A. Dempsey
President and Chief Executive Officer

                                                                        [LOGO] 5

                                     [LOGO]
        The Executive Management Team of Warwick Community Bancorp, Inc.
                          and The Warwick Savings Bank


Experience, expertise and a commitment to a personalized approach to banking are common characteristics of Warwick Savings' executive management team. The continued growth of the bank, in terms of both consumer and commercial products and services, is being overseen on a day-to-day basis by the executive management team, whose vision is helping to reinforce Warwick Savings' position as Orange County's community banking leader.

                                     [PHOTO]

(l to r): Ronald J. Gentile, Executive Vice President & COO; Timothy A. Dempsey, President & CEO; Barbara A. Rudy, Senior Vice President; Arthur W. Budich, Senior Vice President & CFO; Nancy L. Sobotor-Littell, Corporate Secretary & Director of Human Resources. (Not pictured: Donna M. Lyons, Senior Vice President & Auditor; Laurence D. Haggerty, Senior Vice President, Commercial Loans).


6 Warwick Community Bancorp, Inc. o Annual Report

                                WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES


                     Department of Mortgage Lending

[PHOTO]              Seated: Arthur S. Anderson, Executive Director.
                     Standing: (l to r) Beverly S. Bates, Chief Underwriter;
                     Kim Dando, Closing Supervisor;
                     Stephen A. Carle, Assistant Treasurer & Operations Manager.


                                     [LOGO]
The Warwick Savings Bank has traditionally been a leading mortgage lender in Orange County, and the Bank continues to expand in this area, including exploring new opportunities in New Jersey. Additionally, the Bank's expanding commercial lending activities are earning Warwick Savings a reputation as an important lending partner for the local business community.


                          Department of Commercial Lending

                Seated: C. Roland Newkirk, Vice President;               [PHOTO]
                   Kathryn Tiedemann, Assistant Treasurer.
          Standing: Jill Singer, Assistant Vice President;
                   Edward Lekis, Assistant Vice President.
Not pictured: Laurence D. Haggerty, Senior Vice President.

[LOGO]          SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

                                                                                         At May 31,
                                                          -------------------------------------------------------------------------
                                                             1998            1997            1996           1995(7)         1994(7)
                                                          ---------       ---------       ---------       ---------       ---------
                                                                                       (In thousands)
Selected Financial Data:
    Total assets                                          $ 410,394       $ 286,545       $ 274,053       $ 258,679       $ 234,048
    Loans receivable, net (1)                               212,665         138,323         108,897         122,663         108,598
    Investment securities                                   170,749         126,393         144,284         110,333         105,433
    Real estate owned, net                                      409             224             330             493             306
    Deposits                                                222,722         221,211         232,965         229,011         207,527
    FHLB advances                                            62,850           5,250           3,600              --              --
    Securities sold
       under repurchase agreements                           27,190          23,090           4,700              --              --
    Stockholders' equity                                     86,150          28,114          24,770          23,076          21,910

                                                                                  For the year ended May 31,
                                                          -------------------------------------------------------------------------
                                                             1998            1997            1996           1995(7)         1994(7)
                                                          ---------       ---------       ---------       ---------       ---------
                                                                                       (In thousands)
Selected Operating Data:
    Interest income                                       $  23,777       $  20,691       $  18,333       $  16,253       $  15,786
    Interest expense                                          9,972           9,376           8,717           6,828           5,922
                                                          ---------       ---------       ---------       ---------       ---------
        Net interest income                                  13,805          11,315           9,616           9,425           9,864
        Less provision for loan losses                         (592)           (130)           (140)           (261)           (415)
                                                          ---------       ---------       ---------       ---------       ---------

        Net interest income after
           provision for loan losses                         13,213          11,185           9,476           9,164           9,449

    Other income
        Service and fee income                                2,134           1,915           1,768           1,369           1,996
        Securities transactions                                 742             816             356            (429)            845
        Loan transactions                                        94             137             119              14             123
        Other income (loss)                                     169             (89)           (159)            (79)            (17)
                                                          ---------       ---------       ---------       ---------       ---------
              Total other income, net                         3,139           2,779           2,084             875           2,947
                                                          ---------       ---------       ---------       ---------       ---------

    Other expense
        Salaries and employee benefits                        5,870           5,256           5,050           3,958           3,877
        ESOP benefits                                           730              --              --              --              --
        F.D.I.C. insurance                                       28              12              53             466             456
        Occupancy and equipment                               1,219           1,308           1,238           1,202           1,143
        Data processing                                         672             640             484             414             341
        Advertising                                             160             152             129             112              69
        Professional fees                                       583             240             325             222             270
        Contribution to
           The Warwick Savings Foundation                     1,924              --              --              --              --
        Other operating expenses                              2,001           1,735           1,791           1,722           1,606
                                                          ---------       ---------       ---------       ---------       ---------
              Total other expenses                           13,187           9,343           9,070           8,096           7,762

    Income before income tax
       expense and cumulative
       effect of change in
       accounting principle                                   3,165           4,621           2,490           1,943           4,634

    Income tax expense                                        1,304           1,756           1,024             794           2,115
                                                          ---------       ---------       ---------       ---------       ---------

    Income before cumulative effect
       of change in accounting principle                      1,861           2,865           1,466           1,149           2,519

    Cumulative effect of change
       in accounting principle                                   --              --              --            (645)             --
                                                          ---------       ---------       ---------       ---------       ---------

              Net income                                  $   1,861       $   2,865       $   1,466       $     504       $   2,519
                                                          =========       =========       =========       =========       =========


8 Warwick Community Bancorp, Inc. o Annual Report

                                                                                At or For the Year Ended May 31,
                                                               -----------------------------------------------------------------
                                                                1998           1997          1996           1995(7)       1994(7)
                                                               -----          -----         -----          --------      -------
Selected Financial Ratios and Other Data (2):
    Performance Ratios:
        Return on average assets                                0.57%          1.00%         0.56%          0.21%         1.11%
        Return on average
           retained earnings                                    3.72          11.02          6.29           2.32         12.11
        Average retained
           earnings to average assets                          15.40           9.12          8.94           9.18          9.14
        Retained earnings to
           total assets                                        20.99           9.81          9.04           8.92          9.36
        Core deposits to
           total deposits (3)                                  68.16          66.08         63.28          59.49         77.25
        Net interest spread (4)                                 3.58           3.62          3.48           3.84          3.92
        Net interest margin (5)                                 4.50           4.20          3.98           4.27          4.35
        Operating expense to
           average assets                                       4.06           3.28          3.48           3.42          3.41
        Average interest-earning assets to
           average interest-bearing liabilities                 1.28           1.17          1.14           1.14          1.16
        Efficiency ratio (6)                                   81.87          71.10         80.80          75.56         65.54

Regulatory Capital Ratios:
    Bank:
        Tangible capital                                       13.91           9.53          9.51           9.79          9.95
        Core capital                                           25.55          19.46         17.52          16.00         20.00
        Risk-based capital                                     26.27          20.33         18.45          16.00         20.00

    Company:
        Tangible capital                                       21.44             --            --             --            --
        Core capital                                           40.07             --            --             --            --
        Risk-based capital                                     40.78             --            --             --            --

    Asset Quality Ratios:
        Non-performing loans
           to total loans                                       0.47           1.02          0.78           1.78          2.02
        Non-performing loans
           to total assets                                      0.30           0.50          0.31           0.85          0.95
        Non-performing assets
           to total assets                                      0.35           0.58          0.44           1.04          1.08
        Allowance for loan losses
           to total loans                                       0.75           0.88          1.18           0.97          0.83
        Allowance for loan losses
           to non-performing loans                            123.61          86.09        151.22          54.77         41.06

Other Data:
    Branch Offices                                                 4              4             4              4             4

----------

(1) Loans receivable, net represents total loans less net deferred loan fees and the allowance for loan losses.

(2) Regulatory Capital Ratios and Asset Quality Ratios are end of period ratios. With the exception of period-end ratios, all ratios are based on average monthly balances during the periods indicated.

(3) The Bank considers the following to be core deposits: checking accounts, passbook accounts, NOW accounts and money market accounts.

(4) The interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5) The net interest margin represents net interest income as a percentage of average interest-earning assets.

(6) The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income and non-interest income excluding any gains or losses on sales of assets.

(7) The selected financial data of the Bank as of May 31, 1995 and 1994, and for the year ended May 31, 1994 are not derived from audited financial statements.


                                                                        [LOGO] 9

[LOGO]               MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Warwick Community Bancorp, Inc. (the "Company"), is a bank holding company incorporated in September 1997 under the laws of the State of Delaware and is registered under the Bank Holding Company Act of 1956, as amended. The Company was organized at the direction of The Warwick Savings Bank (the "Bank") for the purpose of acquiring all of the common stock of the Bank issued in connection with the conversion of the Bank from mutual to stock form ("Conversion"). On December 23, 1997, the Bank completed its Conversion, and the Company sold 6,414,125 shares of its common stock at a price of $10.00 per share in a subscription offering ("Offering") to certain depositors of the Bank. In connection with the Conversion and Offering, the Company established The Warwick Savings Foundation ("Foundation") and made a charitable contribution of 192,423 shares of the Company's common stock to the Foundation, which resulted in a one time charge relating to the funding of the Foundation of $1.9 million ($1.2 million net of tax). The net proceeds from the Offering amounted to $61.5 million, and the Company contributed 50% of the net proceeds from the Offering to the Bank in exchange for all of the issued and outstanding shares of common stock of the Bank. The remaining net proceeds were retained by the Company and invested primarily in federal funds, government and federal agency mortgage-backed securities, other debt securities and equity securities. Prior to the Offering, the Company had no significant assets, liabilities or operations. Presently, the only significant assets of the Company are the capital stock of the Bank, the note evidencing the loan the Company made to the Warwick Community Bancorp, Inc. Employee Stock Ownership Plan ("ESOP") to allow the ESOP to purchase 8% of the Company's common stock issued in the Offering and the investment of the net proceeds of the Offering retained by the Company.

The primary business of the Company is the operation of its wholly owned subsidiary, the Bank. The Bank's principal business has been and continues to be attracting retail deposits from the general public in the areas surrounding its four branches and investing those deposits, together with funds generated from operations and borrowings, primarily in one to four-family residential mortgage loans, mortgage-backed securities, commercial business and real estate loans and various debt and equity securities.

The Bank's results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on its interest-earning assets, such as loans and securities, and the interest expense on its interest-bearing liabilities, such as deposits and borrowed funds. The Bank also generates other income, such as service charges and other fees, which are primarily servicing fees received from residential mortgage loans that are sold with servicing retained. Other expenses primarily consist of employee compensation and benefits, occupancy expenses, federal deposit insurance premiums, net costs of real estate owned, data processing fees and other operating expenses. The Bank's results of operations are also significantly affected by general economic and competitive conditions (particularly changes in market interest rates), government policies, changes in accounting standards and actions of regulatory agencies.

While the following discussion of financial condition and results of operations includes the collective results of the Company and the Bank, this discussion reflects primarily the Bank's activities. Unless otherwise disclosed, the information presented in this Annual Report reflects the financial condition and results of operations of the Company and the Bank on a consolidated basis.

Management Strategy

The Bank has historically employed an operating strategy that emphasizes the origination of one to four-family residential mortgage loans in its market area with both fixed and variable rates and, to an increasing degree over the past 10 years, its commercial lending business, with mostly prime rate-based loans secured by real estate located mainly in Orange County, New York. Due in part to this strategy, the Bank historically has had profitable operations, resulting in a strong regulatory capital position. The Bank's goal of maintaining this position has led to an overall strategy of managed growth in both deposits and assets. The major elements of the Company's operating strategy are to: (i) grow and diversify the Bank's loan portfolio by continuing to originate owner-occupied residential mortgage, commercial business and commercial real estate, construction and consumer loans in its market area; (ii) complement the Bank's mortgage lending activities by investing in mortgage-backed and other securities; (iii) maintain the Bank's relatively low cost of funds and (iv) manage the Bank's level of interest rate risk. From time to time, the Bank employs a leveraging strategy, whereby borrowings are used to fund specific investments in order to provide for a reasonable net margin of return. The Bank also seeks to attract and retain customers through extended office hours, low turnover of employees and prompt, flexible and personalized production of a variety of loan products. In addition, it is a goal of the Bank to increase its market share in the communities it serves through the acquisition or establishment of branch offices and, if appropriate, the acquisition of smaller financial institutions. Additionally, it is a goal of the Bank to expand into new markets. For this reason, the Bank has expanded its mortgage banking operations and lending into New Jersey.


10 Warwick Community Bancorp, Inc. o Annual Report

                                WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES


Management of Interest Rate Risk

The principal objectives of the Bank's interest rate risk management activities are to: (i) evaluate the interest rate risk included in certain balance sheet accounts, (ii) determine the level of risk appropriate given the Bank's business focus, operating environment, capital and liquidity requirements and performance objectives, (iii) establish prudent asset concentration guidelines and (iv) manage the risk consistent with Board approved policies and guidelines. Through such management, the Bank seeks to reduce the vulnerability of its operating results to changes in interest rates and to manage the ratio of interest rate sensitive assets to interest rate sensitive liabilities within specified maturities or repricing dates. The Bank closely monitors its interest rate risk as such risk relates to its operating strategies. The extent of the movement of interest rates, higher or lower, is an uncertainty that could have a negative impact on the earnings of the Bank.

Historically, the Bank had been a traditional thrift lender, but differentiated itself from other thrifts by also focusing on commercial lending since the late 1980's and commission-based mortgage banking operations since 1995. The Bank also adopted a more competitive pricing policy, more efficient lock-in policies to close loans faster and more streamlined Federal National Mortgage Association ("FNMA") approved processing and underwriting procedures. Additionally, the Bank's array of products has expanded to include Federal Housing Authority ("FHA"), Veterans Administration ("VA") and State of New York Mortgage Association ("SONYMA") loans. As a result, the Bank has invested a relatively large amount of its earning assets in fixed-rate loans and fixed-rate mortgage-backed securities with contractual maturities of up to 30 years. At May 31, 1998, an aggregate of $178.2 million, or 46.2% of total earning assets, were invested in such assets. Based upon the assumptions used in the following table, at May 31, 1998, the Company's total interest-bearing liabilities maturing or repricing within one year exceeded its total interest-earning assets maturing or repricing in the same time period by $26.3 million, representing a one-year cumulative "gap," as defined below, as a percentage of total assets of negative 6.42%. Accordingly, management views the Company as having a manageable gap position, but still slightly vulnerable to a rising interest rate environment.

The Bank has taken several actions, under various market conditions, designed to manage its level of interest rate risk. These actions have included: (i) increasing the percentage of the loan portfolio consisting of adjustable-rate mortgage loans and prime rate-based commercial loans through originations, as market conditions permit, (ii) selling fixed-rate loans, but retaining the servicing rights, (iii) purchasing shorter-term investment securities and (iv) seeking to maintain a relatively high percentage of checking accounts in its deposit base. Additionally, in the normal course of business, the Bank uses off-balance sheet financial instruments primarily as part of mortgage banking hedging strategies. Such instruments generally include put options purchased and forward commitments to sell mortgage loans. As a result of interest rate fluctuations, these financial instruments will develop unrealized gains or losses that mitigate changes in the underlying hedged portion of the balance sheet. When effectively used, these instruments are designed to moderate the impact on earnings as interest rates move up or down.

Gap  Analysis.  The  matching  of assets  and  liabilities  may be  analyzed  by examining the extent to which such assets or liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, therefore, a negative gap would tend to adversely affect net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at May 31, 1998, which are anticipated by the Bank, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined based on the earlier of term to repricing or the term to repayment of the asset or liability. The table is intended to provide an approximation of the projected repricing of assets and liabilities at May 31, 1998 on the basis of contractual maturities, anticipated prepayments and scheduled rate adjustments within a three-month period and subsequent selected time intervals. The loan amounts in the table reflect principal balances expected to be reinvested and/or repriced as a result of contractual amortization and anticipated early payoffs of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. For loans on one to four-family residential properties and mortgage-backed securities, assumed average annual prepayment rates of 17.89% and 18.82%, respectively, were utilized.


                                                                       [LOGO] 11

[LOGO]

                                                                           At May 31, 1998
                                      ---------------------------------------------------------------------------------------------
                                                    More Than     More Than     More Than
                                                      Three          One          Three       More Than
                                        Three       Months to      Year to      Years to        Five
                                        Months        Twelve        Three         Five         Years to     More Than
                                       or Less        Months        Years         Years       Ten Years     Ten Years       Total
                                      ---------     ---------     ---------     ---------     ---------     ---------     ---------
                                                                         (Dollars in thousands)
Interest-earning assets:
    Mortgage loans (1)(5)             $  27,668     $  12,073     $  17,151     $  12,528     $   2,285     $  78,808     $ 150,513
    Other loans (2)                      24,275         1,007         7,520        16,811        12,785         1,572        63,970
    Mortgage-backed
       securities, fixed (5)             14,792            --           827             5         1,017        61,954        78,595
    Mortgage-backed
       securities, variable (5)           2,283         1,274            --            --            --            --         3,557
    Mutual funds and
       preferred stock                       --        14,931            --            --            --         1,698        16,629
    Investment securities:
       held-to-maturity                     309           910         1,000           105            --         5,000         7,324
    Investment securities:
       available-for-sale                    --         7,132        10,278         2,904         4,514        39,815        64,643
                                      ---------     ---------     ---------     ---------     ---------     ---------     ---------

        Total interest-
           earning assets                69,327        37,327        36,776        32,353        20,601       188,847       385,231

Net deferred loan
   fees and costs (3)                       (34)          (21)          (39)          (44)          (21)         (133)         (292)
                                      ---------     ---------     ---------     ---------     ---------     ---------     ---------

        Net interest-
           earning assets                69,293        37,306        36,737        32,309        20,580       188,714       384,939
                                      ---------     ---------     ---------     ---------     ---------     ---------     ---------

Interest-bearing liabilities:
    Passbook accounts (4)                    --        16,130            --            --            --        64,520        80,650
    Escrow accounts                          --            --            --            --            --         2,266         2,266
    NOW accounts                             --            --            --            --            --        17,558        17,558
    Money market
       accounts                          26,863            --            --            --            --            --        26,863
    Certificates of
       deposit                           20,052        44,548         3,998         2,308            --            --        70,906
    Borrowed funds                        9,380        15,970        50,650        15,000            --            --        91,000
                                      ---------     ---------     ---------     ---------     ---------     ---------     ---------

        Total interest-
          bearing liabilities            56,295        76,648        54,648        17,308            --        84,344       289,243
                                      ---------     ---------     ---------     ---------     ---------     ---------     ---------

    Interest rate
       sensitivity gap                $  12,998     $ (39,342)    $ (17,911)    $  15,001     $  20,580     $ 104,370     $  95,696
                                      =========     =========     =========     =========     =========     =========     =========

    Cumulative interest
       rate sensitivity gap           $  12,998     $ (26,344)    $ (44,255)    $ (29,254)    $  (8,674)    $  95,696
                                      =========     =========     =========     =========     =========     =========

    Cumulative interest
       rate sensitivity gap
       as a percentage
       of total assets                     3.17%        (6.42)%      (10.78)%       (7.15)%       (2.11)%      (23.32)%

    Cumulative net
       interest-earning assets
       as a percentage
       of cumulative interest-
       bearing liabilities               123.09%        80.18%        76.41%        85.72%        95.77%       133.08%

----------

(1) For purposes of the gap analysis, mortgage and other loans are not reduced for the allowance for loan losses and non-performing loans.

(2) For purposes of the gap analysis, second mortgage loans are included in the "Other Loans" category.

(3) For purposes of the gap analysis, unearned fees and deferred loan origination costs are prorated.

(4) For purposes of the gap analysis, based upon the Bank's historical experience, management traditionally and conservatively slots 20% of the Bank's total savings account balances into the twelve-month time horizon. The remaining 80% are viewed as long-term deposits.

(5) For loans on residential properties an average annual prepayment rate of 17.89% is utilized. Mortgage-backed securities are assumed to prepay at an average annual rate of 18.82%.


12 Warwick Community Bancorp, Inc. o Annual Report

                                WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES


Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayments and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to make scheduled payments on their adjustable-rate loans may decrease in the event of an interest rate increase.

The Company's interest rate sensitivity is also monitored by management through the use of a model which internally generates estimates of the change in net portfolio value ("NPV") over a range of interest rate change scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. For purposes of the NPV table, prepayment speeds similar to those used in the "gap" table were used, reinvestment rates were those in effect for similar products being offered and rates on core deposits were modified to reflect recent trends. The following table sets forth the Company's NPV as of May 31, 1998, as calculated by the Company.


                                      Net Portfolio Value                   Portfolio Value of Assets
----------------------       ---------------------------------------       ---------------------------
 Rate in Basis Points
     (Rate Shock)
(Dollars in thousands)       $ Amount       $ Change        % Change       NPV Ratio      % Change (1)
----------------------       --------       --------        --------       --------       ------------
          200                $ 81,647       $(13,182)         (14)%         20.95%           (1.93)%
          100                  88,741         (6,088)          (6)          22.01            (0.87)
        Static                 94,829             --            0           22.88               --
         (100)                 92,472         (2,357)          (2)          22.01            (0.88)
         (200)                 87,583         (7,246)          (8)          20.68            (2.21)

(1) Based upon the portfolio value of the Company's assets assuming no change in interest rates.

As in the case with the "gap" table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in actual market interest rates. In this regard, the NPV model presented assumes that the composition of the Company's interest rate sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Company's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Company's net interest income and will differ from actual results.


Analysis of Net Interest Income

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

Average Balance Sheets. The table on the following page sets forth certain information relating to the Company for the years ended May 31, 1998, 1997 and 1996. The yields and costs were derived by dividing interest income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances were computed based on month-end balances. Management believes the use of average monthly balances instead of average daily balances does not have a material effect on the information presented. The yields include deferred fees and discounts which are considered yield adjustments.


                                                                       [LOGO] 13

[LOGO]

                                                                        For the Year Ended May 31,
                                        -------------------------------------------------------------------------------------------
                                                      1998                          1997                           1996
                                        ------------------------------ ----------------------------   ------------------------------
                                                               Average                      Average                          Average
                                        Average                Yield/  Average               Yield/   Average                 Yield/
                                        Balance     Interest    Cost   Balance    Interest    Cost    Balance    Interest      Cost
                                        --------    --------   ------- --------   --------  -------   --------   --------    -------
                                                                           (Dollars in thousands)
Assets:
  Interest-earning assets:
      Mortgage
         loans, net (1)                 $131,973    $ 10,191   7.72%   $ 90,771   $ 7,152     7.88%   $103,854   $  8,098      7.80%
      Consumer and
         other loans, net(1)              39,931       3,774   9.45      36,160     3,457     9.56      33,127      3,150      9.51
      Mortgage-backed
         securities                       75,020       5,533   7.38      80,255     5,897     7.35      19,612      1,617      8.24
      Federal funds sold                   3,130         172   5.50         283        15     5.30       6,058        322      5.32
      Interest earning
         accounts at banks                   635          34   5.35         395        18     4.56          93          5      5.38
      Investment securities               56,374       4,073   7.22      61,508     4,152     6.75      78,681      5,141      6.53
                                        --------    --------           --------     -----             --------   --------
          Total interest-
             earning assets              307,063      23,777   7.74     269,372    20,691     7.68     241,425     18,333      7.59
                                                    --------           --------                       --------
      Non-interest
         earning assets                   17,846                         15,856                         19,149
                                        --------                       --------                       --------
          Total assets                  $324,909                       $285,228                       $260,574
                                        ========                       ========                       ========

Liabilities and
     retained earnings:
  Interest-bearing liabilities:
      Passbook accounts                 $ 77,999    $  2,304   2.95%   $ 78,132   $ 2,323     2.97%   $ 77,868   $  2,365      3.04%
      Escrow deposits                      1,422          94   6.61       1,020        50     4.90       2,345         68      2.90
      NOW accounts                        15,384         245   1.59      14,117       227     1.61      12,638        215      1.70
      Money market
         accounts                         25,827         849   3.29      27,016       883     3.27      28,674        936      3.26
      Certificate accounts                74,618       3,823   5.12      79,155     3,985     5.03      89,831      5,109      5.69
                                        --------    --------           --------     -----             --------   --------
      Total deposits                     195,250       7,315   3.75     199,440     7,468     3.74     211,356      8,693      4.11
      Borrowed funds                      44,437       2,657   5.98      31,249     1,908     6.11         489         24      4.91
                                        --------    --------           --------     -----             --------   --------
          Total interest-
             bearing
             liabilities                 239,687       9,972   4.16     230,689     9,376     4.06     211,845      8,717      4.11
                                                    --------           --------                       --------
  Non-interest
     bearing liabilities                  35,174                         28,528                         25,432
                                        --------                       --------                       --------

          Total liabilities              274,861                        259,217                        237,277

  Retained earnings                       50,048                         26,011                         23,297
                                        --------                       --------                       --------

          Total liabilities
             and retained
            earnings                    $324,909                       $285,228                       $260,574
                                        ========                       ========                       ========

  Net interest income/
     interest rate spread(2)                        $ 13,805   3.58%             $ 11,315     3.62%              $  9,616      3.48%
                                                    ========   ====              ========     ====               ========      ====

  Net interest-earning assets/
     net interest margin(3)             $ 67,376               4.50%   $ 38,683               4.20%   $ 29,580                 3.98%
                                        ========               ====    ========               ====    ========                 ====

  Ratio of interest-earning
     assets to interest-bearing
     liabilities                                             128.11%                        116.77%                          113.96%
                                                             ======                         ======                           ======

----------

(1) In computing the average balance of loans, non-accrual loans have been included.

(2)  Interest rate spread represents the difference between the average yield on
     interest-earning   assets  and  the   average   cost  of   interest-bearing
     liabilities.

(3) Net interest margin on interest-bearing assets represents net interest income as a percentage of average-earning assets.


14 Warwick Community Bancorp, Inc. o Annual Report

                                WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES


Rate/Volume Analysis. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume) and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                                 Year Ended May 31, 1998                Year Ended May 31, 1997
                                                                       Compared to                            Compared to
                                                                 Year Ended May 31, 1997                Year Ended May 31, 1996
                                                           ---------------------------------      ---------------------------------
                                                                   Increase (Decrease)                    Increase (Decrease)
                                                                 In Net Interest Income                 In Net Interest Income
                                                                         Due to                                 Due to
                                                           ---------------------------------      ---------------------------------
                                                           Volume         Rate         Net        Volume         Rate         Net
                                                           -------      -------      -------      -------      -------      -------
                                                                                        (In thousands)
  Interest-earning assets:
      Mortgage loans, net                                  $ 3,246      $  (207)     $ 3,039      $(1,020)     $    74      $  (946)
      Consumer and other loans, net                            361          (44)         317          288           19          307
      Mortgage-backed securities                              (385)          21         (364)       5,000         (720)       4,280
      Federal funds sold                                       151            6          157         (307)          --         (307)
      Interest earning accounts at banks                        11            5           16           16           (3)          13
      Investment securities                                   (347)         268          (79)      (1,122)         133         (989)
                                                           -------      -------      -------      -------      -------      -------
                Total                                        3,037           49        3,086        2,855         (497)       2,358
                                                           -------      -------      -------      -------      -------      -------

  Interest-bearing liabilities:
      Passbook accounts                                         (4)         (15)         (19)           8          (50)         (42)
      Escrow accounts                                           20           24           44          (39)          20          (19)
      NOW accounts                                              20           (2)          18           25          (13)          12
      Money market accounts                                    (39)           5          (34)         (54)           1          (53)
      Certificates of deposits                                (228)          66         (162)        (607)        (517)      (1,124)
      Borrowed funds                                           805          (56)         749        1,510          374        1,884
                                                           -------      -------      -------      -------      -------      -------
                Total                                          574           22          596          843         (185)         658
                                                           -------      -------      -------      -------      -------      -------
Net change in net interest income                          $ 2,463      $    27      $ 2,490      $ 2,012      $  (312)     $ 1,700
                                                           =======      =======      =======      =======      =======      =======


Asset Quality

Non-Performing Loans. Management and the Board of Directors perform a monthly review of delinquent loans. The actions taken by the Bank with respect to the delinquencies vary depending on the nature of the loan and period of delinquency. The Bank's policies on residential mortgage loans provide that delinquent mortgage loans be reviewed and that a late charge notice be mailed no later than the 15th day of delinquency, with the delinquency charge assessed on the 16th day. The Bank's collection policies on residential mortgage loans essentially mirror those shown in the FNMA servicing agreements. On other loans, telephone contact and various delinquency notices at different intervals are the methods used to collect past due loans.

It is the Bank's general policy to discontinue accruing interest on all loans when management has determined that the borrower will be unable to meet contractual obligations or when interest or principal payments are 90 days past due. When a loan is classified as non-accrual, the recognition of interest income ceases. Interest previously accrued and remaining unpaid is reversed against income. Cash payments received are applied to principal, and interest income is not recognized unless management determines that the financial condition and payment record of the borrower warrant the recognition of income. If a foreclosure action is commenced and the loan is not brought current, paid in full or an acceptable workout arrangement is not agreed upon before the foreclosure sale, the real property securing the loan is generally sold at foreclosure. Property acquired by the Bank as a result of foreclosure on a mortgage loan is classified as "real estate owned" and is recorded at the lower of the unpaid balance or fair value less costs to sell at the date of acquisition and thereafter. Upon foreclosure, it is the Bank's policy to generally require an appraisal of the property and, thereafter, appraise the property on an as-needed basis.

Other Real Estate Owned. At May 31, 1998, the Bank's OREO, net, which consisted of five single-family residential properties, totaled $409 thousand and was held directly by the Bank.

The following table sets forth information regarding non-accrual loans, other past due loans and OREO. There were no troubled restructurings within the meaning of SFAS No. 15 at any of the dates presented below.


                                                                       [LOGO] 15

[LOGO]

                                                                                             At May 31,
                                                                 ------------------------------------------------------------------
                                                                  1998           1997           1996           1995           1994
                                                                 ------         ------         ------         ------         ------
                                                                                       (Dollars in thousands)
Non-accrual mortgage loans delinquent
   more than 90 days                                             $  699         $1,111         $  582         $1,093         $1,217
Non-accrual other loans delinquent
   more than 90 days                                                186             83             82            131             69
                                                                 ------         ------         ------         ------         ------
Total non-accrual loans                                             885          1,194            664          1,224          1,286
Total 90 days or more
   delinquent and still accruing                                    133            237            199            978            928
                                                                 ------         ------         ------         ------         ------
Total non-performing loans                                        1,018          1,431            863          2,202          2,214
Total foreclosed real estate,
   net of related allowance for losses                              409            224            330            493            306
                                                                 ------         ------         ------         ------         ------
Total non-performing assets                                      $1,427         $1,655         $1,193         $2,695         $2,520
                                                                 ======         ======         ======         ======         ======

Non-performing loans to total loans                                0.47%          1.02%          0.78%          1.78%          2.02%
Total non-performing assets to total assets                        0.35%          0.58%          0.44%          1.04%          1.08%

Comparison of Financial Condition at May 31, 1998 and May 31, 1997

Total assets increased $123.9 million to $410.4 million at May 31, 1998, from $286.5 million at May 31, 1997, reflecting the Company's ongoing strategy of managed growth. This increase in total assets was primarily the result of increases in the Company's interest-earning assets, as the Company grew both its loan and investment securities portfolios. The asset growth was also funded through borrowings, which increased $61.7 million to $90.0 million at May 31, 1998, and from the $61.5 million in net proceeds raised by the Company in the Offering. At May 31, 1998, the Company had $27.2 million in securities sold under repurchase agreements and $62.9 million in term loans from the Federal Home Loan Bank of New York ("FHLBNY"). Deposit liabilities increased by $1.5 million to $222.7 at May 31, 1998 from $221.2 million at May 31, 1997, primarily due to increases in demand checking accounts, NOW accounts and money market accounts, offset by the decline in time certificates.

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

================================================================================
                            Total Assets and Deposits

                                          Total Assets            Total Deposits
                                          ------------            --------------
                                                       (in millions)
5/31/94                                      $234                     $208
5/31/95                                      $259                     $229
5/31/96                                      $274                     $233
5/31/97                                      $287                     $221
5/31/98                                      $410                     $223

================================================================================

Asset growth was concentrated in mortgage loans, net which increased $50.8 million to $148.2 million at May 31, 1998 from $97.4 million at May 31, 1997. Other loans, net showed an increase of $11.1 million to $47.2 million at May 31,1998 from $36.1 million at May 31, 1997. Total securities were $170.7 million at May 31, 1998 compared to $126.4 million at May 31, 1997. Securities held-to-maturity at May 31, 1998 totaled $7.3 million as compared to $6.1 million at May 31,1997. Securities available-for-sale at May 31, 1998 totaled $163.4 million as compared to $120.3 million at May 31, 1997. This increase is primarily the result of the Bank's utilization of additional wholesale leverage transactions in order to enhance earnings.

Other assets increased $2.6 million, or 92.9%, from $2.8 million at May 31, 1997 to $5.4 million at May 31, 1998. This increase was primarily the result of an increase in capitalizable costs associated with the Bank's new full service branch office located in the town of Wallkill that opened for business on July 27, 1998. Upon being placed into service, approximate costs of $2.3 million, relating to land improvements, the construction of the building and the purchase of furniture and equipment, were reclassified to "Bank premises and equipment, net."

Total stockholders' equity increased $58.0 million to $86.1 million at May 31, 1998 from $28.1 million at May 31, 1997. This increase was primarily attributable to the $61.5 million in net proceeds raised by the Company in the Offering in connection with the Bank's Conversion.

Comparison of Operating Results for the Fiscal Years Ended May 31, 1998 and 1997

General. Net income for the fiscal year ended May 31, 1998, which included a one-time after-tax charge of $1.2 million for the establishment of the Foundation, totaled $1.9 million, or $0.30 per share, as compared to $2.9 million


16 Warwick Community Bancorp, Inc. o Annual Report

                                WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES


 [THE FOLLOWING TABLES WERE REPRESENTED BY BAR CHARTS IN THE PRINTED MATERIAL.]

================================================================================

                      Residential Mortgage Loans Originated

                            For the Year Ended May 31
1998                                                                    $124,014
1997                                                                    $ 69,026
1996                                                                    $ 85,061
1995                                                                    $ 21,302
1994                                                                    $ 24,044


                            Consumer Loans Originated

                            For the Year Ended May 31
1998                                                                    $ 13,410
1997                                                                    $ 16,774
1996                                                                    $ 10,936
1995                                                                    $  8,918
1994                                                                    $  7,150


                          Commercial Loans Originated *

                            For the Year Ended May 31
1998                                                                    $ 26,628
1997                                                                    $ 14,966
1996                                                                    $ 12,326
1995                                                                    $ 11,585
1994                                                                    $ 12,595

*    Includes renewals and refinancings.

================================================================================

for the comparable 1997 fiscal year. However, excluding the one-time charge for the Foundation, net income for the fiscal year ended May 31, 1998 would have increased 5.2% to $3.1 million, or $0.49 per share. Earnings per share results are not available for the fiscal year ended May 31, 1997 because the Company did not complete its Offering until December 1997.

Net Interest Income. Net interest margin is net interest income expressed as a percentage of total average earning assets. For the fiscal year ended May 31, 1998 the net interest margin was 4.50% as compared to 4.20% for the fiscal year ended May 31, 1997.This increase was primarily attributable to the $37.7 million increase in average interest-earning assets from $269.4 million over the fiscal year ended May 31, 1997 to $307.1 million over the fiscal year ended May 31, 1998, while average interest-bearing liabilities increased $9.0 million from $230.7 million to $239.7 million over the same period. Supplementing the increase in average interest-bearing liabilities, funding for the increase in average interest-earning assets was primarily provided by a $24.0 million increase in average retained earnings, which included the infusion of capital derived from the Offering, from $26.0 million for the fiscal year ended May 31, 1997, to $50.0 million for the comparable period ended May 31, 1998.

Net interest income for the fiscal year ended May 31, 1998 increased $2.5 million, or 22.0%, to $13.8 million, from $11.3 million for the fiscal year ended May 31, 1997.

The increase in interest income resulted primarily from the significant growth of the mortgage loan portfolio, as home purchasers and existing homeowners capitalized on the opportunities afforded by lower mortgage loan interest rates. Concurrently, the more modest increase in interest expense resulted primarily from an increase in interest on borrowed funds, coupled with a decrease in time deposit interest expense.

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

================================================================================

                                   Net Income

                                                                   (in millions)

5/31/95                                                             $  503,765
5/31/96                                                             $1,465,580
5/31/97                                                             $2,865,503
5/31/98                                                             $1,860,945*

* Impacted by $1.9 Million (before tax) contributions to The Warwick Savings Foundation and initial $730 thousand (before tax) ESOP benefit.

================================================================================

Interest Income. For the fiscal year ended May 31, 1998 interest income totaled $23.8 million as compared to $20.7 million for the fiscal year ended May 31, 1997. The $3.1 million, or 14.9%, increase in 1998 was primarily attributable to a $3.0 million, or 42.5%, increase in the amount of interest earned on the Bank's mortgage loan portfolio, which resulted primarily from an increase in the average balance of the Company's mortgage loans from $90.7 million for the fiscal year ended May 31, 1997 to $132.0 million for the fiscal year ended May 31, 1998. Interest earned on other loans and on federal funds sold during the fiscal year ended May 31, 1998 increased by $317 thousand and $157 thousand, respectively, compared to the fiscal year ended May 31, 1997. Those increases, however, were largely offset by a $443 thousand decrease in interest earned on mortgage-backed and investment securities over the same period.

The increase in the average yield on interest-earning assets to 7.74% for the fiscal year ended May 31, 1998, as compared to 7.68% for the fiscal year ended May 31, 1997, resulted in part from the sale of relatively lower yielding securities, and the purchase of higher yielding securities with portions of the proceeds from such sales, in connection with the Company's restructuring of its investment securities portfolio during the summer of 1997. However, the improvement in yield derived from investments was partially offset by lower yields earned on the Bank's loan portfolios due to lower long-term interest rates at the start of 1998.

Interest Expense. Interest expense for the fiscal year ended May 31, 1998 was $10.0 million, compared to $9.4 million for the fiscal year ended May 31, 1997, due primarily to an increase of $13.2 million in the average balance of borrowed funds, a 171 basis point increase in the average rate paid on escrow deposits and a $402 thousand increase in the average balance of escrow deposits in connection with the increase in the Company's mortgage loans and additional wholesale leverage transactions entered into during the 1998 fiscal year. These increases were partially offset by a $4.2 million decrease in the average balance of total interest-bearing deposits and by a 13 basis point decrease in the average rate paid on borrowed funds.


                                                                       [LOGO] 17

[LOGO]


Provision For Loan Losses. The provision for loan losses for the fiscal year ended May 31, 1998 increased to $592 thousand, as compared to $130 thousand for the fiscal year ended May 31, 1997. This increase resulted from management's assessment of the growth in the loan portfolio, the level of the Bank's allowance for possible loan losses and its assessment of the local economy and market conditions. For the fiscal years ended May 31, 1998 and 1997, loan charge-offs, net of recoveries, aggregated $311 thousand and $203 thousand, respectively. At May 31, 1998 and 1997, the allowance for possible loan losses totaled $1.5 million and $1.2 million, respectively, and the ratio of such allowance to non-performing loans was 123.61% at May 31, 1998, as compared to 86.09% at May 31, 1997.

Other Income. Other income, consisting of service and fee income and gains and losses on securities and loan transactions, increased by $360 thousand, or 13.0%, to $3.1 million for the fiscal year ended May 31, 1998, as compared to $2.8 million for the fiscal year ended May 31, 1997. This increase was primarily attributable to an increase of $219 thousand in service and fee income due to the growth in checking account deposits during 1998 and an increase of $258 thousand in other income associated with increased loan and loan servicing activity, which was partially offset by a $74 thousand reduction on sales of securities and a $43 thousand reduction on loan sales.

Other Expense. Other expense increased by $3.9 million to $13.2 million for the fiscal year ended May 31, 1998, as compared to $9.3 million for the fiscal year ended May 31, 1997. This increase resulted primarily from an expense of $1.9 million relating to the Company's contribution to the Foundation and an expense of $730 thousand relating to the first year's allocation of shares under the ESOP which was established in connection with the Conversion and the Offering. Salaries and employee benefits expense also increased $615 thousand, or 11.7%, due to higher levels of expenses incurred in connection with the employee benefit plans established in connection with the Conversion and the Offering and normal salary increases. Professional fees increased $343 thousand primarily as a result of various consultation and audit activities in connection with the Conversion and the Offering.

Provision for Income Taxes. The provision for income taxes decreased $452 thousand from $1.8 million for the fiscal year ended May 31, 1997 to $1.3 million for the fiscal year ended May 31, 1998. This decrease was primarily attributable to the tax benefit derived from the Company's contribution to the Foundation.

Comparison of Financial Condition at May 31, 1997 and May 31, 1996

Total assets increased $12.4 million to $286.5 million at May 31, 1997, from $274.1 million at May 31, 1996, reflecting the Company's ongoing strategy of managed growth. The asset growth was funded primarily through borrowings, which increased $20.0 million to $28.3 million at May 31, 1997. As of May 31, 1997, the Company had $23.1 million in securities sold under repurchase agreements and $5.2 million in term loans from the FHLBNY. Deposit liabilities declined by $11.8 million to $221.2 million at May 31, 1997 from $233.0 million at May 31, 1996, primarily due to continued decreases in rollovers of a February 1995 offering of a nine-month certificate of deposit account ("Premium Certificates"), initially priced slightly above local market rates to provide the Bank with additional liquidity at the time of the failure of Nationar, one of the Bank's correspondent banks. FHLBNY advances and other borrowings are used by the Bank as an alternative to traditional retail deposits and take the form of overnight advances, repriced daily, and one-month lines of credit, repriced monthly.

Asset growth was concentrated in mortgage loans, net, which increased $25.5 million to $97.4 million at May 31, 1997 from $71.9 million at May 31, 1996. This loan growth (net of amortizations and satisfactions) contrasts to a decrease of $17.6 million for the year ended May 31, 1996. In addition, other loans, net, increased $4.1 million to $36.1 million at May 31, 1997 from $32.0 million at May 31, 1996. Total securities were $126.4 million at May 31, 1997 compared to $144.3 million at May 31, 1996, reflecting the reinvestment of funds from the securities portfolio into higher yielding loans. Securities held-to-maturity at May 31, 1997 totaled $6.1 million as compared to $7.1 million at May 31, 1996. Securities available-for-sale at May 31, 1997 totaled $120.3 million as compared to $135.2 million at May 31, 1996. The Company's available-for-sale portfolio was adjusted for an unrealized gain of $1.1 million ($500 thousand after-tax) for the fiscal year ended May 31, 1997.

Other assets decreased by $4.3 million to $2.8 million at May 31, 1997, primarily due to the satisfactory liquidation of the Company's $3.9 million claim against the Superintendent of Banks of the State of New York, as receiver for Nationar, regarding the Superintendent's seizure of Nationar in early February, 1995.

As a result of adopting Statement of Financial Accounting Standards No. 122, the Bank capitalized $444 thousand of originated mortgage servicing rights during fiscal year 1996.

Total net worth increased $3.3 million to $28.1 million at May 31, 1997 from $24.8 million at May 31,1996, resulting from net income of $2.8 million and approximately $500 thousand of unrealized appreciation on securities available for sale, net of taxes.


18 Warwick Community Bancorp, Inc. o Annual Report

                                WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES


Comparison of Operating Results for the Fiscal Years Ended May 31, 1997 and 1996

General. Net income for the fiscal year ended May 31, 1997 was $2.9 million, compared to $1.5 million for the fiscal year ended May 31, 1996. The increase of $1.3 million resulted primarily from an 18% increase in the Company's net interest margin and greater profits on sales of mortgage-backed securities. Also contributing to the increase in net income was a decline in the Company's provision for income taxes due to a change in tax regulations from an effective tax rate of 41% in fiscal 1996 to 38% in fiscal 1997.

Net Interest Income. Net interest income for the fiscal year ended May 31, 1997 increased $1.7 million, or 17.7%, to $11.3 million. This increase reflects the overall rise in the Company's average interest rate spread of 14 basis points to 3.62%, and a rise in the Company's net interest margin of 22 basis points to 4.20% for the 1997 fiscal year, as well as a greater increase in interest-earning assets than interest-bearing liabilities.

Market interest rates were slightly higher in the 1997 fiscal year across the entire U.S. Treasury yield curve than in the 1996 fiscal year. While the Company realized a higher overall yield of nine basis points on its average interest-earning assets, yields on the Company's interest-bearing liabilities declined by five basis points.

Interest Income. Interest income totaled $20.7 million for the fiscal year ended May 31, 1997, compared to $18.3 million for the fiscal year ended May 31, 1996. This increase of $2.4 million, or 13.1%, reflects an increase of more than $3.3 million in interest and dividends on securities due to the securitization of approximately $50 million of the Company's mortgages in April and May of 1996, offset, in part, by a decrease in the average yield on the Company's mortgage-backed securities of 89 basis points. The increase in interest was offset, in part, by a decline of over $600 thousand in interest income on mortgage and other loans due to the decreased volume of such loans resulting mainly from such securitization, mitigated somewhat by an increase of 13 basis points in the average yield on such loans. Interest income on federal funds sold decreased substantially in the fiscal year ended May 31, 1997, as compared to the prior years, due to management's focus on extending maturities slightly, in its efforts to increase yield in a flattening yield curve environment.

Interest Expense. Interest expense on deposits and borrowings increased $660 thousand to $9.4 million for the fiscal year ended May 31, 1997, compared to $8.7 million for the fiscal year ended May 31, 1996. This increase reflects an increase in average interest-bearing liabilities of $18.8 million during the 1997 fiscal year and a decrease in the average rate paid on such liabilities of five basis points over the same period. The increase in average interest-bearing liabilities is primarily attributable to an increase in the average balance of borrowed funds to $31.2 million for the 1997 fiscal year from $489 thousand for the 1996 fiscal year. Average certificate of deposit accounts declined by approximately $10.7 million in fiscal year 1997, partially due to the maturity of the Premium Certificates which was attributable to the Company's decision not to offer premium rates in a highly competitive rate environment. While there was a 12% decline in average certificate of deposit accounts, there was a 22% decline in interest expense associated with such accounts, from $5.1 million in the fiscal year ended May 31, 1996 to $4.0 million in the 1997 fiscal year. As a result, the Company's total cost of funds decreased by five basis points, from 4.11% to 4.06%, despite the increases in market interest rates in fiscal year 1997.

Provision for Loan Losses. The provision for loan losses decreased to $130 thousand for the fiscal year ended May 31, 1997 from $140 thousand for the fiscal year ended May 31, 1996, although there was an increase in non-performing loans (consisting of loans over 90 days past due and non-accrual loans) to $1.4 million at May 31, 1997, from $863 thousand at May 31, 1996. At May 31, 1997, the percentage of the allowance for loan losses to total loans was 0.88%, as compared to 1.18% as of May 31, 1996. However, management's analysis indicated that the majority of the non-performing loans were one to four-family residential mortgage loans. Moreover, management believes that most of these loans are adequately secured by properties affording low loan-to-value ratios, based upon current evaluations. In addition, management performs a quarterly in-depth analysis of its allowance for loan losses. Based upon loan types and volumes, loan review and classification systems, and the factors described above and various other factors, management has made regular determinations that its allowance and monthly provisions are adequate.

Other Income. Other income, net, for the fiscal year ended May 31, 1997 increased $696 thousand to $2.8 million from $2.1 million for the fiscal year ended May 31, 1996. This increase was primarily attributable to increased gains on sales of mortgage-backed securities, emanating from the Company's mortgage banking operation. Total service and fee income increased 8% to $1.9 million in the fiscal year ended May 31, 1997, due to service charges and other fees reflecting increased loan and loan servicing activity, as well as increases in certain transaction fees during the 1997 fiscal year.

Other Expenses. Other expenses increased $273 thousand to $9.3 million for the fiscal year ended May 31, 1997 from $9.1 million for the fiscal year ended May 31, 1996. The increase in other expenses primarily reflects increases in salaries and employee benefits and occupancy costs. Salaries and employee benefits expense increased $206 thousand to $5.3 million for the 1997 fiscal year compared to $5.0 million for the 1996 fiscal year. This increase was primarily attributable to a general increase in salaries. Data processing costs and advertising costs increased by $156 thousand, or 32%, and $23 thousand, or 18%, respectively. The Company's ratio of other expenses to average assets decreased to 3.28% in the 1997 fiscal year from 3.48% in the 1996 fiscal year.

                                                                       [LOGO] 19

[LOGO]


Provision for Income Taxes. The provision for income taxes increased $732 thousand from $1.0 million for the fiscal year ended May 31, 1996 to $1.8 million for the fiscal year ended May 31, 1997. This increase was primarily attributable to the increase of $2.1 million, or 86%, in pre-tax income, offset by savings due to a change in the Bank's effective tax rate from 41% in fiscal 1996 to 38% in fiscal 1997.

Liquidity and Capital Resources

The Bank's primary sources of funds are retail deposits, wholesale funding from FHLBNY or other bank borrowings, securities sold under repurchase agreements, principal and interest payments on loans and securities and, to a lesser extent, proceeds from the sale of securities. While maturities and scheduled amortization of loans and securities provide an indication of the timing of the receipt of funds, changes in interest rates, economic conditions and competition strongly influence mortgage prepayment rates and deposit flows, reducing the predictability of the timing of sources of funds.

The Bank has no required regulatory liquidity ratios or balances to maintain, however, it does adhere to a Liquidity and Funds Management Policy approved by its Board of Directors, which sets minimum internal guidelines for liquidity purposes.

As a member of the FHLBNY, the Bank has the availability of two lines of credit for borrowings in the amounts of $17.0 million each, one on an overnight basis and the other on a 30-day term basis. In accordance with the FHLBNY's credit policy, the Bank now has total credit facilities available of nearly $101.9 million, inclusive of the aforementioned amounts, before the delivery of qualifying collateral is required. Additionally, the Bank has other sources of liquidity if the need arises. One source is to borrow up to $5 million from a commercial bank on an unsecured basis and the other is the ability to sell securities under repurchase agreements in an amount up to $10 million from a securities investment company.

The primary investing activities of the Bank are the origination of one to four-family residential mortgage loans, commercial real estate and commercial business loans, a variety of consumer loans, and the purchase of mortgage-backed securities and debt and equity securities. During the fiscal years ended May 31, 1998, 1997 and 1996, the Bank's disbursements for loan originations totaled $164.1 million, $100.6 million and $108.4 million, respectively. Purchases of mortgage-backed securities totaled $59.6 million, $23.2 million and $12.1 million for the fiscal years ended May 31, 1998, 1997 and 1996, respectively. Other debt and equity securities purchased during the fiscal years ended May 31, 1998, 1997 and 1996 were $65.1 million, $26.0 million and $23.4 million, respectively. The Bank's investing activities are funded primarily by borrowings, net deposit inflows, sales of loans and securities and principal repayments on loans and securities. The Bank increased borrowings at May 31, 1998 and 1997 by $61.7 million and $20 million, respectively, to fund its investments.

At May 31, 1998, the Company's total approved loan origination commitments outstanding totaled $55.5 million and the unadvanced/unused portion of commercial lines of credit totaled $5.6 million. The Company believes it will have sufficient funds available to meet its current originations and other lending commitments. Certificates of deposit scheduled to mature in one year or less from May 31, 1998 totaled $64.6 million. Based on historical experience and pricing strategy, management believes that a significant portion of such deposits will remain with the Bank.

At May 31, 1998, the Company had cash and due from banks of $11.2 million and securities available for sale of $163.4 million. Management believes these amounts, together with the Company's borrowing capabilities, to be more than adequate to meet its short-term cash needs.


  [THE FOLLWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

================================================================================

                     Net Worth or Capital Ratios of the Bank

                            For the Year Ended May 31

1998                                                                       26%
1997                                                                       20%
1996                                                                       18%
1995                                                                       16%
1994                                                                       20%

Risk-based Ratios of Tier 1 Capital.

================================================================================

Regulatory Capital Position.

The Bank is subject to minimum regulatory capital requirements imposed by the Federal Deposit Insurance Corporation which vary according to an institution's capital level and the composition of its assets. An insured institution is required to maintain Tier I capital of not less than 3.00% of total assets plus an additional amount of at least 100 to 200 basis points ("leverage capital ratio"). An insured institution must also maintain a ratio of total capital to risk-based assets of 8.00%. Although the minimum leverage capital ratio is 3.00%, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") stipulates that an institution with less than a 4.00% leverage capital ratio is deemed to be an "undercapitalized" institution, which results in the imposition of regulatory restrictions. The Bank's capital ratios qualify it to be deemed "well capitalized" under FDICIA. In addition, the Company's capital ratios exceed the minimum regulatory capital requirements imposed by the Federal Reserve Board, which are substantially similar to the requirements of the FDIC. See Note 13 to the Notes to Consolidated Financial Statements for the Bank's and the Company's regulatory capital position as of May 31, 1998 and 1997.


20 Warwick Community Bancorp, Inc. o Annual Report

                                WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES


Year 2000 Compliance.

The Year 2000 issue is the result of the inability of certain computer systems to recognize the year 2000. Many existing computer programs and systems were initially programmed with six digit dates that provided only two digits to identify the calendar year in the date field without considering the upcoming change in the century. As a result, such programs and systems may recognize a date using "00" as the year 1900 instead of the year 2000, which could result in system failures or miscalculations. Like most financial service providers, the Company and its operations may be significantly affected by the Year 2000 issue due to the nature of financial information. Software, hardware and equipment both within and outside the Company's direct control and with whom the Company electronically or operationally interfaces (i.e., third party vendors providing data processing, information system management, maintenance of computer systems and credit bureau information) are likely to be affected.

The Company has implemented a plan to respond to the Year 2000 issue and has initiated formal discussions with all of its significant suppliers to determine the extent to which the Company is vulnerable to those third parties' failure to remedy their own Year 2000 issue. The Company presently believes that, with modifications to existing software and conversions to new software, the Year 2000 issue may be mitigated without causing a material adverse impact on the operations of the Company or the Bank. However, if such modifications and conversions are not made, or are not timely completed, the Year 2000 issue could have an impact on the operations of the Company and the Bank. At this time, management of the Company does not believe that the impact and any resulting costs will be material.

Monitoring and managing the Year 2000 issue will result in additional direct and indirect costs to the Company. Direct costs include the replacement of the Company's non-compliant computer hardware and software, potential charges by third party vendors for product enhancements, cost involved in testing software products for Year 2000 compliance and any resulting costs for developing and implementing contingency plans for critical software products which are not enhanced. Indirect costs will principally consist of time devoted by existing employees in monitoring software vendor progress, testing enhanced software products and implementing any necessary contingency plans. The Company does not believe that such costs will have a material effect on its results of operations. The Company's costs associated with the Year 2000 issue have not been material to date.

Impact of Inflation and Changing Prices.

The Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Unlike industrial companies, nearly all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Impact of New Accounting Standards.

See Note 1 to Notes to the Consolidated Financial Statements.

Market for Common Stock

The Company's common stock commenced trading on the Nasdaq National Market System under the symbol "WSBI" following the completion of the Company's Offering on December 23, 1997. In the period from that date to the close of business on May 29, 1998, the last trading date in the fiscal year ended May 31, 1998, the stock's low and high sales price was $15.25 and $18.13, respectively.

As of July 31, 1998, there were 6,606,548 shares of the Company's common stock outstanding and approximately 1,614 holders of record. The holders of record include banks and brokers who act as nominees, each of whom may represent more than one stockholder.

The Board of  Directors  of the Company did not  declare  any  dividends  on the common stock during the fiscal year ended May 31, 1998. The Board of Directors of the Company may consider a policy of paying cash dividends on the common stock in the future subject to statutory and regulatory requirements. However, no decision has been made as to the amount or timing of such dividends. Declarations of dividends by the Board of Directors, if any, will depend upon a number of factors, including, but not limited to, investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, the Company's and the Bank's financial condition and results of operations, tax considerations and general economic conditions. No assurance can be given, however, that any dividends will be paid or, if commenced, will continue to be paid.


                                                                       [LOGO] 21

[LOGO]

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                              MAY 31, 1998 AND 1997

                                                                      1998              1997
                                                                  -------------    -------------
                                     ASSETS
ASSETS:
  Cash on hand and in banks                                       $  11,190,124    $  10,366,711
  Federal funds sold                                                         --        1,315,000
  Securities-
      Available-for-sale, at fair value                             163,425,416      120,301,288
      Held-to-maturity, at amortized cost (fair value of
      $7,276,933 and $6,116,184 in 1998 and 1997, respectively)       7,323,818        6,091,684
                                                                  -------------    -------------
             Total securities                                       170,749,234      126,392,972
                                                                  -------------    -------------

  Mortgage loans, net                                               148,242,725       97,440,203
  Mortgage loans held-for-sale                                       17,237,483        4,831,500
  Other loans, net                                                   47,184,643       36,051,438
  Mortgage servicing rights                                           1,051,496          835,079
  Accrued interest receivable                                         2,462,632        2,096,627
  Federal Home Loan Bank stock                                        3,392,500        1,731,300
  Bank premises and equipment, net                                    3,105,380        2,425,831
  Other real estate owned, net                                          409,363          223,782
  Other assets                                                        5,368,319        2,834,743
                                                                  -------------    -------------
             Total assets                                         $ 410,393,899    $ 286,545,186
                                                                  =============    =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILiTIES:
  Deposits                                                        $ 222,721,609    $ 221,211,137
  Mortgage escrow funds                                               2,265,878        1,397,584
  Securities sold under agreements to repurchase                     27,190,000       23,090,000
  Federal Home Loan Bank advances                                    62,850,000        5,250,000
  Accrued expenses and other liabilities                              9,216,802        7,482,034
                                                                  -------------    -------------
             Total liabilities                                      324,244,289      258,430,755
                                                                  =============    =============

COMMITMENTS AND CONTINGENCIES (NOTE 14)

STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value;
     5,000,000 shares authorized; none issued                                --               --
  Common stock, $.01 par value; 15,000,000
     shares authorized; 6,606,548 shares issued                          66,065               --
  Additional paid-in capital                                         63,386,358               --
  Retained earnings--subject to restrictions                         29,355,454       27,494,509
  Unrealized appreciation on securities, net of taxes                 1,164,946          619,922
  Less- Unallocated common stock held by ESOP                        (7,823,213)              --
                                                                  -------------    -------------
             Total stockholders' equity                              86,149,610       28,114,431
                                                                  -------------    -------------
             Total liabilities and stockholders' equity           $ 410,393,899    $ 286,545,186
                                                                  =============    =============


  The accompanying notes are an integral part of these consolidated statements.


22 Warwick Community Bancorp, Inc. o Annual Report

                                WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES


                        CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED MAY 31, 1998, 1997 AND 1996


                                                            1998           1997             1996
                                                        ------------    ------------    ------------
INTEREST INCOME:
  Interest on mortgage loans                            $ 10,191,223    $  7,151,702    $  8,098,219
  Interest on other loans                                  3,772,844       3,457,460       3,149,131
  Interest on securities                                   9,605,844      10,049,163       6,728,913
  Interest on federal funds sold                             172,638          14,504         321,903
  Interest on short-term money market instruments             34,116          18,290          34,870
                                                        ------------    ------------    ------------
             Total interest income                        23,776,665      20,691,119      18,333,036
                                                        ------------    ------------    ------------

INTEREST EXPENSE:
  Time deposits                                            3,822,525       3,984,829       5,108,712
  Money market deposits                                      848,801         882,979         936,218
  Savings deposits                                         2,549,228       2,550,704       2,580,121
  Mortgagors' escrow funds                                    93,689          49,588          68,165
  Borrowed funds                                           2,657,220       1,908,062          23,882
                                                        ------------    ------------    ------------
             Total interest expense                        9,971,463       9,376,162       8,717,098
                                                        ------------    ------------    ------------
             Net interest income                          13,805,202      11,314,957       9,615,938

PROVISION FOR LOAN LOSSES                                   (592,450)       (130,000)       (140,000)
                                                        ------------    ------------    ------------
             Net interest
             income after provision for loan losses       13,212,752      11,184,957       9,475,938
                                                        ------------    ------------    ------------

OTHER INCOmE (LOSS):
  Service and fee income                                   2,134,419       1,915,139       1,767,610
  Securities transactions                                    742,248         816,304         356,266
  Net gain on sale of loans                                   94,036         137,403         118,807
  Other income (loss)                                        169,198         (89,079)       (158,713)
                                                        ------------    ------------    ------------
             Total other income, net                       3,139,901       2,779,767       2,083,970
                                                        ------------    ------------    ------------

OTHER EXPENSES:
  Salaries and employee benefits                           5,870,423       5,255,869       5,049,942
  ESOP benefits                                              729,529              --              --
  FDIC insurance                                              27,836          12,447          53,226
  Occupancy                                                1,219,397       1,307,727       1,237,485
  Data processing                                            672,484         639,654         483,572
  Advertising                                                159,797         152,529         129,227
  Professional fees                                          583,311         240,513         325,392
  Contribution to The Warwick Savings Foundation           1,924,230              --              --
  Other                                                    2,000,434       1,734,616       1,791,244
                                                        ------------    ------------    ------------
             Total other expenses                         13,187,441       9,343,355       9,070,088
                                                        ------------    ------------    ------------
             Income before provision for income taxes      3,165,212       4,621,369       2,489,820


PROVISION FOR INCOME TAXES                                 1,304,267       1,755,866       1,024,240
                                                        ------------    ------------    ------------
             Net income                                 $  1,860,945    $  2,865,503    $  1,465,580
                                                        ============    ============    ============

WEIGHTED AVERAGE:
  Common shares                                            6,112,610          N/A              N/A
  Dilutive stock options                                          --          N/A              N/A
                                                        ------------
                                                           6,112,610          N/A              N/A
                                                        ============

EARNINGS PER SHARE SINCE CONVERSION:
  Basic                                                 $        .10          N/A              N/A
                                                        ============
  Diluted                                               $        .10          N/A              N/A
                                                        ============

  The accompanying notes are an integral part of these consolidated statements.


                                                                       [LOGO] 23

[LOGO]

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED MAY 31, 1998, 1997 AND 1996

                                                                                                        Unrealized
                                                                                                       Appreciation
                                                                         Unallocated                   (Depreciation)
                                                                           Common                      on Securities
                                             Common       Additional    Stock Held by     Retained      Available-
                                              Stock     Paid-in Capital     ESOP          Earnings     for-Sale, Net      Total
                                          ------------  --------------- -------------   ------------   -------------   ------------
BALANCE, MAY 31, 1995                     $         --   $         --   $               $ 23,163,426   $    (87,288)   $ 23,076,138
  Net income                                        --             --             --       1,465,580             --       1,465,580
     Unrealized appreciation
     on securities
     available-for-sale, net                        --             --             --              --        228,755         228,755
                                          ------------   ------------   ------------    ------------   ------------    ------------

BALANCE, MAY 31, 1996                               --             --             --      24,629,006        141,467      24,770,473
  Net income                                        --             --             --       2,865,503             --       2,865,503
  Unrealized appreciation on
     securities
     available-for-sale, net                        --             --             --              --        478,455         478,455
                                          ------------   ------------   ------------    ------------   ------------    ------------

BALANCE, May 31, 1997                               --             --             --      27,494,509        619,922      28,114,431
  Net income                                        --             --             --       1,860,945                      1,860,945
  Unrealized appreciation
     on securities
     available-for-sale, net                        --             --             --              --        545,024         545,024
  Issuance of  6,414,125 shares of
     $.01 par value common stock in
     initial public offering, net of
     conversion related expenses                64,141     61,421,084             --              --             --      61,485,225
  Issuance of 192,423 shares
     of $.01 par value common
     stock to The Warwick
     Savings Foundation                          1,924      1,922,306             --              --             --       1,924,230
  Purchase of common
     stock by ESOP                                  --             --     (8,509,774)             --             --      (8,509,774)
  Allocation of ESOP stock                          --         42,968        686,561              --             --         729,529
                                          ------------   ------------   ------------    ------------   ------------    ------------
BALANCE, MAY 31, 1998                     $     66,065   $ 63,386,358   $ (7,823,213)   $ 29,355,454   $  1,164,946    $ 86,149,610
                                          ============   ============   ============    ============   ============    ============


  The accompanying notes are an integral part of these consolidated statements.


24 Warwick Community Bancorp, Inc. o Annual Report

                                WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED MAY 31, 1998, 1997 AND 1996

                                                                                     1998              1997                 1996
                                                                              -------------       -------------       -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                  $   1,860,945       $   2,865,503       $   1,465,580
  Adjustments to reconcile net income to net cash
     provided by operating activities-
      Depreciation                                                                  455,354             459,171             428,008
      Charitable contribution of Warwick Community
         Bancorp, Inc. common stock to The
         Warwick Savings Foundation                                               1,924,230                  --                  --
      Amortization of premium on investment securities                               70,641             264,120             497,342
      Accretion of discount on investment securities                               (893,335)           (189,667)           (509,755)
      Net (increase) decrease in accrued interest receivable                       (366,005)           (154,589)            140,166
      Net (increase) decrease in mortgage
         servicing rights and other assets                                       (2,935,574)          4,111,000          (2,165,524)
      Provision for loan losses                                                     592,450             130,000             140,000
      Net (gain) on sales of loans                                                  (94,036)           (137,403)           (118,807)
      Net (gain) on sale of securities                                             (742,249)           (816,304)           (356,266)
      Net increase (decrease) in accrued interest payable                           274,104              10,496            (174,460)
      Net increase in accrued expenses and other liabilities                      1,460,664             706,750           1,539,027
                                                                              -------------       -------------       -------------
            Net cash provided by operating activities                             1,607,189           7,249,077             885,311
                                                                              -------------       -------------       -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities and calls of securities                               32,800,000          12,424,922          39,576,296
  Purchases of securities                                                      (155,073,028)        (70,743,474)       (108,398,408)
  Proceeds from sales of trading securities
     and securities available-for-sale                                           63,117,707          66,376,202          31,727,463
  Principal repayments from mortgage-backed securities                           16,446,960          10,469,393           3,637,431
  Purchases of Federal Home Loan Bank stock                                      (1,661,200)           (553,200)           (267,600)
  Net (increase) decrease in loans                                              (74,341,710)        (29,187,635)         14,537,389
  Purchases of banking premises and equipment, net                               (1,128,283)           (240,610)             60,174
                                                                              -------------       -------------       -------------
            Net cash used in investing activities                              (119,839,554)        (11,454,402)        (19,127,255)
                                                                              -------------       -------------       -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in deposits                                             1,510,472         (11,649,533)           (882,800)
  Net increase (decrease) in mortgage escrow funds                                  868,294             395,059           3,051,380
  Increase in borrowed funds                                                     61,700,000          20,040,000           8,300,000
  Purchase of common stock by ESOP                                               (8,509,774)                 --                  --
  ESOP allocation                                                                   686,561                  --                  --
  Proceeds from issuance of common stock                                         64,141,250                  --                  --
  Payments for conversion costs                                                  (2,656,025)                 --                  --
                                                                              -------------       -------------       -------------
            Net cash provided by financing activities                           117,740,778           8,785,526          10,468,580
                                                                              -------------       -------------       -------------
            Increase (decrease) in cash and cash equivalents                       (491,587)          4,580,201          (7,773,364)

CASH AND CASH EQUIVALENTS, beginning of year                                     11,681,711           7,101,510          14,874,874
                                                                              -------------       -------------       -------------
CASH AND CASH EQUIVALENTS, end of year                                        $  11,190,124       $  11,681,711       $   7,101,510
                                                                              =============       =============       =============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for-
    Interest on deposits and borrowed funds                                     $ 9,697,360       $   9,365,666       $   8,891,558
    Income taxes                                                                  1,312,041           2,117,500                  --
Reclassification from held-to-maturity to available-for-sale                             --                  --          26,180,452


 The accompanying notes are an integral part of these consolidated statements.

                                                                       [LOGO] 25

[LOGO]                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a description of the significant accounting policies followed by Warwick Community Bancorp, Inc. and subsidiary (the "Company") in the preparation of its consolidated financial statements:

BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, The Warwick Savings Bank (the "Bank"). All significant intercompany balances and transactions are eliminated in consolidation.

As more fully discussed in Note 2, Warwick Community Bancorp, Inc., a Delaware corporation, was organized by the Bank for the purpose of acquiring all of the capital stock of the Bank pursuant to the conversion of the Bank from a New York chartered mutual savings bank to a New York chartered stock savings bank. The Company is subject to the financial reporting requirements of the Securities Exchange Act of 1934, as amended.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported assets and liabilities as of the date of the consolidated statements of financial condition. The same is true of revenues and expenses reported for the period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company generally considers short-term instruments, with original maturities of three months or less, measured from their acquisition date, and highly liquid instruments readily convertible to known amounts of cash to be cash equivalents.

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds sold are sold for one-day periods.

SECURITIES

The Company classifies its securities as trading securities, available-for-sale securities, or held-to-maturity securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Trading securities are debt and equity securities that are bought principally for the purpose of selling them in the near term, and securities classified as held-to-maturity consist of debt securities which the Company has the positive intent and ability to hold to maturity and are carried at amortized cost. Securities considered neither trading nor held-to-maturity are classified as available-for-sale securities and are carried at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity (net of related deferred taxes). Trading securities are carried at fair value with unrealized gains and losses included in earnings.

Federal Home Loan Bank stock is considered restricted stock under SFAS No. 115 and, accordingly, is carried at cost.

In November 1995, the Financial Accounting Standards Board ("FASB") issued a special report on the implementation of SFAS No. 115. This special report provided an opportunity for a one-time reassessment of an institution's classification of securities as of a single measurement date between November 15, 1995 and December 31, 1995. In December 1995, the Company transferred $26,180,452 of U.S. Government agency securities and other securities to available-for-sale from the held-to-maturity portfolio.

LOANS

Loans are stated at the principal amount outstanding, net of unearned income. Loans are placed on non-accrual status when management has determined that the borrower will be unable to meet contractual principal or interest obligations or when unsecured interest or principal payments are 90 days past due. When a loan is classified as non-accrual, the recognition of interest income ceases. Interest previously accrued and remaining unpaid is reversed against income. Cash payments received are applied to principal and interest income is not recognized unless management determines that the financial condition and payment record of the borrower warrant the recognition of income.


26 Warwick Community Bancorp, Inc. o Annual Report

                                WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES


ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is a significant estimate based upon management's periodic evaluation of the loan portfolio under current economic conditions, considering factors such as the Company's past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, and the estimated value of the underlying collateral. Establishing the allowance for loan losses involves significant management judgment, utilizing the best available information at the time of review. Those judgments are subject to further review by various sources, including the Bank's regulators. While management estimates loan losses using the best available information, future adjustments to the allowance may be necessary based on changes in economic and real estate market conditions, further information obtained regarding known problem loans, the identification of additional problem loans, and other factors.

SFAS No. 114 defines an impaired loan as a loan for which it is probable, based on current information, that the lender will not collect all amounts due under the contractual terms of the loan agreement. The Company applies the impairment criteria to all loans, except for large groups of smaller balance homogenous loans that are collectively evaluated for impairment, such as residential mortgage and consumer installment loans. Income recognition and charge-off policies were not changed as a result of this statement. At May 31, 1998 and 1997, in addition to the non-accrual loans discussed in Notes 4 and 5, there were $630,946 and $504,265, respectively, of loans identified by the Company as impaired, as defined under SFAS No. 114 with no specific reserves for losses.

MORTGAGE LOANS HELD-FOR-SALE

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate, with net unrealized losses (if any) reported in earnings. Realized gains and losses on sales of loans are based on the cost of the specific loans sold.

LOAN ORIGINATION FEES AND RELATED COSTS

Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized in income using the level-yield method over the contractual life of the loans. Unamortized fees and costs on loans sold or prepaid prior to contractual maturity are recognized as an adjustment to income in the year such loans are sold or prepaid.

MORTGAGE SERVICING RIGHTS

The cost of mortgage  servicing  rights  (purchased  or  originated  rights with related loans sold) is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. For purposes of measuring impairment, the servicing rights are stratified based on the following predominant risk characteristics of the underlying loans: (a) loan type and (b) origination or securitization date.

BANK PREMISES AND EQUIPMENT

Bank premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. Equipment under capital leases is amortized on the straight-line method over the shorter of the lease term or the estimated useful life of the asset. Repairs and maintenance, as well as renewals and replacements of a routine nature, are expensed while costs incurred to improve or extend the life of existing assets are capitalized.

OTHER REAL ESTATE OWNED

Other real estate owned ("OREO") represents properties acquired through legal foreclosure. Prior to transferring a real estate loan to OREO, the loan is written down to the lower of the recorded investment in the loan or the fair value of the property. Any resulting write-downs are charged to the allowance for loan losses. Thereafter, the property is carried at the lower of cost or fair value less costs to sell, with any adjustments recorded as an increase or decrease to the allowance for losses on OREO.

INTEREST INCOME

Interest income includes interest income on loans and investment securities and dividend income received on investment securities.

The operations of the Company are substantially dependent on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Like most savings institutions, the Company's earnings are affected by changes in market interest rates and the economic factors beyond its control. Decreases in the Company's average interest rate spread could adversely affect the Company's net interest income.


                                                                       [LOGO] 27

INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax effects attributable to "temporary differences" (differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases) and tax loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if, based on an analysis of available evidence, management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax laws or rates is recognized in income in the period that includes the enactment date of the change.

EMPLOYEE STOCK OWNERSHIP PLAN

The Company follows AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6"), to account for the Warwick Community Bancorp, Inc. Employee Stock Ownership Plan ("ESOP"). SOP 93-6 requires that compensation expense be recognized for shares committed to be released to directly compensate employees equal to the fair value of the shares committed. In addition, SOP 93-6 requires that leveraged ESOP debt and related interest expense be reflected in the employer's financial statements. The application of SOP 93-6 will result in fluctuations in compensation expense as a result of changes in the fair value of the Company's common stock; however, any such compensation expense fluctuations will result in an offsetting adjustment to paid-in capital. Therefore, total capital will not be affected.

EARNINGS PER SHARE

The Company adopted SFAS No. 128, "Earnings Per Share." Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share, which reflects the potential dilution that could occur if outstanding stock options were exercised and resulted in the issuance of common stock that then shared in the earnings of the Company, is computed by dividing net income by the weighted average number of common shares and dilutive instruments. As of May 31, 1998, the Company has no securities that could be converted into common stock nor does the Company have any contracts that could result in the issuance of common stock.

RECLASSIFICATIONS

Certain reclassifications were made to the accompanying 1997 and 1996 financial statements to conform to 1998 presentation.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." These statements are effective for fiscal years beginning after December 15, 1997 and restatement of financial statements or information for earlier periods provided for comparative purposes is required. The provisions of these statements will not affect the Company's results of operations or financial condition.

In February 1998, the FASB issued SFAS No. 132 "Employers' Disclosures About Pensions and Other Post-retirement Benefits." SFAS No. 132 supercedes the disclosure requirements for pension and other post-retirement plans as set forth in SFAS No. 87 "Employers' Accounting for Pensions," SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106 "Employers' Accounting for Post-retirement Benefits Other Than Pensions." SFAS No. 132 does not address measurement or recognition for pension and other post-retirement benefit plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. Restatement of disclosures for earlier periods provided for comparative purposes is required unless the information is not readily available, in which case the notes to the financial statements shall include all available information and a description of the information not available. The provision of this statement will not affect the Company's results of operations or financial condition.

In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999 and should not be applied retroactively to financial statements of prior periods. The provisions of this statement will not affect the Company's results of operations or financial condition.


28 Warwick Community Bancorp, Inc. o Annual Report

WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES


2. CONVERSION TO STOCK FORM OF OWNERSHIP

On July 10, 1997, the Board of Trustees of the Bank adopted a proposed Plan of Conversion ("Plan") to convert the Bank from a New York mutual savings bank to a New York stock savings bank and to become a wholly owned subsidiary of the Company. The Company completed its initial public offering on December 23, 1997 and sold 6,414,125 shares of common stock resulting in proceeds of $61,485,225 net of expenses totaling $2,656,025. The Company used $30,742,613, or 50%, of the net proceeds to purchase all of the outstanding stock of the Bank. The Company also loaned $8,509,774 to the ESOP, which purchased 528,523 shares of the Company's stock.

As part of the Plan, the Bank and the Company formed The Warwick Savings Foundation and donated 192,423 shares of the Company's common stock valued at $1,924,230. The Company recorded a contribution expense charge and a corresponding deferred tax benefit of $769,692 for this donation. The formation of this private charitable foundation is to further the Bank's commitment to the communities that it serves.

The Company may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below applicable regulatory capital maintenance requirements, the amount required for the liquidation account, or if such declaration and payment would otherwise violate regulatory requirements.

3. SECURITIES

A summary of securities at May 31, 1998 and 1997 follows:

                                                                                                 1998
                                                                 -------------------------------------------------------------------
                                                                                         Gross          Gross              Estimated
                                                                  Amortized           Unrealized       Unrealized            Fair
                                                                     Cost                Gains          Losses               Value
                                                                 ------------      ------------      ------------        -----------
Securities available-for-sale:
    Debt securities-
        U.S. Government and agency
           obligations                                           $ 44,464,532      $    433,987      $   (664,499)      $ 44,234,020
        Industrial and financial                                      822,419            28,270                --            850,689
        Collateralized mortgage obligations                        19,592,884             6,060           (40,380)        19,558,564
        Mortgage-backed securities                                 81,097,563         1,192,142          (137,495)        82,152,210
                                                                 ------------      ------------      ------------       ------------
              Total debt securities                               145,977,398         1,660,459          (842,374)       146,795,483

    Common stock                                                      582,215                --            (5,678)           576,537
    Preferred stock                                                 1,101,654            20,346                --          1,122,000
    Mutual fund shares                                             13,822,573         1,122,698           (13,875)        14,931,396
                                                                 ------------      ------------      ------------       ------------
              Total securities available-for-sale                 161,483,840         2,803,503          (861,927)       163,425,416
                                                                 ------------      ------------      ------------       ------------

Securities held-to-maturity:
    U.S. Government and agency
       obligations                                                  6,658,864            14,551           (63,450)         6,609,965
    Obligations of state and political
       subdivisions                                                   664,954             2,014                --            666,968
                                                                 ------------      ------------      ------------       ------------
              Total securities held-to-maturity                     7,323,818            16,565           (63,450)         7,276,933
                                                                 ------------      ------------      ------------       ------------
              Total securities                                   $168,807,658      $  2,820,068      $   (925,377)      $170,702,349
                                                                 ============      ============      ============       ============


                                                                       [LOGO] 29

[LOGO]

                                                                                                1997
                                                                 -------------------------------------------------------------------
                                                                                      Gross             Gross              Estimated
                                                                   Amortized        Unrealized        Unrealized             Fair
                                                                     Cost             Gains             Losses              Value
                                                                 ------------      ------------      ------------        -----------
Securities available-for-sale:
    Debt securities-
        U.S. Government and
           agency obligations                                    $ 29,901,648      $    160,787      $    (40,877)      $ 30,021,558
        Public utilities                                              999,340                --            (7,710)           991,630
        Industrial and financial                                    6,991,615            51,779            (5,700)         7,037,694
        Collateralized mortgage obligations                         2,695,832                --           (11,354)         2,684,478
        Mortgage-backed securities                                 72,811,663           770,367          (310,970)        73,271,060
                                                                 ------------      ------------      ------------       ------------
              Total debt securities                               113,400,098           982,933          (376,611)       114,006,420

    Preferred stock                                                   203,518             1,011               (29)           204,500
    Mutual fund shares                                              5,597,002           493,366                --          6,090,368
                                                                 ------------      ------------      ------------       ------------
              Total securities available-for-sale                 119,200,618         1,477,310          (376,640)       120,301,288
                                                                 ------------      ------------      ------------       ------------
Securities held-to-maturity:
    U.S. Government and
       agency obligations                                           5,684,812            38,720           (16,932)         5,706,600
    Obligations of state and
       political subdivisions                                         406,872             2,712                --            409,584
                                                                 ------------      ------------      ------------       ------------
              Total securities held-to-maturity                     6,091,684            41,432           (16,932)         6,116,184
                                                                 ------------      ------------      ------------       ------------
              Total securities                                   $125,292,302      $  1,518,742      $   (393,572)      $126,417,472
                                                                 ============      ============      ============       ============


A summary of the carrying value of debt securities at May 31, 1998 by contractual maturity is shown below. Actual maturities may differ from contractual maturities because certain security issuers may have the right to call or prepay their obligations.

                                                                    After One        After Five
                                                   One Year         Through           Through          After Ten
                                                   or Less          Five Years       Ten Years           Years              Total
                                                 ------------      ------------     ------------     -----------         -----------
Available-for-sale-
    U.S. Government and
       agency obligations                       $  1,015,000      $  3,148,120      $ 19,813,760      $ 20,257,140      $ 44,234,020
    Industrial and financial                          19,836           830,853                --                --           850,689
    Collateralized mortgage
       obligations                                        --                --                --        19,558,564        19,558,564
    Mortgage-backed securities                            --         1,024,722         1,252,674        79,874,814        82,152,210
                                                ------------      ------------      ------------      ------------      ------------
        Total available-for-sale                $  1,034,836      $  5,003,695      $ 21,066,434      $119,690,518      $146,795,483
                                                ============      ============      ============      ============      ============
Held-to-maturity-
    U.S. Government and
       agency obligations                       $    309,218      $  1,349,646      $         --      $  5,000,000      $  6,658,864
    Obligations of state and
       political subdivisions                        560,000           104,954                --                --           664,954
                                                ------------      ------------      ------------      ------------      ------------
        Total held-to-maturity                  $    869,218      $  1,454,600      $         --      $  5,000,000      $  7,323,818
                                                ============      ============      ============      ============      ============


Proceeds  from  sales  of  securities  (trading  and   available-for-sale)   are
summarized as follows:

                                                                                            Years Ended May 31
                                                                     ---------------------------------------------------------------
                                                                         1998                     1997                       1996
                                                                     -----------               -----------               -----------
Proceeds from sales                                                  $63,117,707               $66,376,202               $31,727,463
                                                                     ===========               ===========               ===========
Gross gains on sales                                                 $   922,582               $ 1,046,199               $   545,577
                                                                     ===========               ===========               ===========
Gross losses on sales                                                $   180,333               $   229,895               $   189,311
                                                                     ===========               ===========               ===========

No securities held-to-maturity were sold during the three years ended May 31, 1998.

30 Warwick Community Bancorp, Inc. o Annual Report

                                WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES


4. MORTGAGE LOANS

A summary of mortgage loans at May 31, 1998 and 1997 follows:

                                                            1998                       1997
                                                       -------------              -------------
Conventional 1-4 family residential loans originated   $ 127,812,039              $  79,096,961
Conventional 1-4 family residential loans purchased        2,103,550                  2,706,457
Loans partially guaranteed by VA or insured by FHA           594,827                    748,520
Home equity loans                                         15,875,753                 13,449,077
Construction loans                                         6,703,046                  4,109,840
                                                       -------------              -------------
                                                         153,089,215                100,110,855
Undisbursed portion of construction loans                 (3,939,460)                (2,117,833)
Net deferred loan fees                                      (535,434)                  (328,740)
Allowance for loan losses                                   (371,596)                  (224,079)
                                                       -------------              -------------
                                                       $ 148,242,725              $  97,440,203
                                                       =============              =============


The Bank has sold certain conventional mortgage loans without recourse and has retained the related servicing rights. The remaining principal balances of mortgage loans serviced for others, which are not included in the accompanying consolidated financial statements, were approximately $144,283,000 and $122,311,000 at May 31, 1998 and 1997, respectively.

Mortgage loans in arrears three months or more were approximately $970,000 and $1,214,000 at May 31, 1998 and 1997, respectively. Mortgage loans on non-accrual status at May 31, 1998 and 1997 were approximately $699,000 and $1,111,000, respectively. Interest income that would have been recorded if the loans had been performing in accordance with their original terms aggregated approximately $100,000, $93,000 and $54,000 during the years ended May 31, 1998, 1997 and
1996, respectively.

5. OTHER LOANS

A summary of other loans at May 31, 1998 and 1997 follows:

                                                           1998                        1997
                                                       -------------              -------------
Commercial                                             $ 34,113,671               $ 23,417,939
Automobile                                                8,351,918                  7,738,516
Student                                                   1,352,784                  1,331,569
Credit card                                               1,239,391                  1,334,548
Other consumer loans                                      3,025,549                  3,053,852
                                                       ------------               ------------
                                                         48,083,313                 36,876,424
Net deferred loan fees                                      242,704                    182,590
Allowance for loan losses                                (1,141,374)                (1,007,576)
                                                       ------------               ------------
                                                       $ 47,184,643               $ 36,051,438
                                                       ============               ============


Commercial loans in arrears three months or more were approximately $292,000 and $121,000 at May 31, 1998 and 1997, respectively. Commercial loans on non-accrual status at May 31, 1998 and 1997 were approximately $159,000 and $26,000, respectively. Consumer loans in arrears three months or more were approximately $27,000 and $96,000 at May 31, 1998 and 1997, respectively.


                                                                       [LOGO] 31

[LOGO]


6. ALLOWANCE FOR LOAN LOSSES

The activity in the allowance for loan losses is as follows:

                                                           Years Ended May 31
                                     --------------------------------------------------------------
                                         1998                     1997                     1996
                                     -----------              -----------              ------------
Balance at beginning of period       $ 1,231,655              $ 1,304,765              $ 1,206,486
    Provision for loan losses            592,450                  130,000                  140,000
    Charge-offs                         (325,524)                (213,042)                (149,877)
  Recoveries                              14,389                    9,932                  108,156
                                     -----------              -----------              -----------
Balance at end of period             $ 1,512,970              $ 1,231,655              $ 1,304,765
                                     ===========              ===========              ===========

7. MORTGAGE SERVICING RIGHTS

Mortgage servicing rights as of May 31, 1998 and 1997 consist of the following:


                                                    1998                1997
                                                 -----------        -----------
Mortgage Servicing Rights                        $ 1,180,858        $   885,992
Less-Accumulated amortization                       (129,362)           (50,913)
                                                 -----------        -----------
                                                 $ 1,051,496        $   835,079
                                                 ===========        ===========


The Bank capitalized originated mortgage servicing rights of $342,720 and $216,047 for the years ended May 31, 1998 and 1997, respectively.

8. BANK PREMISES AND EQUIPMENT

A summary of bank premises and equipment at May 31, 1998 and 1997 follows:

                                                    1998                1997
                                                 -----------        -----------
Land                                             $ 1,169,109        $   340,587
Buildings and improvements                         2,745,075          2,720,751
Equipment                                          2,684,039          2,522,432
Furniture and fixtures                               647,091            584,896
                                                 -----------        -----------
                                                   7,245,314          6,168,666
Less-Accumulated depreciation                     (4,139,934)        (3,742,835)
                                                 -----------        -----------
                                                 $ 3,105,380        $ 2,425,831
                                                 ===========        ===========

9. DEPOSITOR ACCOUNTS

Deposit account balances and stated interest rates at May 31, 1998 and 1997 are summarized as follows:


                                               1998                                               1997
                                              Stated                                             Stated
                                               Rates                    1998                      Rates                     1997
                                            -----------              -----------               -----------               -----------
      Demand checking accounts                    --  %              $26,743,222                     --  %              $ 23,854,838
      Negotiable order of
         withdrawal accounts (NOW)          1.00 - 2.25               17,557,881               1.00 - 2.25                15,023,912
      Savings accounts                      2.00 - 3.25               80,650,580                   3.00                   80,175,311
      Money market accounts                 2.35 - 3.50               26,863,318               2.35 - 3.50                27,119,239
      Time certificates                     4.50 - 5.00               70,906,608               4.30 - 5.50                75,037,837
                                                                    ------------                                        ------------
                Total deposits                                      $222,721,609                                        $221,211,137
                                                                    ============                                        ============


32 Warwick Community Bancorp, Inc. o Annual Report

Time certificate balances at May 31, 1998 and 1997 are summarized by remaining period to contractual maturity as follows:

                                                       1998              1997
                                                   -----------       -----------
Under one year                                     $64,599,733       $69,248,768
One year to under three years                        3,998,068         3,792,718
Three years and over                                 2,308,807         1,996,351
                                                   -----------       -----------
                                                   $70,906,608       $75,037,837
                                                   ===========       ===========


The aggregate  amount of time  certificates in denominations of $100,000 or more
was  approximately   $6,107,000  and  $5,174,000  at  May  31,  1998  and  1997,
respectively.

10. INCOME TAXES

The tax effects of temporary differences that give rise to the Bank's deferred tax assets and deferred tax liabilities, on a combined basis, for federal and state tax purposes at May 31, 1998 and 1997, are as follows:

                                                                   1998     1997
                                                                   -----   -----
                                                                 (000's omitted)
Deferred tax assets:
    Charitable contribution benefit                              $  496     $ --
    Allowance for loan losses                                       620      504
    Accrued post-retirement benefits                                646      618
    Other deductible temporary differences                           49      141
                                                                 ------   ------

          Total gross deferred tax assets                         1,811    1,263
                                                                 ------   ------
Deferred tax liabilities:
    Bad debt reserves for income tax purposes in
       excess of the base-year reserves                             289      289
    Net unrealized gain on securities available-for-sale            755      438
    Other taxable temporary differences                             170      479
                                                                 ------   ------
          Total gross deferred tax liabilities                    1,214    1,206
                                                                 ------   ------
          Net deferred tax asset (included in other assets)      $  597   $   57
                                                                 ======   ======


Management believes that it is more likely than not that it will realize the net deferred tax asset.

Provision for income taxes is comprised of the following:

                                              Years Ended May 31
                              --------------------------------------------------
                                   1998              1997                1996
                              -----------        -----------        ------------
Current:
    Federal                   $ 1,636,872        $ 1,302,494        $   945,021
    State                         445,276            450,864            350,741
                              -----------        -----------        -----------
                                2,082,148          1,753,358          1,295,762
                              -----------        -----------        -----------
Deferred:
    Federal                      (614,224)           109,410           (198,026)
    State                        (163,657)          (106,902)           (73,496)
                              -----------        -----------        -----------
                                 (777,881)             2,508           (271,522)
                              -----------        -----------        -----------
                              $ 1,304,267        $ 1,755,866        $ 1,024,240
                              ===========        ===========        ===========


                                                                       [LOGO] 33

[LOGO]


The provision for income taxes for the three years ended May 31, 1998 differs from that computed at the federal statutory rate as follows:

                                                                            Years Ended May 31
                                                          --------------------------------------------------
                                                              1998              1997                 1996
                                                          -----------        -----------        ------------
Tax at federal statutory rate                             $ 1,076,172        $ 1,571,265         $   846,539
State taxes, net of federal income tax benefit                218,379            322,566             182,981
Reversal of New York State Deferred Taxes                          --           (164,817)                 --
Other                                                           9,716             26,852              (5,280)
                                                          -----------        -----------         -----------
          Total income tax expense                        $ 1,304,267        $ 1,755,866         $ 1,024,240
                                                          ===========        ===========         ===========
Effective rate                                                  41.21%             37.99%              41.14%

As a thrift institution, the Bank is subject to special provisions in the federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically have been determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves are maintained for qualifying real property loans and for non-qualifying loans in amounts equal to the excess of allowable deductions over actual bad debt losses and other reserve reductions. A supplemental reserve is also maintained. The qualifying and non-qualifying loan reserves consist of a defined base-year amount, plus additional amounts ("excess reserves") accumulated after the base year. SFAS No. 109 requires recognition of deferred tax liabilities with respect to such excess reserves, as well as any portion of the base-year amount or the supplemental reserve which is expected to become taxable (or "recaptured") in the foreseeable future.

Certain amendments to the federal tax bad debt provisions were enacted in July 1996. The federal amendments include elimination of the percentage-of-taxable-income method for tax years beginning after December 31, 1995 and imposition of a requirement to recapture into taxable income (over a six-year period) the qualifying and non-qualifying loan reserves in excess of the base-year amounts. However, such recapture requirements were suspended for each of the two successive taxable years beginning January 1, 1996 in which the Bank originates a minimum amount of certain residential loans during such years that is not less than the average of the principal amounts of such loans made by the Bank during its six taxable years preceding January 1, 1996. The Bank previously established, and will continue to maintain, a deferred tax liability with respect to such excess federal reserves.

The New York State amendments enacted in August of 1996 redesignate the Bank's State bad debt reserves at May 31, 1997 as the base-year amount and also provide for future additions to the base-year reserve using the percentage-of-taxable-income method. This change effectively eliminated the excess New York State reserves for which a deferred tax liability had been recognized, and accordingly, the Bank reduced its deferred tax liability by $164,817 (with a corresponding reduction in income tax expense) during the year ended May 31, 1997.

In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to the base-year and supplemental reserves, since the Bank does not expect that these amounts will become taxable in the foreseeable future. Under the tax laws as amended, events that would result in taxation of these reserves include: (i) reductions in the reserves for purposes other than tax bad debt losses, (ii) failure of the Bank to maintain a specified qualifying-assets ratio or meet other thrift definition tests for New York State tax purposes and (iii) certain stock redemptions, partial or complete liquidation or distribution in excess of post-1951 earnings and profits. The reserve balance of $4,713,000 at December 31, 1987 has not been subject to deferred taxes.

11. BENEFIT PLANS

Pension Plan

All eligible employees of the Bank are included in a noncontributory defined benefit pension plan administered by Actuarial Pension Analysts, Inc. Under the terms of the Plan, participants vest 100% upon completion of five years of service as defined in the plan document. The Bank's policy is to fund the consulting actuary's recommended contribution.


34 Warwick Community Bancorp, Inc. o Annual Report

WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES


The funded status of the Bank's pension plan was as follows at May 31, 1998 and 1997:

                                                                                    1998                 1997
                                                                                -----------          ------------
Actuarial present value of benefit obligations:
    Accumulated benefit obligation, including vested benefits of
       $3,474,680 and $3,188,237 at May 31, 1998 and 1997, respectively         $(3,513,332)         $(3,203,156)
    Effect of projected future compensation levels                               (1,038,139)            (915,896)
                                                                                -----------          -----------
          Projected benefit obligation                                           (4,551,471)          (4,119,052)
                                                                                -----------          -----------
Plan assets at fair value, primarily fixed income and equity funds                5,820,424            4,990,430
                                                                                -----------          -----------
          Excess of plan assets over projected benefit obligation                 1,268,953              871,378
Unrecognized net gain from past experience different from that assumed
   and effect of changes in assumptions                                          (1,096,860)            (515,120)
Unrecognized past service liability                                                 (38,937)             (45,471)
Unrecognized net transition asset                                                      --                (19,099)
                                                                                -----------          -----------
          Net prepaid pension cost (included in other assets)                   $   133,156          $   291,688
                                                                                ===========          ===========

                                                                                       Years Ended May 31
                                                                      --------------------------------------------------
                                                                         1998                1997                1996
                                                                      -----------         -----------        -----------
Net pension cost includes the following components:
    Service costs--benefits earned during the period                  $ 277,347           $ 228,068           $ 176,483
    Interest cost on projected benefit obligation                       302,451             275,763             266,739
    Actual return on assets                                            (393,466)           (357,442)           (321,582)
    Amortization of transition assets                                   (21,266)            (33,311)            (33,311)
    Amortization of prior service cost                                   (6,534)             (6,534)             (6,024)
                                                                      ---------           ---------           ---------
              Net pension cost                                        $ 158,532           $ 106,544           $  82,305
                                                                      =========           =========           =========
Major assumptions utilized as follows:
    Discount rate                                                          7.50%               7.50%               7.50%
    Rate of increase in compensation levels                                5.50                5.50                5.50
    Expected long-term rate of return on Plan assets                       8.00                8.00                8.00

Post-retirement Benefits Other Than Pensions

The Bank also provides post-retirement health care (medical and dental) benefits and life insurance benefits to certain retirees if they meet certain age and length of service requirements prior to retirement. For retirees who retire after April 24, 1996, the continuation of such benefits is conditioned upon the retiree contributing a portion of the cost of such benefits. For retirees who retire before April 25, 1996, such benefits are not conditioned upon retiree contributions.

The Bank adopted SFAS No. 106 in fiscal 1995 and changed its method of accounting for these post-retirement benefits. Under SFAS No. 106, the cost of post-retirement health care and life insurance benefits is recognized on an accrual basis as such benefits is earned by active employees. Prior to the adoption of SFAS No. 106, the Bank recognized the cost of these benefits on a cash basis.


                                                                       [LOGO] 35

[LOGO]


At  May  31,  1998  and  1997,  the  actuarial  and  accrued   liabilities   for
post-retirement health care and life insurance benefits, none of which have been funded, were as follows:

                                                                                                         1998               1997
                                                                                                     -----------        -----------
Accumulated post-retirement benefit obligations:
    Retirees                                                                                         $   540,033        $   629,490
    Other active participants                                                                            733,962            654,434
                                                                                                     -----------        -----------
          Accumulated post-retirement benefit obligation                                               1,273,995          1,283,924
Unrecognized (gain) loss                                                                                (303,975)          (200,486)
                                                                                                     -----------        -----------
          Accrued post-retirement benefit cost (including in other liabilities)                      $ 1,577,970        $ 1,484,410
                                                                                                     ===========        ===========
Effect of 1% increase in health care cost trend rate--
   accumulated post-retirement benefit obligation                                                    $   194,887        $   154,095
                                                                                                     ===========        ===========

Net  periodic   post-retirement  benefit  cost  is  included  in  the  following components:

                                                                                                 Years Ended May 31
                                                                                       ---------------------------------------------
                                                                                         1998              1997              1996
                                                                                       ---------         ---------         ---------
Service cost--benefits attributed to service during period                             $  63,209         $  59,341         $  72,156
Interest cost on accumulated post-retirement benefit obligation                           91,391           101,806           102,074
Amortization of prior service cost                                                       (35,240)             --                --
Amortization of (gains) losses                                                             4,904           (17,141)           13,845
                                                                                       ---------         ---------         ---------
          Net periodic post-retirement benefit cost                                    $ 124,264         $ 144,006         $ 188,075
                                                                                       =========         =========         =========

The accumulated post-retirement benefit obligation was determined using the projected unit cost method, as required by SFAS No. 106, and a discount rate of 7.2% in 1998, 8.00% in 1997 and 7.50% in 1996. The assumed rate of increase in future health care costs was 9.0% in 1998, 9.50% in 1997 and 10.0% in 1996, gradually decreasing to 5.0% in the year 2006 and remaining at that level thereafter.

401(k) Plan
The Bank has a 401(k) plan (the "Plan") covering full-time employees who satisfy the eligibility requirement and elect to participate in the plan. The Plan provides for employer matching contributions subject to a specified maximum. Amounts charged to operations for the years ended May 31, 1998, 1997 and 1996 were approximately $110,000, $86,000 and $65,000, respectively.

Benefit Restoration Plan
The Bank adopted the Benefit Restoration Plan of The Warwick Savings Bank ("BRP") to provide certain designated employees with the benefits that would be due to such employees under the Pension Plan, the 401(k) Plan and the ESOP if such benefits were not limited under the Internal Revenue Code. Expense related to the BRP included in the consolidated statements of income is approximately $70,000 for the year ended May 31, 1998.

Employee Stock Ownership Plan
The Company has established an ESOP for eligible employees. Generally full-time employees of the Company or the Bank who have been credited with at least 1,000 hours during a twelve-month period are eligible to participate.

The ESOP borrowed $8,509,774 at an interest rate of 8.00% from the Company and used the funds to purchase 528,523 shares of the Company's common stock issued in the Conversion. Generally, the loan is repaid principally from the Bank's discretionary contributions to the ESOP over a 10-year period. At May 31, 1998, the loan had an outstanding balance of $8,014,720. Interest expense for the obligations was $262,095 for the year ended May 31, 1998. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is paid. Contributions to the ESOP and shares released from the loan collateral in an amount proportional to the repayment of the ESOP loan are allocated among participants on the basis of compensation, as described in the plan, in the year of allocation. Benefits generally become 100% vested after seven years of vesting service and are immediately vested on death, retirement or disability. In addition, in the event of a change in control, as defined in the plan, any unvested portion of benefits shall vest immediately. Forfeitures are used to reduce employer contributions. Benefits are payable upon death, retirement, disability, or separation from service based on vesting status and share allocations made.


36 Warwick Community Bancorp, Inc. o Annual Report

                                WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES


As of May 31, 1998, 31,016 shares were allocated to participants and 13,213 shares were committed to be released. As shares are released from collateral, the shares become outstanding for earnings per share computations. As of May 31, 1998, the fair market value of the 484,294 unearned shares was $8,232,998.

12. BORROWED FUNDS AND REPURCHASED AGREEMENTS

Securities sold under agreements to repurchase at May 31, 1998 and 1997 which were transacted with a major securities firm are as follows:

                              1998                                                         1997
    ------------------------------------------------------         -----------------------------------------------------
       Amount                 Rate              Maturity               Amount              Rate               Maturity
    -------------          -------------     -------------         -------------       -------------        ------------
    $   490,000               5.64%             06/15/98           $   705,000             5.69%              06/18/97
      4,000,000               5.64              06/15/98             4,685,000             5.69               06/18/97
      1,300,000               5.95              06/19/98             1,300,000             6.00               06/19/97
      1,300,000               6.40              06/19/98             1,300,000             6.40               06/19/98
      5,000,000               5.69              06/30/98             4,700,000             6.65               07/01/98
      4,700,000               6.32              05/24/99             1,000,000             6.65               06/19/99
      1,000,000               6.65              06/19/99             4,700,000             6.32               05/24/99
      4,700,000               6.65              06/30/99             4,700,000             6.53               08/01/99
      4,700,000               6.53              08/01/99           -----------
    -----------                                                    $23,090,000
    $27,190,000                                                    ===========
    ===========


Information relating to borrowings under repurchase agreements is summarized as follows:

                                                                                               Years Ended May 31
                                                                         -----------------------------------------------------------
                                                                             1998                    1997                    1996
                                                                         ------------            -------------         -------------
Average balance during the year                                          $24,056,648              $19,685,315          $   101,075
Average interest rates during the year                                          6.18%                    6.20%                6.32%
Maximum month-end balance during the year                                 27,500,000               23,300,000            4,700,000
Securities underlying agreement at year-end:
    Amortized cost                                                        37,729,203               25,470,851            5,000,000
    Estimated market value                                                38,071,150               25,508,437            4,981,000

Federal Home Loan Bank advances are as follows at May 31, 1998 and 1997:

                                               Available           Outstanding             Rate              Maturity
                                               ---------           -----------           --------            --------
  1998:
      Revolving line of credit                 $16,982,150        $ 7,600,000              5.81%               Daily
      Repricing line of credit                  16,982,150                 --                                 Monthly
      Term loans                                                      250,000              6.96              06/19/00
                                                                    5,000,000              5.79              12/18/01
                                                                   20,000,000              5.02              01/30/08
                                                                   10,000,000              5.79              02/26/08
                                                                    5,000,000              5.26              04/30/08
                                                                    5,000,000              5.63              04/30/08
                                                                   10,000,000              5.47              05/29/01
                                                                  -----------
                                                                  $62,850,000
                                                                  ===========
  1997:
      Revolving line of credit                 $14,417,000        $        --                --                Daily
      Repricing line of credit                  14,417,000                 --                --               Monthly
      Term loans                                                      250,000              6.96               6/19/00
                                                                    5,000,000              5.79              12/18/01
                                                                  -----------
                                                                  $ 5,250,000
                                                                  ===========

In addition, the Bank has a $5 million line of credit from a commercial bank and a $10 million line of credit from a securities investment company which expire on November 30, 1998. As of May 31, 1998 and 1997 the credit lines were unused.


                                                                       [LOGO] 37

[LOGO]

13. REGULATORY CAPITAL REQUIREMENTS

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of May 31, 1998, that the Company and the Bank meet all capital adequacy requirements to which it is subject.

The most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are presented in the following table (000's omitted):

                                                                                                  To Be Well
                                                                                               Capitalized Under
                                                                    For Capital Adequacy       Prompt Corrective
                                                 Actual                   Purposes             Action Provisions
                                          --------------------       -------------------       -----------------
                                          Amount         Ratio       Amount        Ratio       Amount      Ratio
                                          ------         -----       ------        -----       ------      -----
 As of May 31, 1998:
      Total Capital
       (to risk weighted assets)        $54,910           26.27%     $16,721        >8.0%      $20,901      >10.0%
    Tier 1 Capital
       (to risk weighted assets)         53,397           25.55        8,360        >4.0        12,540      >6.0
    Tier 1 Capital
       (to average assets)               53,397           13.91       15,352        >4.0        19,190      >5.0

As of May 31, 1997:
    Total Capital
       (to risk weighted assets)        $28,726           20.33%     $11,302        >8.0%      $14,127      >10.0%
    Tier 1 Capital
       (to risk weighted assets)         27,495           19.46        5,651        >4.0         8,476      >6.0
    Tier 1 Capital
       (to average assets)               27,495            9.53       11,535        >4.0        14,419      >5.0

38 Warwick Community Bancorp, Inc. o Annual Report

                                WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES

The Company's actual capital amounts and ratios are presented in the following table (000's omitted):

                                                                                                  To Be Well
                                                                                               Capitalized Under
                                                                    For Capital Adequacy       Prompt Corrective
                                                 Actual                   Purposes             Action Provisions
                                         --------------------       --------------------       -----------------
                                         Amount         Ratio       Amount        Ratio         Amount      Ratio
                                         ------         -----       ------        -----         ------      -----
As of May 31, 1998:
   Total Capital
     (to risk weighted assets)          $86,498         40.78%     $16,968        >8.0%        $21,211       >10.0%
   Tier 1 Capital
     (to risk weighted assets)           84,985         40.07        8,484        >4.0          12,726        >6.0
   Tier 1 Capital
     (to average assets)                 84,985         21.44       15,855        >4.0          19,818        >5.0

14. COMMITMENTS AND CONTINGENCIES

Lease Commitments

Rental expense included in the statements of income was approximately $281,000, $267,000 and $249,000 for the years ended May 31, 1998, 1997 and 1996, respectively.

In 1993, the Bank entered into an agreement with a company to provide data processing services. Such agreement expires in July 2000. The commitment for future payments fluctuates with the level of service provided. The costs incurred in connection with this agreement are included in data processing expenses in the accompanying statements of income.

Loan Commitments
Loan commitments and unused lines of credit as of May 31, 1998 are as follows (with comparative totals as of May 31, 1997):

                                                         Commitments             Unused
                                                        to Originate            Lines of
                                                            Loans                Credit                  Total
                                                       --------------         ------------           -------------
      Mortgage loans                                    $  42,034,747         $         --           $  42,034,747
      Construction loans                                    7,047,106                   --               7,047,106
      Commercial loans                                             --            5,558,603               5,558,603
      Other loans                                           6,414,805                   --               6,414,805
                                                        -------------         ------------           -------------
                Total as of May 31, 1998                $  55,496,658         $  5,558,603           $  61,055,261
                                                        =============         ============           =============
                Total as of May 31, 1997                $  30,011,669         $  4,275,202           $  34,286,871
                                                        =============         ============           =============

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may expire, the total commitment amounts do not necessarily represent future cash requirements.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the loan commitments is represented by their contractual amount. The Bank controls the credit risk of loan commitments through credit approvals, limits and monitoring procedures. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the borrower.


                                                                       [LOGO] 39

[LOGO]

Concentration of Credit Risk
The Bank grants residential mortgage loans, construction loans, commercial loans and consumer loans to customers located primarily in Orange County, New York and the surrounding counties of Rockland and Dutchess in New York. The borrowers' ability to repay loan principal and accrued interest is dependent upon, among other things, the economic conditions prevailing in the Bank's lending area.

Hedging
In the normal course of business, the Bank uses off-balance sheet financial instruments primarily as part of mortgage banking hedging strategies. Such instruments generally include put options purchased and forward commitments to sell mortgage loans. As a result of interest rate fluctuations, these off-balance sheet financial instruments will develop unrealized gains or losses that mitigate changes in the underlying hedged portion of the balance sheet. When effectively used, these off-balance sheet financial instruments are designed to moderate the impact on earnings as interest rates move up or down.

Litigation
The Bank is involved in legal proceedings incurred in the normal course of business. In the opinion of management, none of these proceedings are expected to have a material effect on the consolidated financial position or results of operations of the Bank.

15. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash and Due from Banks and Federal Funds Sold
     For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

     Accrued Interest and FHLB Stock
     The carrying amount is a reasonable estimate of fair value.

     Securities
     Fair values for securities are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     Loans, net
     For certain homogeneous categories of loans, such as some residential mortgages and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

     For other loan types, fair value is based on the credit and interest rate characteristics of individual loans. These loans are stratified by type, maturity, interest rate, underlying collateral where applicable, and credit quality ratings. Fair value is estimated by discounting scheduled cash flows through estimated maturities using discount rates which in management's opinion best reflect current market interest rates that would be charged on loans with similar characteristics and credit quality. Credit risk concerns are reflected by adjusting cash flow forecasts, by adjusting the discount rate or by adjusting both.

     Depositor Accounts
     The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.


40 Warwick Community Bancorp, Inc. o Annual Report

                                WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES


     Mortgage Escrow Funds and Borrowed Funds

     The carrying amount is a reasonable estimate of fair value.

     The following is a summary of the carrying values and estimated fair values of the Bank's financial assets and liabilities at May 31, 1998 and 1997 (000's omitted):

                                                                    1998                               1997
                                                         --------------------------         --------------------------
                                                          Carrying          Fair             Carrying         Fair
                                                            Value           Value              Value          Value
                                                         ------------   -----------         ------------   -----------
      Financial assets:
          Cash on hand and in banks                      $   11,190     $   11,190         $   10,367     $    10,367
          Federal funds sold                                     --             --              1,315           1,315
          Securities                                        170,749        170,702            126,393         126,417
          Loans, net                                        212,665        215,186            138,323         139,126
          Accrued interest receivable                         2,463          2,463              2,097           2,097
          Federal Home Loan Bank stock                        3,393          3,393              1,731           1,731

      Financial liabilities:
          Demand, NOW, statement savings and
             passbook, and money market accounts          $ 151,815      $ 151,815          $ 146,173      $  146,173
          Time certificate accounts                          70,907         70,998             75,038          75,003
          Mortgage escrow funds                               2,266          2,266              1,398           1,398
          Borrowed funds                                     90,040         90,040             28,340          28,340
          Accrued interest payable                            1,486          1,486              1,211           1,211


                                                                       [LOGO] 41

[LOGO]


16. WARWICK COMMUNITY BANCORP, INC.-PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following statement of financial condition as of May 31, 1998, the statement of income for the year ended May 31, 1998, and the related statements of cash flows for the year ended May 31, 1998, reflect the Company's investment in its wholly owned subsidiary, the Bank, using the equity method of accounting.

                        STATEMENT OF FINANCIAL CONDITION
                                  MAY 31, 1998
                      (000's omitted except share amounts)

                   ASSETS
Assets:
    Cash and cash equivalents                                                           $ 19,976
    Investment securities available for sale                                               2,901
    Accrued interest receivable                                                              262
    Other assets                                                                             783
    ESOP loan to the trustee of the ESOP                                                   8,015
    Investment in The Warwick Savings Bank                                                54,503
                                                                                        --------
          Total assets                                                                  $ 86,440
                                                                                        ========

                   LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
    Other liabilities                                                                   $    252
    Income taxes payable                                                                      39
                                                                                        --------
          Total liabilities                                                                  291
                                                                                        --------
Stockholders' equity:
    Preferred stock, $.01 par value;
       5,000,000 shares  authorized;  none issued                                             --
    Common stock, $.01 par
       value; 15,000,000 shares authorized,
       6,606,548 shares issued                                                                66
    Additional paid-in capital                                                            63,386
    Less-Unallocated common stock held by ESOP                                            (7,823)
    Retained earnings - subject to restrictions                                           29,355
    Unrealized appreciation on securities available for sale, net                          1,165
                                                                                        --------
          Total stockholders' equity                                                      86,149
                                                                                        --------
          Total liabilities and stockholders' equity                                    $ 86,440
                                                                                        ========

                               STATEMENT OF INCOME
                         FOR THE YEAR ENDED MAY 31, 1998
                                 (000'S OMITTED)

Interest income:
    ESOP loan to the trustee of the ESOP                                                $    262
    Investment securities                                                                     24
                                                                                        --------
          Total interest income                                                              286

Interest expense                                                                              --
                                                                                        --------
    Net interest income before provision for loan losses                                     286

Provision for loan losses                                                                     --
                                                                                        --------
    Net interest income after provision for loan losses                                      286
                                                                                        --------
Non-interest income:
    Gain on sale of investment securities                                                     28
    Equity in undistributed net income of subsidiary bank                                  2,941
                                                                                        --------
                                                                                           2,969

Non-interest expense                                                                       2,054
                                                                                        --------
          Income before provision for income taxes                                         1,201

Income tax benefit                                                                          (660)
                                                                                        --------
          Net income                                                                    $  1,861
                                                                                        ========


42 Warwick Community Bancorp, Inc. o Annual Report

                                WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                             STATEMENT OF CASH FLOWS
                         FOR THE YEAR ENDED MAY 31, 1998
                                 (000's omitted)

Cash flows from operating activities:
      Net income                                                                      $   1,861
      Adjustments to reconcile net income to net cash
         provided by operating activities-
          Undistributed earnings of subsidiary bank                                      (2,941)
          Charitable contribution to The Warwick Savings Foundation                       1,924
          Gain on sale of securities                                                        (30)
      (Increase) decrease in assets-
          Accrued interest receivable                                                      (262)
          Other assets                                                                     (783)
      Increase in liabilities-
          Other liabilities                                                                 252
          Income taxes payable                                                               39
                                                                                      ---------
                Net cash provided by operating activities                                    60
                                                                                      ---------

Cash flows from investing activities:
      Payment made to purchase 100% of the outstanding stock of the Bank                (30,743)
      Purchases of securities available for sale                                         (4,592)
      Proceeds from sale of securities available for sale                                 1,781
                                                                                      ---------
                Net cash used in investing activities                                   (33,554)
                                                                                      ---------

Cash flows from financing activities:
      (Increase) in ESOP loan receivable                                                 (8,015)
      Proceeds from issuance of common stock                                             61,485
                                                                                      ---------
                Net cash provided by financing activities                                53,470
                                                                                      ---------
                Net increase in cash and cash equivalents                                19,976

Cash and cash equivalents, beginning of year                                                 --
                                                                                      ---------
Cash and cash equivalents, end of year                                                $  19,976
                                                                                      =========


                                                                       [LOGO] 43

[LOGO]


17. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the quarterly results of operations for the years ended May 31, 1998 and 1997:

                                                                         Three Months Ended
                                            ---------------------------------------------------------------------------
                                             May 31,            February 28,            November 30,          August 31,
                                              1998                  1998                    1997                 1997
                                            --------             ----------              ----------          ----------
Total interest income                       $  7,046             $  6,208                $  5,291            $  5,232
Total interest expense                         2,844                2,335                   2,434               2,359
Net interest income                            4,202                3,873                   2,857               2,873
Provision for loan losses                        125                  104                      60                 303
Non-interest income                              987                  764                     711                 678
Non-interest expense and
   provision for income taxes                  3,835                5,133                   2,814               2,710
Net income (loss)                              1,229                 (600)                    694                 538
Basic earnings (loss) per common share           .20                 (.10)                    N/A                 N/A
Diluted earnings (loss) per common share         .20                 (.10)                    N/A                 N/A

                                                                         Three Months Ended
                                            ---------------------------------------------------------------------------
                                             May 31,            February 28,             November 30,         August 31,
                                               1997                1997                     1996                1996
                                            --------            ----------              ------------          ---------
Total interest income                       $  5,274            $  5,356                  $  5,150            $  4,911
Total interest expense                         2,400               2,342                     2,354               2,280
Net interest income                            2,874               3,014                     2,796               2,631
Provision for loan losses                         50                  30                        30                  20
Non-interest income                              574                 539                       683                 984
Non-interest expense and provision
   for income taxes                            2,751               2,832                     2,769               2,747
Net income                                       647                 691                       680                 848
Basic earnings per common share                  N/A                 N/A                       N/A                 N/A
Diluted earnings per common share                N/A                 N/A                       N/A                 N/A


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors & Stockholders of
Warwick Community Bancorp, Inc:

We have audited the accompanying consolidated statements of financial condition of Warwick Community Bancorp, Inc. and subsidiaries as of May 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended May 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Warwick Community Bancorp, Inc. and subsidiaries as of May 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended May 31, 1998, in conformity with generally accepted accounting principles.


/s/ ARTHUR ANDERSEN LLP

New York, New York
June 19, 1998


44  Warwick Community Bancorp, Inc. o Annual Report

                                WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES


Shareholder Information

Stock Information
Warwick Community Bancorp, Inc. common stock trades on The Nasdaq Stock Market(SM) under the symbol WSBI. When trades occur, the stock is listed as either Warwick or WSBI in The Nasdaq Stock Market(SM) section of the Times Herald Record, Wall Street Journal and other leading newspapers.

The Company's common stock commenced trading on December 23, 1997. The table below shows the reported high and low sales price of the common stock from December 23, 1997 to the close of business on May 29, 1998, the last trading date of the fiscal year ended May 31, 1998.

 Fiscal Year       Quarter Ending      High            Low       Dividends Paid
--------------------------------------------------------------------------------
    1998              Feb. 28         $17.38          $15.25          N/A
                      May 31          $18.13          $15.94          N/A


Shareholder Relations Contact:
Margaret Sgombick
The Warwick Savings Bank
18 Oakland Avenue
P.O. Box 591
Warwick, NY 10990
914-986-2206, ext. 265


Shareholders wishing to change the name, address or ownership of stock, to report lost certificates or to consolidate accounts are asked to contact the Company's stock registrar and transfer agent directly:

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016
1-800-368-5948

                                                                       [LOGO] 45

[LOGO]


Executive Officers

Executive Staff
Timothy A. Dempsey, President & CEO
Ronald J. Gentile, Executive
   Vice President, COO & CRA Officer
Nancy L. Sobotor-Littell, Corporate Secretary
Lois E. Ulatowski, Assistant Secretary

Auditing
Donna M. Lyons, Senior Vice President/Auditor
Abigail M. Opper, Assistant Auditor

Branch Administration
Mary Ann More, Assistant Treasurer/
   Branch Administrator
Barbara A. Ligarzewski, Assistant Manager
Carol A. Green, Assistant Manager

Commercial Lending
Laurence D. Haggerty, Senior Vice President
C. Roland Newkirk, Vice President
Jill A. Singer, Assistant Vice President
Edward F. Lekis, Assistant Vice President
Kathryn A. Tiedemann, Assistant Treasurer

Compliance
Thomas C. Gargan, Vice President, BSA
   & Security Officer

Consumer Lending
Barbara D. Forman, Assistant Treasurer
Mary K. Serringer, Assistant Manager
Carla A. Harris, Assistant Manager

Facilities
Dominic P. Mazza, Vice President,
   Facilities Manager

Finance
Arthur W. Budich, Senior Vice President,
   Treasurer & CFO
Donna F. Parisi, Assistant Treasurer
Kathleen A. Faith-Schott, Assistant Treasurer
Karen J. Hall, Assistant Treasurer

Information Systems
Rosemary Kosinski, M.I.S. Director

Loan Servicing
Barbara A. Rudy, Senior Vice President
Edson E. Moore, Assistant Vice President
Deborah K. Langlitz, Assistant Treasurer
Mary Kearney, Manager

Marketing & Shareholder's Relations
Margaret E. Sgombick, Assistant Vice
   President/Marketing Director

Mortgage Lending
Arthur S. Anderson, Executive Director
Stephen J. Howe, Sales Manager
Lana M. Neilan, Assistant Treasurer
Stephen A. Carle, Assistant Treasurer &
   Operations Manager
Beverly S. Bates, Chief Underwriter


46  Warwick Community Bancorp, Inc. o Annual Report

                                WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES


Branch Locations

Warwick Office
18 Oakland Avenue

Pamela A. Pinnavaia, Branch Manager
Shelley M. Kirk, Customer Service Manager

Monroe Office
591 Route 17M

Michelle L. Mabee-Pawliczak,
   Assistant Treasurer/Branch Manager
Delvia L. Alsina, Assistant Branch Manager
Jean A. Kennedy, Assistant Branch Manager
Catherine A. Casson, Customer Service
   Manager

Woodbury Office
556 Route 32

Erica J. Leampreau, Branch Manager
Christine Manson, Assistant
   Branch Manager
Shivali Jaggi, Customer Service Manager

Wallkill Office
One Industrial Drive

Gerard T. Loughren, Assistant Vice
   President/Branch Manager
Lisette D. Cuba, Assistant Branch Manager
Cheryl M. Meyer, Assistant Branch
   Manager
Barbara E. Szydlowski, Customer
   Service Manager


                                                                       [LOGO] 47