Form 10-K, Exhibit 13
period 1999-12-31
WARWICK COMMUNITY BANCORP INC
filed 2000-03-31
CIK 1046209

WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES





                              FINANCIAL STATEMENTS





           INDEX



F2-F3      SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
F4-F15 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
F16        CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
F17        CONSOLIDATED STATEMENTS OF INCOME
F18        CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
F19        CONSOLIDATED STATEMENTS OF CASH FLOWS
F20-F39    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
F40        REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


                                                                              F1

                              SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


                                                       At December 31,
                             ----------------------------------------------------------------------
                                1999          1998          1997(7)        1996(7)       1995(7)
                             ----------   ------------   -------------   -----------   -------------
                                                       (In thousands)
Selected Financial Data:
  Total assets                $597,714      $445,139       $340,809       $287,363       $258,322
  Loan receivable, net (1)     349,321       261,463        179,954        129,681        143,049
  Investment securities        186,490       155,490        127,563        138,526         91,097
  Real estate owned, net           415           371            322            106            419
  Deposits                     283,072       246,886        213,513        217,221        227,422
  FHLBNY advances              201,675        79,480          5,250         13,400              -
  Securities sold under
    repurchase agreements       37,375        25,310         22,755         23,300              -
  Stockholders' equity          66,572        84,238         86,190         27,304         24,459


                                               For the Years Ended December 31,
                             ----------------------------------------------------------------------
                                1999          1998           1997          1996(7)        1995(7)
                             ----------   ------------   -------------   -----------   -------------
                                                       (In thousands)
Selected Operating Data:
  Interest income             $ 35,562      $ 28,408       $ 21,386       $ 19,596       $ 17,885
  Interest expense              16,951        11,939          9,539          8,811          8,698
                              --------      --------       --------       --------       --------
    Net interest income         18,611        16,469         11,847         10,785          9,187
  Provision for loan losses        500           500            454             60            240
                              --------      --------       --------       --------       --------
    Net interest income
     after provision for
     loan losses                18,111        15,969         11,393         10,725          8,947
  Non-interest income
    Service and fee income       2,914         2,336          2,034          2,001          1,603
    Securities transactions        524         1,109            326            828             27
    Loan transactions              109           168            128            190              5

    Other income (loss)            258            74            199            (82)          (107)
                              --------      --------       --------       --------       --------
     Total other income, net     3,805         3,687          2,687          2,937          1,528
                              --------      --------       --------       --------       --------
  Non-interest expense
     Salaries and employee
      benefits                   9,536         7,795          6,359          5,159          4,927
    FDIC insurance                  31            28             28              2            245
    Occupancy and
     equipment                   1,452         1,160          1,213          1,120          1,077
    Data processing                974           796            636            600            455
    Advertising                    500           336            175            124            147
    Professional fees            1,006           920            339            264            338
    Contribution to
     The Warwick Savings
      Foundation                     -             -          1,924              -              -
    Other operating expenses     3,208         2,470          1,849          1,915          2,045
                              --------      --------       --------       --------       --------
     Total other expenses       16,707        13,505         12,523          9,184          9,234
  Income before income tax
    expense                      5,209         6,151          1,557          4,478          1,241
  Income tax expense             2,066         2,530            658          2,031            552
                              --------      --------       --------       --------       --------
    Net income                $  3,143      $  3,621       $    899       $  2,447       $    689
                              ========      ========       ========       ========       ========



F2

                                WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES


                                                          At or For the Years Ended December 31,
                                              -----------------------------------------------------------
                                                1999        1998        1997(7)      1996(7)     1995(7)
                                              ----------  ----------  ----------   ----------   ---------
Selected Financial Ratios and Other Data (2):
 Performance Ratios:
   Return on average assets                     0.62%        0.90%       0.31%         0.89%      0.27%
   Return on average equity                     4.15         4.21        3.08          9.75       2.99
   Average equity to average assets            14.83        21.37        9.96          9.18       9.02
   Equity to total assets                      11.14        18.92       25.29          9.50       9.47
   Core deposits to total deposits (3)         68.48        71.24       64.44         64.07      63.04
   Net interest spread (4)                      3.10         3.27        3.67          3.95       3.68
   Net interest margin (5)                      3.87         4.36        4.32          4.21       3.87
   Operating expense to average assets          3.27         3.36        4.28          3.36       3.62
   Average interest-earning assets to
      average interest-bearing liabilities    121.98       134.14      118.70        107.63     105.02
   Efficiency ratio (6)                        76.70        71.53       88.94         72.29      86.43
   Book Value (8)                              13.18        12.75           -             -          -
 Regulatory Capital Ratios:
   Bank:
      Tangible capital                          9.38        11.99       16.15          9.29       9.24
      Core capital                             17.60        22.82       29.86         19.87      16.82
      Risk-based capital                       18.34        23.90       30.63         20.76      17.75
   Company:
      Tangible capital                         12.67        18.87           -             -          -
      Core capital                             23.94        35.88           -             -          -
      Risk-based capital                       24.58        36.94           -             -          -
 Asset Quality Ratios:
   Non-performing loans to total loans          0.58         0.81        0.84          1.28       0.66
   Non-performing loans to total assets         0.34         0.47        0.45          0.58       0.37
   Non-performing assets to total assets        0.41         0.55        0.61          0.73       0.59
   Allowance for loan losses to total
      loans                                     0.55         0.67        0.76          0.90       0.79
 Allowance for loan losses to non-
   performing loans                            95.33        82.95       89.79         71.35     118.58
 Other Data:
   Branch Offices                                  6            4           4             4          4

(1) Loans receivable, net, represents total loans less net deferred loan fees and the allowance for loan losses.
(2) Regulatory Capital Ratios and Asset Quality Ratios are end of period ratios. With the exception of period-end ratios, all ratios are based on average monthly balances during the periods indicated.
(3) The Bank considers the following to be core deposits: checking accounts, passbook accounts, NOW accounts and money market accounts.
(4) The interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5) The net interest margin represents net interest income as a percentage of average interest-earning assets.
(6) The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income and non-interest income excluding any gains or losses on sales of assets.
(7) The selected financial data of the Company at or for the years ended December 31, 1997, 1996 and 1995 are not derived from audited financial statements.
(8) Book value represents total stockholders' equity divided by the shares outstanding for the period, net of unearned shares held by the ESOP and RRP.


                                                                              F3

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

Warwick Community Bancorp, Inc. ("Company") is a bank holding company incorporated in September 1997 under the laws of the State of Delaware and is registered under the Bank Holding Company Act of 1956, as amended. The Company was organized at the direction of The Warwick Savings Bank ("Bank") for the purpose of acquiring all of the common stock of the Bank issued in connection with the conversion of the Bank from mutual to stock form ("Conversion"). On December 23, 1997, the Bank completed its Conversion, and the Company sold 6,414,125 shares of its common stock at a price of $10.00 per share in a subscription offering ("Offering") to certain depositors of the Bank. In connection with the Conversion and Offering, the Company established The Warwick Savings Foundation ("Foundation") and made a charitable contribution of 192,423 shares of the Company's common stock to the Foundation, which resulted in a one-time charge relating to the funding of the Foundation of $1.9 million ($1.2 million net of tax). The net proceeds from the Offering amounted to $61.5 million, and the Company contributed 50% of the net proceeds from the Offering to the Bank in exchange for all of the issued and outstanding shares of common stock of the Bank. The remaining net proceeds were retained by the Company and invested primarily in federal funds, government and federal agency mortgage-backed securities, other debt securities and equity securities. Prior to the Offering, the Company had no significant assets, liabilities or operations. The primary business of the Company is the operation of its wholly owned subsidiary, the Bank, and The Towne Center Bank, a de novo commercial bank formed by the Company under the laws of the State of New Jersey ("Commercial Bank"), which opened for business on October 26, 1999. Presently, the only significant assets of the Company are the capital stock of the Bank and the Commercial Bank, the note evidencing the loan the Company made to the Warwick Community Bancorp, Inc. Employee Stock Ownership Plan ("ESOP") to allow the ESOP to purchase 8% of the Company's common stock issued in the Offering and the investment of the net proceeds of the Offering retained by the Company.

The Bank's principal business has been and continues to be attracting retail deposits from the general public in the areas surrounding its five branches and investing those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family residential mortgage loans, mortgage-backed securities, commercial business and real estate loans and various debt and equity securities. The Commercial Bank's principal business consists of taking business and consumer deposits and making consumer and commercial loans. The Commercial Bank also invests in short duration U.S. Treasury and agency securities, mortgage-backed securities and other conservative investments deemed prudent by its Board of Directors.

While the following discussion of financial condition and results of operations includes the collective results of the Company, the Bank and the Commercial Bank, this discussion reflects primarily the Bank's activities. Unless otherwise disclosed, the information presented in this Annual Report reflects the financial condition and results of operations of the Company, the Bank and the Commercial Bank on a consolidated basis.

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

MANAGEMENT STRATEGY

The Bank has historically employed an operating strategy that emphasizes the origination of one- to four-family residential mortgage loans in its market area with both fixed and variable rates and, to an increasing degree over the past 10 years, its commercial lending business, with mostly prime rate based loans secured by real estate located mainly in Orange County, New York. Due in part to this strategy, the Bank historically has had profitable operations, resulting in a strong regulatory capital position. The Bank's goal of maintaining this position has led to an overall strategy of managed growth in both deposits and assets. The major elements of the Bank's operating strategy are to: (i) grow and diversify the Bank's loan portfolio by continuing to originate owner-occupied residential mortgage loans, commercial business and commercial real estate loans, construction loans and consumer loans in its market area; (ii) complement the Bank's mortgage lending activities by investing in mortgage-backed and other securities; (iii) maintain the Bank's relatively low cost of funds and (iv) manage the Bank's level of interest rate risk. From time to time, the Bank employs a leveraging strategy, whereby borrowings are used to fund specific investments in order to provide for a reasonable net margin of return. The Bank also seeks to attract and retain

F4

                                WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES

customers through extended office hours, low turnover of employees and prompt, flexible and personalized production of a variety of loan products. In addition, it is a goal of the Bank to increase its market share in the communities it serves through the acquisition or establishment of branch offices, and, if appropriate, the acquisition of smaller financial institutions. Additionally, it is a goal of the Bank to expand into new markets. For this reason, the Bank expanded its mortgage banking operations and lending into New Jersey, which is one of the reasons why the Company formed the Commercial Bank, which is headquartered in Bergen County, New Jersey.

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

Historically, the Bank has been a traditional thrift lender, but differentiated itself from other thrifts by also focusing on commercial lending since the late 1980's and commission-based mortgage banking operations since 1995. The Bank also adopted a more competitive pricing policy, more efficient lock-in policies to close loans faster and more streamlined Federal National Mortgage Association ("FNMA") approved processing and underwriting procedures. Additionally, the Bank's array of products has expanded to include Federal Housing Authority ("FHA"), Veterans Administration ("VA") and State of New York Mortgage Association ("SONYMA") loans. As a result, the Bank has invested a relatively large amount of its earning assets in fixed-rate loans and fixed-rate mortgage-backed securities with contractual maturities of up to 30 years. At December 31, 1999, an aggregate of $272.8 million, or 50.15% of total earning assets, were invested in such assets. Based upon the assumptions used in the following table, at December 31, 1999, the Company's total interest-bearing liabilities maturing or repricing within one year exceeded its total interest-earning assets maturing or repricing within the same time period by $152.2 million, representing a one-year cumulative "gap," as defined below, as a percentage of total assets of negative 25.46%. Accordingly, management views the Company as having a manageable gap position, but still slightly vulnerable to a rising interest rate environment.

The Bank has taken several actions, under various market conditions, designed to manage its level of interest rate risk. These actions have included: (i) increasing the percentage of the loan portfolio consisting of adjustable-rate mortgage loans and prime rate based commercial loans through originations, as market conditions permit, (ii) selling fixed-rate loans, but retaining the servicing rights, (iii) purchasing shorter-term investment securities and (iv) seeking to increase the percentage of checking accounts in its deposit base. Additionally, in the normal course of business, the Bank uses off-balance sheet financial instruments primarily as part of mortgage banking hedging strategies. Such instruments generally include put options purchased and forward commitments to sell mortgage loans. As a result of interest rate fluctuations, these financial instruments will develop unrealized gains or losses that mitigate changes in the underlying hedged portion of the balance sheet. When effectively used, these instruments are designed to moderate the impact on earnings as interest rates move up or down.

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

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1999, which are anticipated by the Bank, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined based on the earlier of term to repricing or the term to repayment of the asset or liability. The table is intended to provide an approximation of the projected repricing of assets and liabilities at December 31, 1999 on the basis of contractual maturities, anticipated prepayments and scheduled rate adjustments within a three-month period and subsequent selected time intervals. The loan amounts in the table reflect principal balances expected to be reinvested and/or repriced as a result of contractual amortization and anticipated early payoffs of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. For loans on one- to four- family residential properties and mortgage-backed securities, assumed average annual prepayment rates of 12.30% and 15.49%, respectively, were utilized.

                                                                              F5

                                                                       At December 31, 1999
                              ------------------------------------------------------------------------------------------------------
                                             More Than
                                               Three
                                             Months to      More Than       More Than       More Than
                              Three Months     Twelve      One Year to     Three Years    Five Years to    More Than Ten
                                or Less        Months      Three Years    to Five Years     Ten Years          Years         Total
                              ------------  -----------    -----------    -------------   -------------    --------------  ---------
                                                                     (Dollars in thousands)
Interest-earning assets:
  Mortgage loans (1) (5)        $ 33,308     $  19,042     $  20,400       $  18,401        $   4,544         $158,025     $253,720
  Other loans (1) (2)             31,513           606        22,535          23,706           17,996            1,645       98,001
  Mortgage-backed
    securities, fixed (5)          4,907        12,136             2               -           12,433           63,569       93,047
  Mortgage-backed
    securities, variable (5)           -         2,565             -               -                -                -        2,565
  Federal funds sold               7,665             -             -               -                -                -        7,665
  Mutual funds, common
    and preferred stock                -         4,848             -               -                -            3,118        7,966
  Investment securities:
    held-to-maturity                 645             -           700               -                -               73        1,418
  Investment securities:
    available-for-sale             3,925             -         2,053             752            4,950           69,814       81,494
                                --------     ---------     ---------       ---------        ---------         --------     --------
      Total interest-
        earning assets            81,963        39,197        45,690          42,859           39,923          296,244      545,876
Net deferred loan
  fees and costs (3)                 (44)          (29)          (60)            (59)             (30)            (239)        (461)
                                --------     ---------     ---------       ---------        ---------         --------     --------
      Net interest-
        earning assets            81,919        39,168        45,630          42,800           39,893          296,005      545,415
                                --------     ---------     ---------       ---------        ---------         --------     --------
Interest-bearing liabilities:
  Passbook accounts (4)                -        16,844             -               -                -           67,378       84,222
  Escrow accounts                      -             -             -               -                -            1,487        1,487
  NOW accounts                         -             -             -               -                -           24,976       24,976
  Money market accounts           44,479             -             -               -                -                -       44,479
  Certificates of deposit         20,807        54,120        12,733           1,563                -                -       89,223
  Borrowed funds                  81,390        55,615        24,045          13,000           65,000                -      239,050
                                --------     ---------     ---------      ----------        ---------         --------     --------
      Total interest-
        bearing liabilities      146,676       126,579        36,778          14,563           65,000           93,841      483,437
                                --------     ---------     ---------      ----------        ---------         --------     --------
  Interest rate
    sensitivity gap             $(64,757)    $ (87,411)    $   8,852       $  28,237        $ (25,107)        $202,164     $ 61,978
                                ========     =========     =========       =========        =========         ========     ========
  Cumulative interest
    rate sensitivity gap        $(64,757)    $(152,168)    $(143,316)      $(115,079)       $(140,186)        $ 61,978
                                ========     =========     =========       =========        =========         ========
  Cumulative interest
    rate sensitivity gap
    as a percentage of total
    assets                        (10.83)%      (25.46)%      (23.98)%        (19.25)%        (23.45)%           10.37%
  Cumulative net
    interest-earning assets
    as a percentage
    of cumulative interest-
    bearing liabilities            55.85%        44.31%        53.77%          64.55%          64.02%           112.82%


(1) For purposes of the gap analysis, mortgage and other loans are not reduced for the allowance for loan losses and non-performing loans.
(2) For purposes of the gap analysis, second mortgage loans are included in the "Other Loans" category.
(3) For purposes of the gap analysis, unearned fees and deferred loan origination costs are prorated.
(4) For purposes of the gap analysis, based upon the Bank's historical experience, management traditionally slots 20% of the Bank's total savings account balances into the twelve-month time horizon. The remaining 80% are viewed as long-term deposits.
(5) For loans on residential properties an average annual prepayment rate of 12.30% is utilized. Mortgage-backed securities are assumed to prepay at an average annual rate of 15.49%.



F6

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

The Company's interest rate sensitivity is also monitored by management through the use of a model which internally generates estimates of the change in net portfolio value ("NPV") over a range of interest rate change scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. For purposes of the NPV table, prepayment speeds similar to those used in the "gap" table were used, reinvestment rates were those in effect for similar products being offered and rates on core deposits were modified to reflect recent trends. The following table sets forth the Company's NPV as of December 31, 1999, as calculated by the Company.


                     Net Portfolio Value              Portfolio Value of Assets
                ------------------------------------  --------------------------
                      (Dollars in thousands)
Rate in Basis
    Points
 (Rate Shock)    $ Amount     $ Change     % Change     NPV Ratio    % Change(1)
--------------  ----------  ------------  ----------  ------------  ------------
     200         $30,925     $(31,061)       (50)%        5.68          (4.80)%
     100          47,178      (14,808)       (24)         8.30          (2.18)
    Static        61,986           --         --         10.48             --
    (100)         74,596       12,610         20         12.20           1.72
    (200)         75,435       13,449         22         12.09           1.61

(1) Based upon the portfolio value of the Company's assets assuming no change in interest rates.

As is the case with the "gap" table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV requires the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in actual market interest rates. In this regard, the NPV model presented assumes that the composition of the Company's interest rate sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Company's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Company's net interest income and will differ from actual results.

ANALYSIS OF NET INTEREST INCOME

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

AVERAGE BALANCE SHEETS. The table on the following page sets forth certain information relating to the Company for the years ended December 1999, 1998 and 1997. The yields and costs were derived by dividing interest income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances were computed based on average daily balances. The yields include deferred fees and discounts which are considered yield adjustments.

                                                                              F7

                                                        For the Years Ended December 31,
                                ----------------------------------------------------------------------------
                                                 1999                                   1998
                                -----------------------------------  ---------------------------------------
                                 Average                   Average     Average                   Average
                                 Balance     Interest    Yield/Cost    Balance      Interest    Yield/Cost
                                ----------  ----------  -----------  ----------   -----------  -------------
ASSETS:
  Interest-earning assets:
  Mortgage
    loans, net (1)               $231,444    $17,077        7.38%     $169,035      $12,693       7.51%
  Consumer and
    other loans, net(l)            63,508      5,431        8.55        46,649        4,264       9.14
  Mortgage-backed
    securities                     87,804      6,145        7.00        83,271        5,953       7.15
  Federal funds sold                  379         14        3.69         1,286           70       5.44
  Interest earning
    accounts at banks                 462         23        4.98           597           35       5.86
  Investment securities            96,932      6,872        7.09        77,292        5,393       6.98
                                 --------    -------                  --------      -------
    Total interest-
      earning assets              480,529     35,562        7.40       378,130       28,408       7.51
                                             -------                                -------
    Non-interest earning
      assets                       30,065                               24,027
                                 --------                             --------
     Total assets                $510,594                             $402,157
                                 ========                             ========
LIABILITIES AND
   STOCKHOLDERS' EQUITY:
  Interest-bearing
   liabilities:
    Passbook accounts            $ 85,379     $2,251        2.64%     $ 79,404      $ 2,323       2.93%
    Escrow deposits                 1,985        112        5.64         1,771           94       5.31
    NOW accounts                   22,676        346        1.53        17,272          277       1.60
    Money market accounts          43,002      1,673        3.89        29,986        1,078       3.60
    Certificate accounts           73,755      3,467        4.70        71,344        3,540       4.96
                                 --------    -------                  --------      -------
    Total deposits                226,797      7,849        3.46       199,777        7,312       3.66
    Borrowed funds                167,157      9,102        5.45        82,110        4,627       5.64
                                 --------    -------                  --------      -------
     Total interest-bearing
      liabilities                 393,954     16,951        4.30       281,887       11,939       4.24
                                             -------                                -------
  Non-interest bearing
     liabilities                   40,901                               34,342
                                 --------                             --------
     Total liabilities            434,855                              316,229

  STOCKHOLDERS' EQUITY             75,739                               85,928
                                 --------                             --------
     Total liabilities and
      stockholders' equity       $510,594                             $402,157
                                 ========                             ========
  Net interest income/
    interest rate spread(2)                  $18,611        3.10%                   $16,469       3.27%
                                             =======      ======                    =======     =======
  Net interest-earning
    assets/net interest
    margin(3)                    $ 86,575                   3.87%     $ 96,243                    4.36%
                                 ========                 =======     ========                  =======
  Ratio of interest-earning
     assets to interest-
     bearing liabilities                                  121.98%                               134.14%
                                                          =======                               =======



                                   For the Years Ended December 31,
                                ----------------------------------------
                                                 1997
                                ----------------------------------------
                                   Average                   Average
                                   Balance      Interest    Yield/Cost
                                -----------   -----------  -------------
ASSETS:
  Interest-earning assets:
  Mortgage
    loans, net (1)                $110,458      $ 8,756       7.93%
  Consumer and
    other loans, net(l)             38,444        3,620       9.42
  Mortgage-backed
    securities                      73,346        5,454       7.44
  Federal funds sold                 1,980          110       5.56
  Interest earning
    accounts at banks                  537           26       4.84
  Investment securities             49,782        3,420       6.87
                                  --------      -------
    Total interest-
      earning assets               274,547       21,386       7.79
                                                -------
    Non-interest earning
      assets                        18,356
                                  --------
     Total assets                 $292,903
                                  ========
LIABILITIES AND
   STOCKHOLDERS' EQUITY:
  Interest-bearing
   liabilities:
    Passbook accounts              $78,017      $ 2,312       2.96%
    Escrow deposits                  1,194           78       6.53
    NOW accounts                    14,426          230       1.59
    Money market accounts           26,200          860       3.28
    Certificate accounts            76,636        3,918       5.11
                                  --------      -------
    Total deposits                 196,473        7,398       3.77
    Borrowed funds                  34,826        2,141       6.15
                                  --------      -------
     Total interest-bearing
      liabilities                  231,299        9,539       4.12
                                                -------
  Non-interest bearing
     liabilities                    32,419
                                  --------
     Total liabilities             263,718

  STOCKHOLDERS' EQUITY              29,185
                                  --------
     Total liabilities and
      stockholders' equity        $292,903
                                  ========
  Net interest income/
    interest rate spread(2)                     $11,847       3.67%
                                                =======     =======
  Net interest-earning
    assets/net interest
    margin(3)                     $ 43,248                    4.32%
                                  ========                  =======
  Ratio of interest-earning
     assets to interest-
     bearing liabilities                                    118.70%
                                                            =======

(1) In computing the average balance of loans, non-accrual loans have been included.

(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(3) Net interest margin on interest-bearing assets represents net interest income as a percentage of average-earning assets.



F8

                                WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES

RATE/VOLUME ANALYSIS. The following table presents the extent to which changes in interest rates and changes in the volume of interest- earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume) and (iii) the net change.
The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                         Year Ended December 31, 1999        Year Ended December 31, 1998
                                                 Compared to                         Compared to
                                         Year Ended December 31, 1998        Year Ended December 31, 1997
                                    --------------------------------------------------------------------------
                                             Increase (Decrease)                 Increase (Decrease)
                                            In Net Interest Income              In Net Interest Income
                                                    Due to                              Due to
                                    ------------------------------------------------------------------------
                                       Volume        Rate        Net        Volume      Rate         Net
                                    -----------    --------    --------   ---------    --------    ---------
                                                                      (In thousands)
Interest-earning assets:
  Mortgage loans, net                 $ 4,686      $  (302)    $ 4,384     $ 4,643     $ (706)     $ 3,937
  Consumer and other loans, net         1,541         (374)      1,167         773       (129)         644
  Mortgage-backed securities              324         (132)        192         738       (239)         499
  Federal funds sold                      (49)          (7)        (56)        (39)        (1)         (40)
  Interest earning accounts at banks       (8)          (4)        (12)          3          6            9
  Investment securities                 1,370          109       1,479       1,890         83        1,973
                                      -------      -------     -------     -------     ------      -------
                  Total                 7,864         (710)      7,154       8,008       (986)       7,022
                                      -------      -------     -------     -------     -------     -------
Interest-bearing liabilities:
  Passbook accounts                       175         (247)        (72)         41        (30)          11
  Escrow accounts                          11            7          18          38        (22)          16
  NOW accounts                             87          (18)         69          45          2           47
  Money market accounts                   468          127         595         124         94          218
  Certificates of deposits                120         (193)        (73)       (271)      (107)        (378)
  Borrowed funds                        4,793         (318)      4,475       2,907       (421)       2,486
                                      -------      -------     -------     -------     ------      -------
                  Total                 5,654         (642)      5,012       2,884       (484)       2,400
                                      -------      -------     -------     -------     -------     -------
Net change in net interest income     $ 2,210      $   (68)    $ 2,142     $ 5,124     $ (502)     $ 4,622
                                      =======      =======     =======     =======     ======      =======


ASSET QUALITY

NON-PERFORMING LOANS. The Bank's management and Board of Directors perform a monthly review of delinquent loans. The actions taken by the Bank with respect to the delinquencies vary depending on the nature of the loan and period of delinquency. The Bank's policies on residential mortgage loans provide that delinquent mortgage loans be reviewed and that a late charge notice be mailed no later than the 15th day of delinquency, with the delinquency charge assessed on the 16th day. The Bank's collection policies on residential mortgage loans essentially mirror those shown in the FNMA servicing agreements. On other loans, telephone contact and various delinquency notices at different intervals are the methods used to collect past due loans.

It is the Bank's general policy to discontinue accruing interest on all loans when management has determined that the borrower will be unable to meet contractual obligations or when interest or principal payments are 90 days past due. When a loan is classified as non-accrual, the recognition of interest income ceases. Interest previously accrued and remaining unpaid is reversed against income. Cash payments received are applied to principal, and interest income is not recognized unless management determines that the financial condition and payment record of the borrower warrant the recognition of income. If a foreclosure action is commenced and the loan is not brought current, paid in full or an acceptable workout arrangement is not agreed upon before the foreclosure sale, the real property securing the loan is generally sold at foreclosure. Property acquired by the Bank as a result of foreclosure on a mortgage loan is classified as "other real estate owned" ("OREO") and is recorded at the lower of the unpaid balance or fair value less costs to sell at the date of acquisition and thereafter. Upon foreclosure, it is the Bank's policy to generally require an appraisal of the property and, thereafter, appraise the property on an as-needed basis.

OTHER REAL ESTATE OWNED. At December 31, 1999, the Bank's OREO, net, which consisted of seven single-family residential properties, totaled $415 thousand and was held directly by the Bank.

The following table sets forth information regarding non-accrual loans, other past due loans and OREO. There were no troubled debt restructurings within the meaning of Statement of Financial Accounting Standards ("SFAS") No. 15 at any of the dates presented below.

                                                                              F9

                                             At December 31,
                           -----------------------------------------------------
                             1999      1998         1997       1996       1995
                           -----------------------------------------------------
                                          (Dollars in thousands)
Non-accrual mortgage
  loans delinquent more
  than 90 days             $  693    $  631       $1,165      $1,247     $  531
Non-accrual other loans
  delinquent more than
  90 days                     521        88          246          28          3
                           ------    ------       ------      ------     ------
                                        719
   Total non-accrual loans  1,214                  1,411       1,275        534
   Total 90 days or more
     delinquent and still
     accruing                 822     1,363          114         383        424
                           ------    ------       ------      ------     ------
   Total non-performing
     loans                  2,036     2,082        1,525       1,658        958
   Total foreclosed real
     estate, net              415       371          562         433        573
                           ------    ------       ------      ------     ------
   Total non-performing
     assets                $2,451    $2,453       $2,087      $2,091     $1,531
                           ======    ======       ======      ======     ======
Non-performing loans to
  total loans                0.58%     0.81%        0.84%       1.28%      0.66%
Non-performing assets to
  total assets               0.41%     0.55%        0.61%       0.73%      0.59%


COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1999 AND DECEMBER 31, 1998

Total assets increased $152.6 million to $597.7 million at December 31, 1999 from $445.1 million at December 31, 1998, reflecting the Bank's ongoing strategy of managed growth. The increase in total assets was primarily the result of increases in the Bank's interest-earning assets, as the Bank grew both its loan and investment securities portfolios. The asset growth was also funded through borrowings, which increased $134.3 million to $239.1 million at December 31, 1999. At December 31,1999, the Bank had $37.4 million in securities sold under repurchase agreements and $201.7 million in term loans from the Federal Home Loan Bank of New York ("FHLBNY"). Deposit liabilities increased by $36.2 million to $283.1 million at December 31, 1999 from $246.9 million at December 31, 1998, primarily due to increases in time certificates, demand checking accounts, money market accounts and NOW accounts.

Asset growth was concentrated in mortgage loans, net, which increased $76.1 million to $270.7 million at December 31, 1999 from $194.6 million at December 31, 1998. Other loans, net, showed an increase of $21.4 million to $74.5 million at December 31, 1999 from $53.1 million at December 31, 1998. Total securities were $186.5 million at December 31, 1999 compared to $155.5 million at December 31, 1998. Securities held-to-maturity at December 31, 1999 totaled $1.4 million as compared to $6.0 million at December 31, 1998. Securities available-for-sale at December 31, 1999 totaled $185.1 million as compared to $149.5 million at December 31, 1998. This increase is primarily the result of the Bank's utilization of additional wholesale leveraging transactions.

Bank premises and equipment, net, increased $1.6 million, or 26.2%, from $6.2 million at December 31, 1998 to $7.8 million at December 31, 1999. This increase was primarily the result of costs associated with the opening of the Bank's newly constructed full-service branch located in the town of Newburgh, and the formation of the Commercial Bank. The FHLBNY stock portfolio increased by $7.1 million in conjunction with the increased FHLBNY advances obtained to effect the utilization of wholesale leveraging transactions.

Total stockholders' equity decreased $17.7 million to $66.6 million at December 31, 1999 from $84.2 million at December 31, 1998. This decrease was primarily attributable to the $12.3 million in open market purchases of 967,258 shares, or 14.64%, of the Company's outstanding common stock in conjunction with the Company's stock repurchase programs and the decline in accumulated other comprehensive income of $8.6 million. Also contributing to the decrease in stockholders' equity was the payment of quarterly cash dividends to shareholders amounting to $1.2 million. The decrease in stockholders' equity was partially offset by net income of $3.1 million.



F10

                                WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

GENERAL. Net income for the year ended December 31, 1999 totaled $3.1 million, or $0.57 per share, as compared to net income of $3.6 million, or $0.60 per share, for the comparable period in 1998. This decrease was primarily attributable to the increase of 23.7% in non-interest expenses, which was partially offset by the 13.0% increase in net interest income.

NET INTEREST INCOME. Net interest income for the year ended December 31, 1999 increased $2.1 million, or 13.0%, to $18.6 million, from $16.5 million for the year ended December 31, 1998.

Net interest margin is net interest income expressed as a percentage of total average earning assets. For the year ended December 31, 1999, the net interest margin was 3.87%, as compared to 4.36% for the year ended December 31, 1998. This decrease was primarily attributable to an 11 basis point decrease in the average yield earned on interest-earning assets coupled with a 6 basis point increase in the average rate paid on interest-bearing liabilities. The increase in the rate paid on interest-bearing liabilities was primarily attributable to a 29 basis point increase in the average rate paid on money market accounts and a 33 basis point increase in the average rate paid on escrow accounts, as compared to the year ended December 31, 1998. Excluding money market accounts, the rates paid on other interest-bearing liabilities decreased. Average interest-earning assets increased $102.4 million from $378.1 million for the year ended December 31, 1998 to $480.5 million for the year ended December 31, 1999, while average interest-bearing liabilities increased $112.1 million from $281.9 million to $394.0 million for the same period. In addition to the increase in average interest-bearing liabilities, average non-interest bearing liabilities increased $6.6 million from $34.3 million for the year ended December 31, 1998 to $40.9 million for the year ended December 31, 1999.

INTEREST INCOME. For the year ended December 31, 1999, interest income totaled $35.6 million as compared to $28.4 million for the year ended December 31, 1998. The $7.2 million, or 25.2%, increase was primarily attributable to a $4.4 million, or 34.5%, increase in the amount of interest earned on the Bank's mortgage loan portfolio, which resulted primarily from an increase in the average balance of the Bank's mortgage loans from $169.0 million for the year ended December 31, 1998 to $231.4 million for the year ended December 31, 1999 as home purchasers capitalized on the opportunities afforded by relatively low mortgage loan interest rates throughout much of the year. The increase in interest income was also attributable, to a lesser extent, to growth in the Bank's commercial and consumer loan portfolios. Interest earned on other loans during the year ended December 31, 1999 increased by $1.2 million, compared to the year ended December 31, 1998. The growth experienced resulted from strong loan demand as discussed above. Interest earned on mortgage-backed securities and investment securities increased by $1.7 million over the same period and resulted largely from the Bank's utilization of additional wholesale leveraging transactions in order to enhance earnings. Total interest income was further bolstered by increases in interest and dividends earned on securities, which were derived mainly from such wholesale leveraging transactions.

The average yield on interest-earning assets decreased to 7.40% for the year ended December 31, 1999, as compared to 7.51% for the year ended December 31, 1998. This was primarily due to lower yields earned on the Bank's loan and mortgage-backed securities portfolios due to lower long-term interest rates during the year ended December 31, 1999.

INTEREST EXPENSE. Interest expense for the year ended December 31, 1999 was $17.0 million, compared to $11.9 million for the year ended December 31, 1998. This increase was due primarily to an increase of $85.0 million in the average balance of borrowed funds, a 33 basis point increase in the average rate paid on escrow deposits, a $6.0 million increase in the average balance of passbook accounts, a 29 basis point increase in the average rate paid on money market accounts, and a $13.0 million increase in the average balance of money market accounts. These increases were partially offset by a 29 basis point decrease in the average rate paid on passbook accounts, a 26 basis point decrease in the average rate paid on certificate accounts and a 19 basis point decrease in the average rate paid on borrowed funds. The increase in interest expense is also attributable to an increase of $4.5 million in the interest paid on borrowings associated with the aforementioned wholesale leveraging transactions.

PROVISION FOR LOAN LOSSES. The provision for loan losses for the years ended December 31, 1999 and 1998 was $500 thousand. This provision is a result of management's assessment of the growth in the loan portfolio, the level of the Bank's allowance for possible loan losses and its assessment of the local economy and market conditions. At December 31, 1999, the allowance for possible loan losses totaled $1.9 million, and the ratio of such allowance to non-performing loans was 95.33%.

NON-INTEREST INCOME. Non-interest income, consisting primarily of service and fee income and gains and losses on securities and loan transactions, increased by $118 thousand, or 3.2%, to $3.8 million for the year ended December 31, 1999, as compared to $3.7 million for the year ended December 31, 1998. This increase was primarily attributable to an increase of $578 thousand in service and fee income due to deposit and loan growth, growth in the amount of mortgage loans serviced and the new fee income associated with the Bank's debit card and a $184 thousand increase in other income due to the absence of non-recurring expenses attributable to the Bank's town of Wallkill branch relocation incurred one year earlier. These increases were offset by a $585 thousand decrease in gains on securities transactions and a $59 thousand decrease in net gains on loan sales as the Bank elected to restructure approximately $10.0 million of the Bank's lower yielding investments into higher yielding assets and entered into fewer mortgage banking transactions.



                                                                             F11

NON-INTEREST EXPENSE. Non-interest expense increased by $3.2 million, or 23.7%, to $16.7 million for the year ended December 31, 1999, as compared to $13.5 million for the year ended December 31, 1998. This increase resulted primarily from an increase in salaries and employee benefits of $1.7 minion attributable to additions to staff necessary to attract and service a growing number of loan account and deposit account customers, and to hiring new staff members for the Company's expansion into Bergen County, New Jersey, through the formation of the Commercial Bank, and the addition of the Bank's fifth full-service branch in the town of Newburgh. Occupancy expense and data processing expense increased $292 thousand and $179 thousand, respectively, due primarily to the formation of the Commercial Bank and the Bank's expansion into the town of Newburgh. Other expenses for the year ended December 31, 1999 increased by $739 thousand primarily due to start-up expenses associated with the formation of the Commercial Bank and the town of Newburgh branch. Professional fees increased $86 thousand due to legal expenses and consulting fees associated with the Bank's implementation of a tax planning strategy to reduce its effective marginal tax rate. Advertising expense increased $164 thousand for the year ended December 31, 1999 in order to support the Bank's new full-service branch and the Company's expansion into New Jersey with the opening of the Commercial Bank, as well as to promote the Bank's name in the highly competitive mortgage loan and commercial loan arenas.

PROVISION FOR INCOME TAXES. The provision for income taxes decreased from $2.5 million for the year ended December 31, 1998 to $2.1 million for the year ended December 31, 1999. This decrease was attributable to the decrease in pre-tax income and the Bank's implementation of a tax planning strategy.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1998 AND DECEMBER 31, 1997

Total assets increased $104.3 million to $445.1 million at December 31, 1998 from $340.8 million at December 31, 1997, reflecting the Bank's ongoing strategy of managed growth. This increase in total assets was primarily the result of increases in the Bank's interest-earning assets, as the Bank grew both its loan and investment securities portfolios. The asset growth was also funded through borrowings, which increased $76.8 million to $104.8 million at December 31, 1998. At December 31, 1998, the Bank had $25.3 million in securities sold under repurchase agreements and $79.5 million in term loans from the FHLBNY. Deposit liabilities increased by $33.4 million to $246.9 million at December 31, 1998 from $213.5 million at December 31, 1997, primarily due to increases in demand checking accounts, money market accounts and NOW accounts.

Asset growth was concentrated in mortgage loans, net, which increased $61.3 million to $194.6 million at December 31, 1998 from $133.3 million at December 31, 1997. Other loans, net, showed an increase of $11.8 million to $53.1 million at December 31, 1998 from $41.3 million at December 31, 1997. Total securities were $155.5 million at December 31, 1998 compared to $127.6 million at December 31, 1997. Securities held-to-maturity at December 31, 1998 totaled $6.0 million as compared to $5.4 million at December 31, 1997. Securities available-for-sale at December 31, 1998 totaled $149.5 million as compared to $122.2 million at December 31, 1997. This increase is primarily the result of the Bank's utilization of additional wholesale leveraging transactions in order to enhance earnings.

Bank premises and equipment, net, increased $3.0 million, or 93.8%, from $3.2 million at December 31, 1997 to $6.2 million at December 31, 1998. This increase was primarily the result of the costs associated with the opening of the Bank's newly constructed full-service branch in the town of Wallkill, and from the upgrading and replacement of much of the Bank's electronic data processing hardware and software in connection with the Bank's Year 2000 compliance plan. The FHLBNY stock portfolio increased by $2.9 million in conjunction with both the Bank's larger asset size and the utilization of wholesale leveraging transactions.

Total stockholders' equity decreased $2.0 million to $84.2 million at December 31,1998 from $86.2 million at December 31, 1997. This decrease was primarily attributable to the $4.6 million in open market purchases of the Company's common stock in conjunction with the establishment of the Recognition and Retention Plan of the Company ("RRP"). Also contributing to this decrease was the payment of the Company's cash dividend to shareholders of $545 thousand. The decrease in total stockholders' equity was partially offset by net income of $3.6 million for the year ended December 31, 1998.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

GENERAL. Net income for the year ended December 31, 1998 totaled $3.6 million, or $0.60 per share, as compared to net income of $899 thousand for the comparable period in 1997. The year ended December 31, 1997 included a one-time after tax charge of $1.2 million for the establishment of the Foundation in connection with the Bank's Conversion from mutual to stock form in December 1997. Excluding the one-time charge for the Foundation, net income for the year ended December 31, 1997 would have been $2.1 million. Earnings per share results are not available for the year ended December 31, 1997 since the Company did not complete its Offering until December 23, 1997.

F12

                                WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES

NET INTEREST INCOME. Net interest income for the year ended December 31, 1998 increased $4.6 million, or 39.0% to $16.5 million, from $11.8 million for the year ended December 31, 1997. Net interest margin is net interest income expressed as a percentage of total average earning assets. For the year ended December 31, 1998 the net interest margin was 4.36%, as compared to 4.32% for the year ended December 31, 1997. This increase was primarily attributable to the $103.6 million increase in average interest-earning assets from $274.5 million at the year ended December 31, 1997 to $378.1 million at December 31, 1998, while average interest-bearing liabilities increased only $50.6 million from $231.3 million to $281.9 million over the same period. In addition, funding for the increase in average interest-earning assets was primarily provided by a $56.7 million increase in average stockholders' equity, which included the infusion of capital derived from the Offering, from $29.2 million for the year ended December 31, 1997, to $85.9 million for the comparable period ended December 31, 1998.

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

INTEREST INCOME. For the year ended December 31, 1998 interest income was $28.4 million, as compared to $21.4 million for the year ended December 31, 1997. The $7.0 million, or 32.8%, increase was attributable to a $3.9 million, or 45.0%, increase in the amount of interest earned on the Bank's mortgage loan portfolio, which resulted primarily from an increase in the average balance of the Bank's mortgage loans from $110.5 million for the year ended December 31, 1997 to $169.0 million for the year ended December 31, 1998. The increase in interest income was also attributable, to a lesser extent, to growth in the Bank's commercial and consumer loan portfolios. Interest earned on other loans during the year ended December 31, 1998 increased by $644 thousand, compared to the year ended December 31, 1997. Interest earned on investment and mortgage-backed securities during the year ended December 31, 1998 increased by $2.5 million over the same period, largely as a result of the Bank's utilization of additional wholesale leveraging transactions in order to enhance earnings. Total interest income was further bolstered by increases in interest and dividends earned on securities, which were derived mainly from such wholesale leveraging transactions.

The average yield on interest-earning assets decreased to 7.51% for the year ended December 31, 1998, as compared to 7.79% for the year ended December 31, 1997. This was primarily due to the lower yields earned on the Bank's loan portfolio and mortgage-backed securities portfolio due to lower long-term interest rates during the year ended December 31, 1998.

INTEREST EXPENSE. Interest expense for the year ended December 31, 1998 was $11.9 million, compared to $9.5 million for the year ended December 31, 1997. This increase was due primarily to an increase of $47.3 million in the average balance of borrowed funds, a 32 basis point increase in the average rate paid on money market accounts and a $3.8 million increase in the average balance of money market accounts. These increases were partially offset by a $5.3 million decrease in the average balance of certificate accounts and by a 51 basis point decrease in the average rate paid on borrowed funds. The increase in interest expense is also attributable to an increase of $2.5 million in the interest paid on borrowings associated with the aforementioned wholesale leveraging transactions.

PROVISION FOR LOAN LOSSES. The provision for loan losses for the year ended December 31, 1998 increased to $500 thousand, as compared to $454 thousand for the year ended December 31, 1997. This increase resulted from management's assessment of the growth in the loan portfolio, the level of the Bank's allowance for possible loan losses and its assessment of the local economy and market conditions. At December 31, 1998, the allowance for possible loan losses totaled $1.7 million, and the ratio of such allowance to non-performing loans was 82.95%.

NON-INTEREST INCOME. Non-interest income, consisting of service and fee income and gains and losses on securities and loan transactions, increased by $1.0 million, or 37.2%, to $3.7 million for the year ended December 31, 1998, as compared to $2.7 million for the year ended December 31, 1997. This increase was primarily attributable to an increase of $782 thousand in gains on securities transactions, an increase of $301 thousand in service and fee income due to growth in checking account deposits during 1998 and an increase of $40 thousand in net gains on loan sales, and was partially offset by a $125 thousand reduction in other income associated with write-offs of leasehold improvements and equipment that resulted from the closing of the Bank's full-service leased branch and the simultaneous opening of the Bank's new full-service branch in the town of Wallkill.

NON-INTEREST EXPENSE. Non-interest expense increased by $981 thousand to $13.5 million for the year ended December 31, 1998, as compared to $12.5 million for the year ended December 31, 1997. This increase resulted primarily from an increase in salaries and employee benefits of $1.4 million attributable to additions to staff necessary to attract and service a growing number of loan account and deposit account customers. Professional fees increased $581 thousand primarily as a result of ongoing consultation and audit activities in connection with the Company's new legal structure following the Offering and the Bank's Conversion. Advertising expense increased $161 thousand in order to support the Bank's branch relocation and grand opening, and to promote the Bank's name in the highly competitive mortgage loan and commercial loan arenas. Data processing expense increased $159 thousand due to expense associated with becoming Year 2000 compliant. Other expenses increased $621 thousand due to increased costs associated with the increase in the loan portfolio. Partially offsetting these increases was the decrease of $1.9 million in contribution to the Foundation for the year ended December 31, 1998 due to the one-time charge for the contribution to the Foundation during 1997.

PROVISION FOR INCOME TAXES. The provision for income taxes increased from $658 thousand for the year ended December 31, 1997 to $2.5 million for the year ended December 31, 1998. This increase was attributable to the increase in pre-tax income.

                                                                             F13

LIQUIDITY AND CAPITAL RESOURCES

Following the completion of the Bank's Conversion and the Company's Offering in December 1997, the Company's principal business was that of its subsidiary, the Bank. The Company invested 50% of the net proceeds from the Offering in the Bank and retained the remaining net proceeds. The remaining net proceeds were initially invested primarily in federal funds, government and federal agency mortgage-backed securities, other debt securities, equity securities and a loan to the trustee of the ESOP. The Bank can pay dividends to the Company, to the extent such dividends are permitted by law, which serves as an additional source of liquidity for the Company.

The Company's liquidity is available to, among other things, support future expansion of operations or diversification into other banking related businesses, pay dividends or repurchase its common stock. On April 6, 1999, the Company's Board of Directors authorized its second stock repurchase program covering the repurchase of up to 313,811 shares (5%) of the Company's outstanding common stock. On September 27, 1999, the Company's Board of Directors authorized its third stock repurchase program covering the repurchase of up to 298,120 shares (5%) of the Company's outstanding common stock. On December 14, 1999, the Company's Board of Directors authorized its fourth stock repurchase program covering the repurchase of up to 283,214 shares (5%) of the Company's outstanding common stock. During 1999, the Company utilized its liquidity to repurchase a total of 967,258 shares of the Company's outstanding common stock at a total cost of $12.3 million. During 1999, the Company's Board of Directors declared and the Company paid four quarterly cash dividends aggregating $0.195 per share, or a total of $1.2 million.

Restrictions on the amount of dividends the Company and the Bank may declare can affect the Company's liquidity and cash flow needs. Dividend payments by the Company must be within certain guidelines of the Federal Reserve Board. In addition, under Delaware law, the Company may generally only pay dividends from its capital surplus, or if no such surplus exists, from its net profits for the current and preceding year.

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

The Bank adheres to a Liquidity and Funds Management Policy approved by its Board of Directors, which sets minimum internal guidelines for liquidity purposes. As a member of the FHLBNY, the Bank has the availability of two lines of credit for borrowings in the amounts of $39.0 million and $22.0 million, one on an overnight basis and the other on a 30-day term basis. In accordance with the FHLBNY's credit policy, the Bank now has total credit facilities available of nearly $296.0 million, inclusive of the aforementioned amounts, before the delivery of qualifying collateral is required. Additionally, the Bank has other sources of liquidity if the need arises. One source is to borrow up to $5 million from a commercial bank on an unsecured basis and the other is the ability to sell securities under repurchase agreements in an amount up to $10 million from a securities investment company.

The primary investing activities of the Bank are the origination of one- to four-family residential mortgage loans, commercial real estate and commercial business loans, a variety of consumer loans, and the purchase of mortgage-backed securities and debt and equity securities. During the years ended December 31, 1999, 1998 and 1997, the Bank's disbursements for loan originations totaled $214.4 million, $218.3 million and $113.8 million, respectively. Purchases of mortgage-backed securities totaled $79.6 million, $110.4 million and $29.3 million for the years ended December 31, 1999, 1998 and 1997, respectively. Other debt and equity securities purchased during the years ended December 31, 1999, 1998 and 1997, were $50.5 million, $57.6 million and $31.5 million, respectively. The Bank's investing activities are funded primarily by borrowings, net deposit inflows, sales of loans and securities and principal repayments on loans and securities. The Bank increased borrowings at December 31, 1999 and 1998 by $134.3 million and $76.8 million, respectively, to fund its investments.

At December 31, 1999, the Bank's total approved loan origination commitments outstanding totaled $70.9 million and the unadvanced/unused portion of commercial lines of credit totaled $9.2 million. The Bank believes it will have sufficient funds available to meet its current originations and other lending commitments. Certificates of deposit scheduled to mature in one year or less from December 31, 1999 totaled $74.9 million. Based on historical experience and pricing strategy, management believes that a significant portion of such deposits will remain with the Bank.

At December 31, 1999, the Bank had cash and due from banks of $22.2 million, Federal funds sold of $7.7 million and securities available-for-sale of $185.1 million. Management believes these amounts, together with the Bank borrowing capabilities, to be more than adequate to meet its short-term cash needs.

The Bank's ability to pay dividends to the Company is also subject to certain restrictions. Under the New York State Banking Law, dividends may generally be paid only from the net profits of the Bank. The approval of the Superintendent of Banks of the State of New York (the "Superintendent") is required if the total of all dividends declared in any calendar year will exceed the net profits for that year plus the retained net profits of the preceding two years, less any required transfers. In addition, no dividends may be declared, credited or paid if the effect thereof would cause the Bank's capital to be reduced below the amount required by the Superintendent or the FDIC. During 1999, the Board of Directors of the Bank declared and paid a dividend to the Company on December 10, 1999 totaling $1.0 million.



F14

                                WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES

REGULATORY CAPITAL POSITION

The Bank is subject to minimum regulatory capital requirements imposed by the Federal Deposit Insurance Corporation which vary according to an institution's capital level and the composition of its assets. An insured institution is required to maintain Tier I capital of not less than 3.00% of total assets plus an additional amount of at least 100 to 200 basis points ("leverage capital ratio"). An insured institution must also maintain a ratio of total capital to risk-based assets of at least 8.00%. Although the minimum leverage capital ratio is 3.00%, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") stipulates that an institution with less than a 4.00% leverage capital ratio is deemed to be an "undercapitalized" institution, which results in the imposition of regulatory restrictions. The Bank's capital ratios qualify it to be deemed "well capitalized" under FDICIA. In addition, the Company's capital ratios exceed the minimum regulatory capital requirements imposed by the Federal Reserve Board, which are substantially similar to the requirements of the FDIC. See Note 13 to the Notes to Consolidated Financial Statements for the Bank's, the Commercial Bank's and the Company's regulatory capital position as of December 31, 1999 and 1998.

READINESS FOR THE YEAR 2000 AND ACTUAL EXPERIENCE

Well in advance of December 31, 1999, the Company established a formal program to identify and assess the effect of the Year 2000 on its software, hardware and business. Much of the Company's data processing is done by outside vendors, and the Company was dependent on them to evaluate and address problems that may arise when computers cannot distinguish between the years with the same final two digits in the current century and in the next. Based on its experience since January 1, 2000, management believes that these vendors modified both software and hardware successfully as no operating problems related to the date have occurred. The expense of modifying systems to identify the Year 2000 correctly will not have a significant effect on the Company's results of operation, financial condition or liquidity, either now or in the future.

IMPACT OF INFLATION AND CHANGING PRICES

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

IMPACT OF NEW ACCOUNTING STANDARDS

See Note 1 to Notes to the Consolidated Financial Statements.

MARKET FOR COMMON STOCK

The Company's common stock commenced trading on December 23, 1997. The table below shows the high and low prices of the common stock for the periods indicated, as reported on the National Market System of The Nasdaq Stock Market,sm as well as the dividends paid during such periods.


Year     Quarter Ending         High            Low       Dividends Paid
-------------------------------------------------------------------------
1998     March 31              $17.50         $15.38              N/A
         June 30               $18.00         $16.25              N/A
         September 30          $17.63         $11.50          $0.0400
         December 31           $17.13         $10.50          $0.0425

1999     March 31              $16.13         $13.25          $0.0450
         June 30               $13.75         $12.13          $0.0475
         September 30          $12.75         $ 9.75          $0.0500
         December 31           $11.06         $10.00          $0.0525

As of February 29, 2000, there were 5,536,790 shares of the Company's common stock outstanding and approximately 1,457 holders of record. The holders of record include banks and brokers who act as nominees, each of whom may represent more than one stockholder.

The Board of Directors of the Company declared four quarterly cash dividends during the year ended December 31, 1999, as shown in the table above. The Board will review the dividend regularly and hopes to maintain a regular quarterly dividend in the future, based on the Company's earnings, financial condition and other factors.

                                                                             F15

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                         DECEMBER 31,            DECEMBER 31,
                                                             1999                   1998
ASSETS                                                 -----------------      ----------------
   Cash on hand and in banks                           $   22,209,297           $ 10,511,429
   Federal funds sold                                       7,665,000             --
   Securities-
     Available-for-sale, at fair value                    185,072,068            149,490,983
     Held-to-maturity, at amortized cost
     (fair value of $1,410,220 in 1999
     and $5,967,296 in 1998)                                1,417,621              5,998,931
                                                       --------------           ------------
         Total securities                                 186,489,689            155,489,914
                                                       --------------           ------------

   Mortgage loans, net                                    270,688,069            194,596,355
   Mortgage loans held-for-sale                             4,162,583             13,736,722
   Other loans, net                                        74,470,059             53,130,139
   Mortgage servicing rights                                2,018,990              1,463,503
   Accrued interest receivable                              3,216,362              2,505,976
   Federal Home Loan Bank stock                            11,752,000              4,632,800
   Bank premises and equipment, net                         7,789,021              6,173,210
   Other real estate owned, net                               414,840                370,772
   Other assets                                             6,837,797              2,527,833
                                                       --------------           ------------
          Total assets                                 $  597,713,707           $445,138,653
                                                       ==============           ============



                      LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
   Deposits                                            $  283,072,381           $246,886,382
   Mortgage escrow funds                                    1,487,761              1,965,266
   Securities sold under agreements to repurchase          37,375,000             25,310,000
   Federal Home Loan Bank advances                        201,675,000             79,480,000
   Accrued expenses and other liabilities                   7,531,500              7,259,224
                                                       --------------           ------------
          Total liabilities                               531,141,642            360,900,872
                                                       --------------           ------------

COMMITMENTS AND CONTINGENCIES (NOTE 14)

STOCKHOLDERS' EQUITY:
   Preferred stock, $.01 par value;
     5,000,000 shares authorized; none issued
   Common stock, $.01 par value; 15,000,000
     shares authorized; 6,606,548 shares issued;
     5,054,281 and 5,924,056 shares outstanding
     in 1999 and 1998, respectively                            66,065                 66,065
   Additional paid-in capital                              62,977,982             63,374,087
   Retained earnings - subject to restrictions             32,429,671             30,458,523
   Accumulated other comprehensive income
     (loss), net                                           (6,831,889)             1,726,918
      Less-Unallocated common stock held by
        ESOP                                               (6,515,035)            (7,207,901)
      Less- Unearned common stock held by RRP              (3,262,607)            (4,179,911)
      Treasury stock (967,258 shares)                     (12,292,122)                    --
                                                       --------------           ------------
          Total stockholders' equity                       66,572,065             84,237,781
                                                       --------------           ------------
          Total liabilities and stockholders' equity   $  597,713,707           $445,138,653
                                                       ==============           ============


The accompanying notes are an integral part of these consolidated statements.


F16

                                WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES



                                              CONSOLIDATED STATEMENTS OF INCOME

                                                                         For the Years Ended December 31,
                                                            ----------------------------------------------------
                                                                  1999               1998               1997
                                                            ----------------------------------------------------
INTEREST INCOME:
  Interest on mortgage loans                                $ 17,077,323        $ 12,693,436      $  8,756,253
  Interest on other loans                                      5,430,705           4,264,370         3,620,033
  Interest on securities                                      13,016,925          11,345,519         8,874,052
  Interest on federal funds sold                                  14,253              69,621           110,103
  Interest on short-term money market instruments                 22,878              35,258            25,974
                                                            ------------        ------------      ------------
     Total interest income                                    35,562,084          28,408,204        21,386,415
                                                            ------------        ------------      ------------

INTEREST EXPENSE:
  Time deposits                                                3,467,065           3,540,030         3,917,890
  Money market deposits                                        1,672,908           1,078,337           859,537
  Savings deposits                                             2,596,974           2,600,034         2,542,659
  Mortgagors' escrow funds                                       111,953             93,907             78,047
  Borrowed funds                                               9,101,753           4,627,338         2,140,712
                                                            ------------        ------------      ------------
     Total interest expense                                   16,950,653          11,939,646         9,538,845
                                                            ------------        ------------      ------------
     Net interest income before provision for loan losses     18,611,431          16,468,558        11,847,570

PROVISION FOR LOAN LOSSES:                                       499,800             500,000           454,000
                                                            ------------        ------------      ------------
  Net interest income after provision for loan losses         18,111,631          15,968,558        11,393,570
                                                            ------------        ------------      ------------

NON-INTEREST INCOME:
  Service and fee income                                       2,914,268           2,335,893         2,034,529
  Securities transactions                                        523,563           1,108,931           326,538
  Net gain on sale of loans                                      109,426             168,090           127,750
  Other income                                                   257,686              74,087           198,645
                                                            ------------        ------------      ------------
     Total non-interest income, net                            3,804,943           3,687,001         2,687,462
                                                            ------------        ------------      ------------

NON-INTEREST EXPENSE:
  Salaries and employee benefits                               9,536,265           7,795,269         6,358,603
  FDIC insurance                                                  30,678              28,457            27,835
  Occupancy                                                    1,451,646           1,159,551         1,212,883
  Data processing                                                974,551             795,554           636,539
  Advertising                                                    499,791             335,954           175,273
  Professional fees                                            1,005,801             919,673           338,761
  Contribution to The Warwick Savings Foundation                       -                   -         1,924,230
  Other                                                        3,209,147           2,469,796         1,849,280
                                                            ------------        ------------      ------------
     Total non-interest expense                               16,707,879          13,504,254        12,523,404
                                                            ------------        ------------      ------------
     Income before provision for income taxes                  5,208,695           6,151,305         1,557,628

PROVISION FOR INCOME TAXES:                                    2,066,009           2,529,870           658,294
                                                            ------------        ------------      ------------
  Net Income                                                $  3,142,686        $  3,621,435      $    899,334
                                                            ============        ============      ============

WEIGHTED AVERAGE:
  Common shares                                                5,476,926           6,013,978               N/A
  Dilutive stock options                                               -                   -               N/A
                                                            ------------        ------------
                                                               5,476,926           6,013,978               N/A
                                                            ============        ============

EARNINGS PER SHARE:
  Basic                                                     $       0.57        $       0.60               N/A
                                                            ============        ============
  Diluted                                                   $       0.57        $       0.60               N/A
                                                            ============        ============



                                                                             F17

                       CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                              Accumulated
                                                                                 Other
                                                  Additional                  Comprehensive  Unallocated
                                       Common      Paid-in        Retained       Income          ESOP
                                        Stock      Capital        Earnings    (Loss), Net    Common Stock
                                       -------    -----------    -----------  -------------  ------------
BALANCE, December 31, 1996
  Net income                           $     -    $         -    $26,482,795   $  821,149    $         -
  Unrealized appreciation on
   securities available-for-sale, net        -              -        899,334            -              -
  Comprehensive income                       -              -              -      812,954              -

  Issuance of 6,414,125 shares of
   $.01 par value common stock in
   initial public offering, net
   of conversion related expenses       64,141     61,421,084              -            -              -
  Issuance of 192,423 shares of
   $.01 par value common
   stock to The Warwick
   Savings Foundation                    1,924      1,922,306              -            -              -
  Purchase of common
   stock by ESOP                             -              -              -            -     (7,079,156)
  Allocation of ESOP stock                   -         23,102              -            -        820,421
                                       -------    -----------    -----------   ----------    -----------
BALANCE, December 31, 1997              66,065     63,366,492     27,382,129    1,634,103     (6,258,735)

  Net income                                 -              -      3,621,435            -              -
  Unrealized appreciation on
   securities available-for-sale, net        -              -              -       92,815              -
  Comprehensive income

  Purchase of common                         -              -              -            -     (1,430,618)
   stock by ESOP
  Allocation of ESOP stock                   -          7,595              -            -        481,452
  Cash dividends paid                        -              -       (545,041)           -              -
  Purchase of common stock
   by RRP                                    -              -              -            -              -
  Earned portion of RRP                      -              -              -            -              -
                                       -------    -----------    -----------   ----------    -----------
BALANCE, December 31, 1998              66,065     63,374,087     30,458,523    1,726,918     (7,207,901)

  Net income                                 -              -      3,142,686            -              -
  Unrealized depreciation on
   securities available-for-sale, net        -              -              -   (8,558,807)             -

  Comprehensive income

  Allocation of ESOP stock                   -       (155,746)             -            -        692,866
  Cash dividends paid                        -              -     (1,171,538)           -              -
  Earned portion of RRP                      -       (240,359)             -            -              -
  Purchase of treasury stock                 -              -              -            -              -
                                       -------    -----------    -----------   ----------    -----------
BALANCE, December 31, 1999              66,065    $62,977,982    $32,429,671  $(6,831,889)   $(6,515,035)
                                       =======    ===========    ===========  ===========    ===========



                                      Unearned RRP    Treasury    Comprehensive
                                      Common Stock     Stock      Income (Loss)
                                      ------------   ---------    -------------
BALANCE, December 31, 1996
  Net income                          $          -    $        -
  Unrealized appreciation on
   securities available-for-sale, net            -             -    $   899,334
  Comprehensive income                           -             -        812,954
                                                                    -----------
  Issuance of 6,414,125 shares of                                   $ 1,712,288
   $.01 par value common stock in                                   ===========
   initial public offering, net
   of conversion related expenses                -             -
  Issuance of 192,423 shares of
   $.01 par value common
   stock to The Warwick
   Savings Foundation                            -             -
  Purchase of common
   stock by ESOP                                 -             -
  Allocation of ESOP stock                       -             -
                                      ------------    ----------
BALANCE, December 31, 1997                       -             -

  Net income                                     -             -    $ 3,621,435
  Unrealized appreciation on
   securities available-for-sale, net            -             -         92,815
  Comprehensive income                                              $ 3,714,250
                                                                    ===========
  Purchase of common                             -             -
   stock by ESOP
  Allocation of ESOP stock                       -             -
  Cash dividends paid                            -             -
  Purchase of common stock
   by RRP                               (4,635,038)            -
  Earned portion of RRP                    455,127             -
                                      ------------    ----------
BALANCE, December 31, 1998              (4,179,911)            -

  Net income                                  -                -    $ 3,142,686
  Unrealized depreciation on
   securities available-for-sale, net         -                -     (8,558,807)
                                                                    -----------
  Comprehensive income                                              $(5,416,121)
                                                                    ============
  Allocation of ESOP stock                       -             -
  Cash dividends paid                            -             -
  Earned portion of RRP                    917,304             -
  Purchase of treasury stock                     -   (12.292,122)
                                      ------------    ---------
BALANCE, December 31, 1999            $ (3,262,607) $(12,292,122)
                                      ============  ============

F18

                                WARWICK COMMUNITY BANCORP, INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          For the Years Ended December 31,
                                                             ------------------------------------------------------
                                                                     1999              1998               1997
                                                             ------------------  -----------------  ---------------
Cash Flows From Operating Activities:
 Net income                                                    $ 3,142,686       $   3,621,435        $   899,334
 Adjustments to reconcile net income to net cash
   provided by operating activities-
   Depreciation                                                    668,012             491,756            466,220
   Charitable contribution of common stock to                            -                   -          1,924,230
   The Warwick Savings Foundation
   Amortization of premium /(accretion) of discount             (1,533,934)           (627,131)           (18,861)
   on investment securities, net
   Net increase in accrued interest receivable                    (710,386)           (345,061)          (116,250)
   Net increase in mortgage servicing rights and other assets   (4,865,451)           (657,081)        (1,773,831)
   Provision for loan losses                                       499,800             500,000            454,000
   Net gain on sales of loans                                     (109,426)           (168,090)          (127,750)
   Net gain on sales of securities                                (523,563)         (1,108,931)          (326,538)
   Net increase (decrease) in accrued interest payable             838,685           1,366,126            (27,564)
   Net increase (decrease) in accrued expenses and
     other liabilities                                            (566,409)         (5,677,688)         6,307,043
                                                               -----------       -------------        -----------
   Net cash used in operating activities                        (3,159,986)         (2,604,665)         7,660,033
                                                               -----------       -------------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from maturities and calls of securities               23,999,619          24,888,132          7,800,000
 Purchases of securities                                      (130,133,268)       (168,037,295)       (60,713,044)
 Proceeds from sales of trading securities and securities       41,680,350          90,520,153         53,309,648
   available-for-sale
 Principal repayments from mortgage-backed securities           20,722,448          25,468,015         11,758,660
 Purchases of Federal Home Loan Bank stock                      (7,119,200)         (2,901,500)          (553,200)
 Net increase in loans                                         (83,665,284)        (82,586,456)       (50,398,616)
 Purchases of bank premises and equipment, net                  (1,076,815)         (1,697,921)        (1,498,082)
                                                               -----------       -------------        -----------
   Net cash used in investing activities                      (135,592,150)       (114,346,872)        (40,294,634)
                                                               -----------       -------------        ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase (decrease) in deposits                            36,185,999          33,372,925         (3,707,748)
 Net increase (decrease) in mortgage escrow funds                 (477,505)            436,444            584,205
 Increase (decrease) in borrowed funds                         134,260,000          76,785,000         (8,695,000)
 Cash dividends paid on common stock                            (1,171,538)           (545,041)                 -
 Purchase of treasury stock                                    (12,292,122)                  -                  -
 Purchase of common stock by ESOP                                        -          (1,430,618)        (7,079,156)
 ESOP allocation                                                   692,866             481,452            820,421
 Proceeds from issuance of common stock                                  -                   -         64,141,250
 Payments for conversion costs                                           -                   -         (2,656,025)
 Purchase of common stock by RRP                                         -          (4,635,038)                 -
 Earned portion of RRP                                             917,304             455,127                  -
                                                               -----------       -------------        -----------
   Net cash provided by financing activities                   158,115,004         104,920,251         43,407,947
                                                               -----------       -------------        -----------
   Increase (decrease) in cash and cash equivalents             19,362,868         (12,031,286)        10,773,346

CASH AND CASH EQUIVALENTS, beginning of year                    10,511,429          22,542,715         11,769,369
                                                               -----------       -------------        -----------

CASH AND CASH EQUIVALENTS, end of year                         $29,874,297       $  10,511,429        $22,542,715
                                                               ===========       =============        ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid during the year for-
   Interest on deposits and borrowed funds                     $17,788,653       $  10,573,520        $ 9,566,409
   Income taxes                                                  1,826,375           2,803,896          1,610,000


  The accompanying notes are an integral part of these consolidated statements.


                                                                             F19

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following is a description of the significant accounting policies followed by Warwick Community Bancorp, Inc. and subsidiaries (the "Company") in the preparation of its consolidated financial statements:

     BASIS OF PRESENTATION
     The accompanying consolidated financial statements include the accounts of Warwick Community Bancorp, Inc., its savings bank subsidiary, The Warwick Savings Bank (the "Bank"), and its commercial bank subsidiary, The Towne Center Bank (the "Commercial Bank"). All significant intercompany balances and transactions are eliminated in consolidation.

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

     CHANGE OF FISCAL YEAR
     During 1998 the Company changed its fiscal year end from May 31 to December
     31. All prior periods have been restated to reflect this change.

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

     Federal Home Loan Bank stock is considered a restricted stock under SFAS No. 115 and, accordingly, is carried at cost.

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


F20

     ALLOWANCE FOR LOAN LOSSES
     The allowance for loan losses is a significant estimate based upon management's periodic evaluation of the loan portfolio under current economic conditions, considering factors such as the Company's past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, and the estimated value of the underlying collateral. Establishing the allowance for loan losses involves significant management judgment, utilizing the best available information at the time of review. Those judgments are subject to further review by various sources, including the Bank's and the Commercial Bank's regulators. While management estimates loan losses using the best available information, future adjustments to the allowance may be necessary based on changes in economic and real estate market conditions, further information obtained regarding known problem loans, the identification of additional problem loans, and other factors.

     SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," defines an impaired loan as a loan for which it is probable, based on current information, that the lender will not collect all amounts due under the contractual terms of the loan agreement. The Company applies the impairment criteria to all loans, except for large groups of smaller balance homogenous loans that are collectively evaluated for impairment, such as residential mortgage and consumer installment loans. At December 31, 1999 and 1998, in addition to the non-accrual loans discussed in Notes 4 and 5, there were $359,109 and $544,953, respectively, of loans identified by the Company as impaired, as defined under SFAS No. 114, with no specific reserves for losses.

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

     MORTGAGE SERVICING RIGHTS
     The cost of mortgage servicing rights (purchased or originated rights with related loans sold) is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. For purposes of measuring impairment, the servicing rights are stratified based on the following predominant risk characteristics of the underlying loans: (a) loan type, and (b) origination or securitization date.

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


                                                                             F21

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

     EMPLOYEE STOCK OWNERSHIP PLAN
     The Company follows the American Institute for Certified Public Accountants ("AICPA") Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6"), to account for the Warwick Community Bancorp, Inc. Employee Stock Ownership Plan ("ESOP"). SOP 93-6 requires that compensation expense be recognized for shares committed to be released to directly compensate employees equal to the fair value of the shares committed. In addition, SOP 93-6 requires that leveraged ESOP debt and related interest expense be reflected in the employer's financial statements. The application of SOP 93-6 will result in fluctuations in compensation expense as a result of changes in the fair value of the Company's common stock; however, any such compensation expense fluctuations will result in an offsetting adjustment to paid-in capital. Therefore, total capital will not be affected.

     STOCK OPTIONS
     The Company follows SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities where the payment amounts are based on the entity's common stock price, except for employee stock ownership plans. SFAS No. 123 established a fair value-based method of accounting for stock-based compensation arrangements with employees, rather than the intrinsic value-based method that is contained in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). SFAS No. 123 does not require an entity to adopt the new fair value-based method for purposes of preparing its basic financial statements; an entity is allowed to continue to use the APB No. 25 method for preparing its basic financial statements. The Company has chosen to continue to use the APB No. 25 method; however, SFAS No. 123 requires presentation of pro forma net income and earnings per share information, in the notes to the financial statements, as if the fair value-based method had been adopted.

     EARNINGS PER SHARE
     Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period, adjusted for the unallocated portion of the shares held by the ESOP in accordance with SOP 93-6 and unearned shares held by the Recognition and Retention Plan of Warwick Community Bancorp, Inc. ("RRP"). Diluted earnings per share, which reflects the potential dilution that could occur if outstanding stock options were exercised and resulted in the issuance of common stock that then shared in the earnings of the Company, is computed by dividing net income by the weighted average number of common shares and dilutive instruments. As of December 31, 1999 and 1998, the Company had no securities that could be converted into common stock nor does the Company have any contracts that could result in the issuance of common stock, except for those options granted under the Stock Option Plan of Warwick Community Bancorp, Inc. ("Stock Option Plan").


F22

     COMPREHENSIVE INCOME
     Comprehensive income includes net income and all other changes in equity during a period except those resulting from investment by owners and distributions to owners. Other comprehensive income includes revenues, expenses, gains, and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income.

     Comprehensive income and accumulated other comprehensive income are reported net of related income taxes. Accumulated other comprehensive income for the Company consists solely of unrealized holding gains or losses on available-for-sale securities.

     NEW ACCOUNTING PRONOUNCEMENTS
     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as later amended by SFAS No. 137, is effective prospectively for the Company on January 1, 2001. The Company is still assessing the impact, if any, of SFAS No. 133 on its accounting or disclosures.

     RECLASSIFICATIONS
     Certain reclassifications were made to the accompanying December 31, 1998 and 1997 financial statements to conform to December 31, 1999 presentation.

2.   CONVERSION TO STOCK FORM OF OWNERSHIP
     On July 10, 1997, the Board of Trustees of the Bank adopted a proposed Plan of Conversion ("Plan") to convert the Bank from a New York mutual savings bank to a New York stock savings bank and to become a wholly owned subsidiary of the Company (the "Conversion"). The Company completed its initial public offering on December 23, 1997 and sold 6,414,125 shares of common stock, resulting in proceeds of $61,485,225 net of expenses totaling $2,656,025. The Company used $30,742,613, or 50%, of the net proceeds to purchase all of the outstanding stock of the Bank. The Company also loaned $8,509,774 to the ESOP, which purchased 528,523 shares of the Company's stock.

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

     The Company may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below applicable regulatory capital maintenance requirements, the amount required for the liquidation account established in connection with the Bank's Conversion, or if such declaration and payment would otherwise violate regulatory requirements.



                                                                             F23

3.   SECURITIES
     A summary of securities at December 31, 1999 and 1998 follows:

                                                                          December 31, 1999
                                               -------------------------------------------------------------------
                                                                      Gross            Gross
                                                                    Unrealized       Unrealized         Estimated
                                                  Amortized Cost      Gains           Losses           Fair Value
                                               ------------------  -------------    -------------     ------------
Securities available-for-sale:
   Debt securities--
     U.S. Government and agency obligations     $  59,344,411       $   37,025      $ (5,104,545)     $ 54,276,891
     Obligations of state and political             4,963,279                -          (213,279)        4,750,000
         subdivisions
     Industrial and financial                      14,180,416            2,348        (1,286,986)       12,895,778
     Collateralized mortgage obligations           16,466,112                -          (857,734)       15,608,378
     Mortgage-backed securities                    93,568,297           72,215        (4,065,250)       89,575,262
                                                -------------       ----------      ------------      ------------
         Total debt securities                    188,522,515          111,588       (11,527,794)      177,106,309

   Common stock                                     2,851,447                -          (684,011)        2,167,436
   Preferred stock                                  1,111,654                -          (160,904)          950,750
   Mutual fund shares                               3,972,934          874,639                 -         4,847,573
                                                -------------       ----------      ------------      ------------
         Total securities available-for-sale      196,458,550          986,227       (12,372,709)      185,072,068
                                                -------------       ----------      ------------      ------------

Securities held-to-maturity:
   U.S. Government and agency obligations           1,344,652                -            (7,096)        1,337,556
   Obligations of state and political
         subdivisions                                  72,969                -              (305)           72,664
                                                -------------       ----------      ------------      ------------
         Total securities held-to-maturity          1,417,621                -            (7,401)        1,410,220
                                                -------------       ----------      ------------      ------------
         Total securities                       $ 197,876,171       $  986,227      $(12,380,110)      186,482,288
                                                =============       ==========      ============      ============




                                                                              December 31, 1998
                                               -------------------------------------------------------------------
                                                                      Gross            Gross
                                                                    Unrealized       Unrealized         Estimated
                                                  Amortized Cost      Gains           Losses           Fair Value
                                               ------------------  -------------    -------------     ------------
Securities available-for-sale:
   Debt securities--
     U.S. Government and agency obligations     $  41,452,955       $  405,865      $          -      $ 41,858,820
     Industrial and financial                       8,044,770          185,230                 -         8,230,000
     Collateralized mortgage obligations           17,976,540          127,369                 -        18,103,909
     Mortgage-backed securities                    61,302,215          846,005          (142,688)       62,005,532
                                                -------------       ----------      ------------      ------------
         Total debt securities                    128,776,480        1,564,469          (142,688)      130,198,261

   Common stock                                     2,275,592           19,213          (353,955)        1,940,850
   Preferred stock                                  1,111,654            8,596                 -         1,120,250
   Mutual fund shares                              14,449,062        1,828,467           (45,907)       16,231,622
                                                -------------       ----------      ------------      ------------
         Total securities available-for-sale      146,612,788        3,420,745          (542,550)      149,490,983
                                                -------------       ----------      ------------      ------------

Securities held-to-maturity:
   U.S. Government and agency obligations           5,895,145            3,943           (37,500)        5,861,588
   Obligations of state and political
      subdivisions                                    103,786            1,922                 -           105,708
                                                -------------       ----------      ------------      ------------
         Total securities held-to-maturity          5,998,931            5,865           (37,500)        5,967,296
                                                -------------       ----------      ------------      ------------
         Total securities                       $ 152,611,719       $3,426,610      $   (580,050)     $155,458,279
                                                =============       ==========      =============     ============



F24

A summary of the carrying value of debt securities at December 31, 1999 by contractual maturity is shown below. Actual maturities may differ from contractual maturities because certain security issuers may have the right to call or prepay their obligations.

                                      One Year or       After One Through    After Five Through      After Ten
                                          Less              Five Years           Ten Years              Years             Total
                                    ----------------    -----------------    ------------------    ---------------      ------------
Securities available-for-sale-

U.S. Government and
     agency obligations                 $    --           $  2,053,440         $4,950,40              $ 47,273,052      $ 54,276,892

Obligations of state and
     political subdivisions                  --                                       --                 4,750,000         4,750,000

Industrial and financial                     --                752,348                --                12,143,430        12,895,778

Collateralized mortgage
     obligations                             --                   --                  --                15,608,378        15,608,378

Mortgage-backed securities                   --                  1,978             781,768              88,791,515        89,575,261
                                        ---------         ------------         -----------            ------------      ------------
     Total securities available-
     for-sale                           $    --           $  2,807,766         $ 5,732,168            $168,566,375      $177,106,309
                                        =========         ============         ===========            ============      ============

Securities held-to-maturity-

U.S. Government and
     agency obligations                 $ 644,537         $    700,115         $      --              $       --        $  1,344,652

Obligations of state
     and political subdivisions              --                   --                  --                    72,969            72,969
                                        ---------         ------------         -----------            ------------      ------------
     Total securities
     held-to-maturity                   $ 644,537         $    700,115         $      --              $     72,969      $  1,417,621
                                        =========         ============         ===========            ============      ============

     Total debt securities              $ 644,537         $  3,507,881         $ 5,732,168            $168,639,344      $178,523,930
                                        =========         ============         ===========            ============      ============

Proceeds from sales of securities (trading and available-for-sale) are summarized as follows:

                                              YEARS ENDED DECEMBER 31,
                                             ------------------------
                                      1999             1998             1997
                                   -----------      -----------      -----------
Proceeds from sales                $41,680,350      $90,520,153      $53,309,648
                                   ===========      ===========      ===========
Gross gains on sales               $ 1,044,267      $ 1,338,245      $   598,500
                                   ===========      ===========      ===========
Gross losses on sales              $   520,704      $   229,314      $   271,962
                                   ===========      ===========      ===========


No securities held-to-maturity were sold during the three years ended December 31, 1999.

   4.    MORTGAGE LOANS

A summary of mortgage loans at December 31, 1999 and 1998 follows:

                                                                  December 31,
                                                         --------------------------------
                                                             1999               1998
                                                         -------------      -------------
Conventional 1-4 family residential loans originated     $ 237,993,164      $ 165,329,367
Conventional 1-4 family residential loans purchased          1,528,995          1,817,407
Loans partially guaranteed by VA or insured by FHA             213,060            641,317
Home equity loans                                           22,316,567         18,060,877
Construction loans                                          18,221,793         16,104,749
                                                         -------------      -------------
                                                           280,273,579        201,953,717
Undisbursed portion of construction loans                   (8,399,122)        (6,303,688)
Net deferred loan fees                                        (807,658)          (680,668)
Allowance for loan losses                                     (378,730)          (373,006)
                                                         -------------      -------------
                                                         $ 270,688,069      $ 194,596,355
                                                         =============      =============

The Bank has sold certain conventional mortgage loans without recourse and has retained the related servicing rights. The remaining principal balances of mortgage loans serviced for others, which are not included in the accompanying consolidated financial statements, were approximately $248,712,000 and $189,378,000 at December 31, 1999 and 1998, respectively.

Mortgage loans on non-accrual status at December 31, 1999 and 1998 were approximately $693,000 and $631,000, respectively. Interest income that would have been recorded if the loans had been performing in accordance with their original terms aggregated approximately $72,000 and $90,000 during the years ended December 31, 1999 and 1998, respectively.

                                                                             F25

   5.    OTHER LOANS

A summary of other loans at December 31, 1999 and 1998 follows:

                                                     December 31,
                                           ------------------------------
                                               1999               1998
                                           ------------      ------------
Commercial                                 $ 45,553,015      $ 35,380,711
Automobile                                   26,993,795        13,787,879
Student                                         195,014           332,407
Credit card                                   1,195,944         1,295,868
Other consumer loans                          1,747,027         3,345,476
                                           ------------      ------------
                                             75,684,795        54,142,341
Net deferred loan costs                         347,691           341,844
Allowance for loan losses                    (1,562,427)       (1,354,046)
                                           ------------      ------------
                                           $  74,470,59      $ 53,130,139
                                           ============      ============

Commercial loans on non-accrual status at December 31, 1999 and 1998 were approximately $418,000 and $55,000, respectively. Consumer loans in arrears three months or more were approximately $103,000 and $33,000 at December 31, 1999 and 1998, respectively. Interest income that would have been recorded if the loans had been performing in accordance with their original terms was $65,000 and $5,000 during the years ended December 31, 1999 and 1998, respectively.

   6.    ALLOWANCE FOR LOAN LOSSES

The activity in the allowance for loan losses is as follows:

                                                Years Ended December 31,
                                   ---------------------------------------------
                                       1999            1998             1997
                                   -----------      -----------     -----------
Balance at beginning of period     $ 1,727,052      $ 1,371,963     $ 1,184,261
  Provision for loan losses            499,800          500,000         454,000
  Charge-offs                         (372,151)        (175,372)       (278,890)
  Recoveries                            86,456           30,461          12,592
                                   -----------      -----------     -----------
Balance at end of period           $ 1,941,157      $ 1,727,052     $ 1,371,963
                                   ===========      ===========     ===========

7.MORTGAGE SERVICING RIGHTS

Mortgage servicing rights as of December 31, 1999 and 1998 consist of the following:

                                             December 31,
                                    ----------------------------
                                        1999             1998
                                    -----------      -----------
Mortgage servicing rights           $ 2,189,955      $ 1,675,594
Less - Accumulated amortization        (170,965)        (212,091)
                                    -----------      -----------
                                    $ 2,018,990      $ 1,463,503
                                    ===========      ===========

The Bank capitalized originated mortgage servicing rights of $726,452 and $771,868 for the years ended December 31, 1999 and 1998, respectively.

8.BANK PREMISES AND EQUIPMENT

A summary of bank premises and equipment at December 31, 1999 and 1998 follows:

                                               December 31,
                                    ------------------------------
                                         1999              1998
                                    ------------      ------------
Land                                $  2,017,296      $  1,995,899
Buildings and improvements             5,194,862         4,151,428
Equipment                              4,270,043         3,385,022
Furniture and fixtures                   998,578           779,095
                                    ------------      ------------
                                      12,480,779        10,311,444
Less - Accumulated depreciation       (4,691,758)       (4,138,234)
                                    ------------      ------------
                                    $  7,789,021      $  6,173,210
                                    ============      ============



F26

9.DEPOSITOR ACCOUNTS

         Deposit account balances and stated interest rates at December 31, 1999 and 1998 are summarized as follows:

                                       December 31, 1999                  December 31, 1998
                                  -------------------------------- ---------------------------------
                                  Stated Rates   Account Balances   Stated Rates    Account Balances
                                  ------------- ------------------ --------------- -----------------
Demand checking accounts                   --%    $ 39,722,555              --%      $ 33,380,334
Negotiable order of withdrawal
  accounts (NOW)                   1.00--2.00       24,975,864      1.00--2.25         22,761,492
Savings accounts                   2.00--3.25       84,671,559      2.00--3.25         82,696,147
Money market accounts              1.75--5.22       44,478,964      2.35--4.23         37,052,916
Time certificates                  4.18--6.25       89,223,439      4.50--5.15         70,995,493
                                                  ------------                       ------------
     Total deposits                               $283,072,381                       $246,886,382
                                                  ============                       ============


Time certificate balances at December 31, 1999 and 1998 are summarized by remaining period to contractual maturity as follows.

                                           December 31,
                                  ---------------------------
                                     1999             1998
                                  -----------     -----------
Under one year                    $74,926,774     $64,390,436
One year to under three years      12,734,402       4,857,712
Three years and over                1,562,263       1,747,345
                                  -----------     -----------
                                  $89,223,439     $70,995,493
                                  ===========     ===========

The aggregate amount of time certificates in denominations of $100,000 or more was approximately $11,546,000 and $5,933,000 at December 31, 1999 and 1998,
respectively.

   10.   INCOME TAXES

Provision for income taxes is comprised of the following:

                              Years Ended December 31,
                   ---------------------------------------------
                       1999             1998              1997
                   -----------      -----------      -----------
Current:
     Federal       $ 1,643,306      $ 1,942,208      $ 1,205,989
     State             429,423          781,612          403,150
                   -----------      -----------      -----------
                     2,072,729        2,723,820        1,609,139
                   -----------      -----------      -----------
Deferred:
     Federal            (9,721)          87,431         (699,741)
     State               3,001         (281,381)        (251,104)
                   -----------      -----------      -----------
                        (6,720)        (193,950)        (950,845)
                   -----------      -----------      -----------
                   $ 2,066,009      $ 2,529,870      $   658,294
                   ===========      ===========      ===========


                                                                            F27

The tax effects of temporary differences that give rise to the Bank's deferred tax assets and deferred tax liabilities, on a combined basis, for federal and state tax purposes at December 31, 1999 and 1998, are as follows:

                                                              December 31,
                                                          ------------------
                                                            1999       1998
                                                          --------  --------
                                                             (000's omitted)
Deferred tax assets:
     Charitable contribution benefit                      $  228     $  437
     Allowance for loan losses                               796        650
     State net operating loss                                 36       --
     Accrued post-retirement benefits                        727        676
     Net unrealized loss on securities available-for-
          sale                                             4,671       --
     Other deductible temporary differences                  290        235
                                                          ------     ------
          Total gross deferred tax assets                  6,748      1,998
                                                          ------     ------
Deferred tax liabilities:

Bad debt reserves for income tax purposes in
  excess of the base-year reserves                            82        269

Net unrealized gain on securities available-for-
     sale                                                   --        1,179
Other taxable temporary differences                           89         91
                                                          ------     ------
     Total gross deferred tax liabilities                    171      1,539
                                                          ------     ------
     Deferred tax asset valuation reserve                     36       --
                                                          ------     ------
     Net deferred tax asset (included in other
          assets) after valuation reserve                 $6,541     $  459
                                                          ======     ======


The provision for income taxes differs from that computed at the federal statutory rate as follows:

                                                             Years Ended December 31,
                                                   ------------------------------------------
                                                      1999           1998              1997
                                                   ----------      ----------      ----------
Tax at federal statutory rate                      $1,770,956      $2,091,444      $  529,594
State taxes, net of federal income tax benefit        285,400         330,152         100,350
Other                                                   9,653         108,274          28,350
                                                   ----------      ----------      ----------
     Total income tax expense                      $2,066,009      $2,529,870      $  658,294
                                                   ==========      ==========      ==========
Effective rate                                          39.66%          41.13%          42.26%

As a thrift institution, the Bank is subject to special provisions in the federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically have been determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves are maintained for qualifying real property loans and for non-qualifying loans in amounts equal to the excess of allowable deductions over actual bad debt losses and other reserve reductions. A supplemental reserve is also maintained. The qualifying and non-qualifying loan reserves consist of a defined base-year amount, plus additional amounts ("excess reserves") accumulated after the base year. SFAS No. 109, "Accounting for Income Taxes," requires recognition of deferred tax liabilities with respect to such excess reserves, as well as any portion of the base-year amount or the supplemental reserve which is expected to become taxable (or "recaptured") in the foreseeable future.

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


F28

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

   11.   BENEFIT PLANS

PENSION PLAN
All eligible employees of the Company are included in a noncontributory defined benefit pension plan ("Pension Plan") administered by Actuarial Pension Analysts, Inc. Under the terms of the Pension Plan, participants vest 100% upon completion of five years of service as defined in the plan document. The Bank's policy is to fund the consulting actuary's recommended contribution. Assets of the Pension Plan are invested in various debt and equity securities.

The following table sets forth the Pension Plan's change in benefit obligation:

                                                       December 31,
                                              ----------------------------
                                                  1999              1998
                                              -----------      -----------
Benefit obligation at beginning of period     $ 5,487,147      $ 4,988,251
Service cost                                      387,796          356,616
Interest cost                                     360,132          319,892
Benefits paid                                    (147,494)         (44,372)
                                              -----------      -----------
Benefit obligation at end of period           $ 6,220,821      $ 5,620,387
                                              ===========      ===========

The following table sets forth the Pension Plan's change in plan assets:

                                                              December 31,
                                                     ----------------------------
                                                          1999            1998
                                                     -----------      -----------
Fair value of plan assets at beginning of period     $ 5,487,147      $ 5,820,424
Actual return on plan assets                           1,640,672         (288,905)
Benefits paid                                           (147,494)         (44,372)
Actual contributions                                     102,656             --
                                                     -----------      -----------
Fair value of plan assets at end of period           $ 7,082,981      $ 5,487,147
                                                     ===========      ===========

Funded status                                        $   862,160      $  (133,240)
Change in census data                                       --             83,480
Unrecognized prior service cost                          (30,225)         (36,759)
Unrecognized actuarial (gain) loss                      (935,582)         180,730
                                                     -----------      -----------
Prepaid/(accrued) cost                               $  (103,647)     $    94,211
                                                     ===========      ===========


                                                                 Years Ended December 31,
                                                         -----------------------------------------
                                                             1999          1998            1997
                                                         ---------       ---------       ---------
Net pension cost includes the following components:
   Service costs-- benefits earned during the period     $ 387,796       $ 356,616       $ 228,068
   Interest cost on projected benefit obligation           360,132         319,892         275,763
   Actual return on assets                                (432,580)       (430,886)       (357,442)
   Amortization of transition assets                          --           (12,743)        (33,311)
   Amortization of prior service cost                       (6,534)         (6,534)         (6,534)
                                                         ---------       ---------       ---------
        Net pension cost                                 $ 308,814       $ 226,345       $ 106,544
                                                         =========       =========       =========
   Major assumptions utilized as follows:
   Discount rate                                              6.50%           6.50%           7.50%
   Rate of increase in compensation levels                    5.50            5.50            5.50
   Expected long-term rate of return on plan assets           8.00            8.00            8.00

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
The Bank also provides postretirement health care (medical and dental) benefits and life insurance benefits to certain retirees if they meet certain age and length of service requirements prior to retirement. For retirees who retired after April 24, 1996, the continuation of such benefits is conditioned upon the retiree contributing a portion of the cost of such benefits. For retirees who have retired before April 25, 1996, such benefits are not conditioned upon retiree contributions.

                                                                             F29

At December 31, 1999 and 1998, the actuarial and accrued liabilities for postretirement health care and life insurance benefits were as follows:

Accumulated Postretirement Benefit Obligation (APBO):          1999            1998
                                                           -----------      -----------
  APBO at beginning of period                              $ 1,486,197      $ 1,273,995
  Service cost                                                  88,845           63,209
  Interest cost                                                104,546           91,391
  Actuarial loss                                                  --             58,158
  Benefits paid                                                (47,790)            (556)
                                                           -----------      -----------
  APBO at end of period                                    $ 1,631,798      $ 1,486,197
                                                           ===========      ===========
Funded status:
  Funded status                                            $ 1,631,798      $ 1,486,197
  Unrecognized net actuarial gain                              151,752          (97,076)
  Unrecognized prior service cost                                 --            260,780
                                                           -----------      -----------
  Accrued postretirement benefit cost                      $ 1,783,550      $ 1,649,901
                                                           ===========      ===========
  Effect of 1% increase in health care cost trend rate
  - accumulated postretirement benefit obligation          $   223,546      $   207,000
                                                           ===========      ===========
  Effect of 1% decrease in health care cost trend rate
  - accumulated postretirement benefit obligation          $   170,223      $  (165,500)
                                                           ===========      ===========

Net periodic postretirement benefit cost is included in the following components:

                                                                       Years Ended December 31,
                                                               ---------------------------------------
                                                                 1999          1998            1997
                                                               ---------      ---------      ---------
Service cost--benefits attributed to service during period     $  88,845      $  63,209      $  59,341
Interest cost on APBO                                            104,546         91,391        101,806
Amortization of prior service cost                                  --          (35,240)          --
Amortization of (gains) losses                                   (11,952)         4,904        (17,141)
                                                               ---------      ---------      ---------
     Net periodic postretirement benefit cost                  $ 181,439      $ 124,264      $ 144,006
                                                               =========      =========      =========

The accumulated postretirement benefit obligation was determined using the projected unit cost method, as required by SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and a discount rate of 7.71% in 1999 and 6.74% in 1998. The assumed rate of increase in future health care costs was 8.50% in 1999 and 9.00% in 1998, gradually decreasing to 5.0% in the year 2006 and remaining at that level thereafter.

401(K) PLAN
The Company has a 401(k) plan (the "401(k) Plan") covering full-time employees who satisfy the eligibility requirements and elect to participate in the 401(k) Plan. The 401(k) Plan provides for employer matching contributions subject to a specified maximum. Amounts charged to operations for the years ended December 31, 1999, 1998, and 1997 were $105,411, $80,648, and $90,602, respectively.

BENEFIT RESTORATION PLAN
The Bank adopted the Benefit Restoration Plan of The Warwick Savings Bank ("BRP") to provide certain designated employees with the benefits that would be due to such employees under the Pension Plan, the 401(k) Plan and the ESOP if such benefits were not limited under the Internal Revenue Code. Expense related to the BRP included in the consolidated statements of income is $168,255 and $168,601 for the years ended December 31, 1999 and 1998, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN
The Company has established an ESOP for eligible employees. Generally, full-time employees of the Company or the Bank who have been credited with at least 1,000 hours during a twelve-month period are eligible to participate.

The ESOP borrowed $8,509,774 at an interest rate of 8.00% from the Company and used the funds to purchase 528,523 shares of the Company's common stock in connection with the Conversion. Generally, the loan is repaid principally from the Bank's discretionary contributions to the ESOP over a 10-year period. At December 31, 1999 and 1998, the loan had an outstanding balance of $6,445,135 and $7,163,741, respectively. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is paid. Contributions to the

F30

ESOP and shares released from the loan collateral in an amount proportional to the repayment of the ESOP loan are allocated among participants on the basis of compensation, as described in the plan, in the year of allocation. Benefits generally become 100% vested after seven years of vesting service and are immediately vested on death, retirement or disability. In addition, in the event of a change in control, as defined in the plan, any unvested portion of benefits shall vest immediately. Forfeitures are used to reduce employer contributions. Benefits are payable upon death, retirement, disability, or separation from service based on vesting status and share allocations made.

As of December 31, 1999 and 1998, 52,852 and 44,635 shares, respectively, were allocated to participants and none were committed to be released. As shares are released from collateral, the shares become outstanding for earnings per share computations. As of December 31, 1999, the fair market value of the 400,020 unallocated shares in the ESOP was $4,350,218.

RECOGNITION AND RETENTION PLAN
The Company maintains the RRP. The RRP acquired an aggregate of 264,261 shares of the Company's common stock in open market purchases, which have been awarded to eligible directors, directors emeritus, officers and employees of the Company. Such awards represent deferred compensation and have been accounted for as a reduction of stockholders' equity. Awards generally vest at a rate of 20% per year, commencing one year from the date of award. Awards become 100% vested upon termination of service due to death, disability or retirement or upon a change of control of the Company.

The Company recorded expense for the ESOP and RRP of $1,179,232, $807,636 and $843,523 respectively, for the years ended December 31, 1999, 1998 and 1997, which is included in salary and employee benefits in the consolidated statements of income.

STOCK OPTION PLAN
The Company maintains the Stock Option Plan and under the Stock Option Plan, stock options (which generally expire ten years from the date of grant) have been granted to eligible employees, directors and officers of the Company and the Bank. Each option entitles the holder to purchase one share of the Company's common stock at an exercise price equal to the fair market value of the stock at the date of grant. Options generally become exercisable at a rate of 20% per year, commencing one year from the date of grant. However, all options become 100% exercisable upon termination of service due to death, disability or retirement or upon a change of control of the Company.

The following table presents options granted, exercised or expired:

                                              Years Ended December 31,
                                  ----------------------------------------------
                                            1999               1998
                                  ----------------------- ----------------------
                                          Option Price Per          Option Price
                                   Shares       Share      Shares     Per Share
                                  ------- --------------- --------- ------------
Balance, beginning of year        561,552     $ 17.00         --       $   --
Options granted                       --         --       561,552        17.00
Options exercised                     --         --           --           --
Options expired or terminated         --         --           --           --
--------------------------------------------------------------------------------
Balance, at end of year           561,522     $ 17.00     561,552      $ 17.00
--------------------------------------------------------------------------------

112,310 options are currently exercisable. The fair value of each option was estimated on the date granted using the Black-Scholes option pricing model. The fair value of the options granted in 1998 was estimated to be $6.96. The following weighted-average assumptions were used for grants in 1998: risk free interest rate of 5.59%; expected dividend yield of $.08; expected life of seven years; and expected volatility of 25.68%.

The Company accounts for the Stock Option Plan under APB No. 25, under which no compensation cost has been recognized. Had compensation cost for the Stock
Option Plan been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                              Years Ended December 31,
                                  ----------------------------------------------
                                         1999                       1998
                                  ----------------------- ----------------------
Net Income:      As Reported          $3,142,686                $3,621,435
                 Pro Forma            $2,361,006                $2,839,755

Basic EPS:       As Reported                0.57                      0.60
                 Pro Forma                  0.43                      0.47


                                                                             F31




   12.   BORROWED FUNDS AND REPURCHASE AGREEMENTS

Securities sold under agreements to repurchase at December 31, 1999 and 1998 which were transacted with a major securities firm and the FHLBNY are as follows:

           December 31, 1999                       December 31, 1998
--------------------------------------  ----------------------------------------
    Amount       Rate       Maturity         Amount        Rate       Maturity
-------------  --------  -------------  ---------------  ---------  ------------

$ 10,117,000      5.77%     02/15/00      $ 4,700,000       6.32%     05/24/99
   5,360,000      5.68      02/29/00        1,000,000       6.65      06/19/99
     788,000      5.85      03/01/00        4,700,000       6.65      06/30/99
   2,500,000      5.85      03/01/00        4,700,000       6.53      08/02/99
   5,000,000      5.80      03/08/00          365,000       5.10      09/15/00
     900.000      5.87      03/16/00        3,000,000       5.10      09/15/00
   2,500,000      6.07      09/01/00        1,945,000       5.22      09/17/01
     365,000      5.10      09/15/00        4,900,000       4.70      10/05/01
                                          -----------
   3,000,000      5.10      09/15/00      $25,310,000
                                          ===========
   1,945,000      5.22      09/17/01
   4,900,000      4.70      10/05/01
------------
$ 37,375,000
============




Information relating to borrowings under repurchase agreements is summarized as follows:

                                                               Years Ended December 31,
                                                 -----------------------------------------------
                                                     1999            1998             1997
                                                 -------------- ---------------- ---------------
Average balance during the year                   $26,779,427      $25,764,219      $23,085,664
Average interest rates during the year                   5.56%            5.87%            6.40%
Maximum month-end balance during the year         $37,375,000      $27,500,000      $23,300,000
Securities underlying agreements at year-end:
  Amortized cost                                   34,234,968       35,638,720       24,286,442
  Estimated market value                           33,238,935       35,925,935       24,766,977

FHLBNY advances are as follows at December 31, 1999 and 1998:

December 31, 1999:                Available          Outstanding        Rate       Maturity
                               -----------------  ----------------   ---------  -------------
Revolving line of credit         $38,978,000        $ 30,725,000        5.10%     Daily
Repricing line of credit          21,978,000          14,000,000        5.10      02/07/00
Repricing line of credit                               7,000,000        5.10      02/14/00
Term loans                                             5,000,000        5.70      02/07/00
                                                      10,000,000        5.93      04/21/00
                                                      11,000,000        5.98      05/19/00
                                                       1,000,000        5.98      05/19/00
                                                         250,000        6.96      06/19/00
                                                      20,000,000        6.06      08/04/00
                                                       7,500,000        6.08      11/08/00
                                                       4,700,000        5.58      03/19/01
                                                       5,000,000        5.70      05/21/01
                                                       7,500,000        6.19      11/08/01
                                                       4,000,000        5.26      11/18/03
                                                       5,000,000        4.76      01/29/04
                                                       4,000,000        6.11      05/10/04
                                                      10,000,000        5.47      05/29/08
                                                       5,000,000        5.63      04/30/08
                                                       5,000,000        5.26      04/30/08
                                                      10,000,000        5.48      02/26/08
                                                      20,000,000        5.06      01/30/08
                                                       5,000,000        5.15      11/12/08
                                                       5,000,000        4.69      01/29/09
                                                       5,000,000        6.29      08/06/09
                                                    ------------
                                                    $201,675,000
                                                    ============



December 31, 1998:            Available      Outstanding     Rate    Maturity
                             -------------  -------------   ------  ----------
Revolving line of credit      $16,982,150    $ 5,230,000     5.13%      Daily
Repricing line of credit       16,982,150     10,000,000     5.63     Monthly
Term loans                                       250,000     6.96    06/19/00
                                               5,000,000     5.79    12/18/01
                                               4,000,000     5.26    11/18/03
                                              10,000,000     5.47    05/29/08
                                               5,000,000     5.63    04/30/08
                                               5,000,000     5.26    04/30/08
                                              10,000,000     5.48    02/26/08
                                              20,000,000     5.06    01/30/08
                                               5,000,000     5.15    11/12/08
                                             -----------
                                             $79,480,000
                                             ===========

FHLBNY advances are made at fixed rates and are collateralized by all FHLBNY stock owned by the Bank in addition to a blanket pledge of eligible assets in an amount required to be maintained so that the estimated fair value of such eligible assets exceeds, at all times, 110% of the outstanding advances.

As a member of the FHLBNY, the Bank has the availability of two lines of credit for borrowings in the amounts of $39.0 million and $22.0 million, one on an overnight basis and the other on a 30-day term basis. In accordance with the FHLBNY's credit policy, the Bank now has total credit facilities available of nearly $296.0 million, inclusive of the aforementioned amounts, before the delivery of qualifying collateral is required. Additionally, the Bank has other sources of liquidity if the need arises. One source is to borrow up to $5 million from a commercial bank on an unsecured basis and the other is the ability to sell securities under repurchase agreements in an amount up to $10 million from a securities investment company.

13.REGULATORY CAPITAL REQUIREMENTS

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can result in the initiation of certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Company, the Bank and the Commercial Bank meet all capital adequacy requirements to which it is subject.

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

The Bank's actual capital amounts and ratios are presented in the following table (000's omitted):


                                                                                                           To Be Well
                                                                                                     Capitalized Under Prompt
                                                                         For Capital Adequacy               Corrective
                                             Actual                           Purposes                 Action Provisions
                                  -------------------------------  ----------------------------    --------------------------
                                      Amount           Ratio           Amount         Ratio           Amount        Ratio
                                  ---------------  --------------  -------------  -------------    -------------  -----------
As of December 31, 1999:
 Total Capital
  (to risk weighted assets)          $56,933            18.34%        $24,837           >8.0%        $31,046           >10.0%
 Tier 1 Capital
  (to risk weighted assets)           54,629             17.60         12,418           >4.0          18,628            >6.0
 Tier 1 Capital
  (to average assets)                 54,629              9.38         23,291           >4.0          29,114            >5.0


                                                                             F33


                                                                                                           To Be Well
                                                                                                     Capitalized Under Prompt
                                                                         For Capital Adequacy               Corrective
                                             Actual                           Purposes                 Action Provisions
                                  -------------------------------  ----------------------------    --------------------------
                                      Amount           Ratio           Amount         Ratio           Amount        Ratio
                                  ---------------  --------------  -------------  -------------    -------------  -----------
As of December 31, 1998:
 Total Capital
  (to risk weighted assets)          $55,538          23.90%        $ 17,918          >8.0%             $22,937        >10.0%
 Tier 1 Capital
  (to risk weighted assets)           51,106          22.82            8,959          >4.0               13,438         >6.0
 Tier 1 Capital
  (to average assets)                 51,106          11.99           17,055          >4.0               21,319         >5.0


The Commercial Bank's actual capital amounts and ratios are presented in the following table (000's omitted):

                                                                                                           To Be Well
                                                                                                     Capitalized Under Prompt
                                                                         For Capital Adequacy               Corrective
                                             Actual                           Purposes                 Action Provisions
                                  -------------------------------  ----------------------------    --------------------------
                                      Amount           Ratio           Amount         Ratio           Amount        Ratio
                                  ---------------  --------------  -------------  -------------    -------------  -----------
As of December 31, 1999:
 Total Capital
  (to risk weighted assets)          $5,728         211.83%            $216         >8.0%               $ 270        >10.0%
 Tier 1 Capital
  (to risk weighted assets)           5,728         211.83              108         >4.0                  162         >6.0
 Tier 1 Capital
  (to average assets)                 5,728          87.72              261         >4.0                  327         >5.0

The Company's actual capital amounts and ratios are presented in the following table (000's omitted):


                                                                                                           To Be Well
                                                                                                     Capitalized Under Prompt
                                                                         For Capital Adequacy               Corrective
                                             Actual                           Purposes                 Action Provisions
                                  -------------------------------  ----------------------------    --------------------------
                                      Amount           Ratio           Amount         Ratio           Amount        Ratio
                                  ---------------  --------------  -------------  -------------    -------------  -----------
As of December 31, 1999:
 Total Capital
  (to risk weighted assets)          $75,168          24.58%         $24,462         >8.0%             $30,578              >10.0%
 Tier 1 Capital
  (to risk weighted assets)           73,214          23.94           12,231         >4.0               18,347               >6.0
 Tier 1 Capital
  (to average assets)                 73,214          12.67           23,122         >4.0               28,902               >5.0



                                                                                                           To Be Well
                                                                                                     Capitalized Under Prompt
                                                                         For Capital Adequacy               Corrective
                                             Actual                           Purposes                 Action Provisions
                                  -------------------------------  ----------------------------    --------------------------
                                      Amount           Ratio           Amount         Ratio           Amount        Ratio
                                  ---------------  --------------  -------------  -------------    -------------  -----------
As of December 31, 1998:
 Total Capital
  (to risk weighted assets)        $ 84,796          36.94%          $ 18,362          >8.0%            $22,953       >10.0%
 Tier 1 Capital
  (to risk weighted assets)          82,364          35.88              9,181          >4.0              13,772        >6.0
 Tier 1 Capital
  (to average assets)                82,364          18.87             17,462          >4.0              21,828        >5.0


F34

14.COMMITMENTS AND CONTINGENCIES
LEASE COMMITMENTS
Rental expense included in the statements of income was approximately $54,000, $219,000 and $278,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

In 1993, the Bank entered into an agreement with a company to provide data processing services. Such agreement expires in July 2000. The commitment for future payments fluctuates with the level of service provided. The costs incurred in connection with this agreement are included in data processing expenses in the accompanying statements of income.

In 1999, the Commercial Bank entered into an agreement with a company to provide data processing services. Such agreement expires in December 2004. The commitment for future payments fluctuates with the level of services provided. The costs incurred in connection with this agreement are included in data processing expenses in the accompanying statement of income.

The Company leases certain branches and equipment under various noncancelable operating leases. The future minimum payments by years and the aggregate under all significant noncancelable operating leases with initial or remaining terms of one year or more are as follows:

                  Year ending December 31:

                  2000                          $670,248
                  2001                           173,291
                  2002                           123,669
                  2003                           108,200
                  2004 and thereafter          1,733,201
                                             -----------
                  Total                      $2,808,609
                                             ==========

LOAN COMMITMENTS

Loan commitments and unused lines of credit as of December 31, 1999 are as follows (with comparative totals as of December 31, 1998):

                                   Commitments        Unused
                                  to Originate       Lines of
                                      Loans           Credit           Total
                                  ------------     ------------     ------------
Mortgage loans                    $ 36,563,735     $       --       $ 36,563,735
Construction loans                  18,518,790             --         18,518,790
Commercial loans                     6,005,776        9,182,202       15,187,978
Other loans                          9,774,448             --          9,774,448
                                  ------------     ------------     ------------
  Total as of December 31, 1999   $ 70,862,749     $  9,182,202     $ 80,044,951
                                  ============     ============     ============
  Total as of December 31, 1998   $ 67,611,485     $  5,358,847     $ 72,970,332
                                  ============     ============     ============

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

                                                                             F35

15.DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     CASH AND DUE FROM BANKS AND FEDERAL FUNDS SOLD
     For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

     ACCRUED INTEREST AND FHLBNY STOCK
     The carrying amount is a reasonable estimate of fair value.

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

     BORROWED FUNDS
     The estimated fair value of FHLBNY advances and borrowings under repurchase agreements is based on the discounted value of their contractual cash flows. The discount rate used in the present value computation is estimated by comparison to the current interest rates charged by the FHLBNY and other major securities firms for borrowings of similar remaining maturities.

     MORTGAGE ESCROW FUNDS
     The carrying amount is a reasonable estimate of fair value.

     The following is a summary of the carrying values and estimated fair values of the Bank's financial assets and liabilities at December 31, 1999 and 1998 (000's omitted):

                                          December 31, 1999         December 31, 1998
                                       -----------------------  ------------------------
                                         Carrying      Fair      Carrying        Fair
                                           Value      Value        Value        Value
                                       ----------- -----------  ----------- ------------
Financial assets:
  Cash on hand and in banks             $ 22,209     $ 22,209     $ 10,511     $ 10,511
  Federal funds sold                       7,665        7,665         --           --
  Securities                             186,490      186,482      155,490      155,458
  Loans, net                             349,321      329,849      261,463      262,666
  Accrued interest receivable              3,216        3,216        2,506        2,506
  Federal Home Loan Bank stock            11,752       11,752        4,633        4,633

Financial liabilities:
  Demand, NOW, statement savings and    $193,849     $193,849     $175,891     $175,891
  passbook, and money market accounts
  Time certificate accounts               89,223       89,325       70,995       71,090
  Mortgage escrow funds                    1,488        1,488        1,965        1,965
  Borrowed funds                         239,050      235,531      104,790      107,142
  Accrued interest payable                 1,574        1,574          736          736


   16. WARWICK COMMUNITY BANCORP, INC.- PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following statements of financial condition as of December 31, 1999 and 1998, the statements of income for the years ended December 31, 1999 and 1998, and the related statements, of cash flows for the years ended December 31, 1999 and 1998, reflect the Company's investment in the Bank and the Commercial Bank, using the equity method of accounting.

                                                     STATEMENTS OF FINANCIAL CONDITION
                                                   (000's omitted except share amounts)

                                                ASSETS                                     December 31,
                                                                                    -----------------------
                                                                                      1999          1998
                                                                                    ----------- -----------
                    Assets:
                          Cash and cash equivalents                                 $  1,514      $ 18,941
                          Investment securities available-for-sale                     3,622         4,503
                          Accrued interest receivable                                     13            13
                          Other assets                                                   894           819
                          ESOP loan to the trustee of the ESOP                         6,445         7,164
                          Investment in subsidiaries                                  54,182        53,044
                                                                                    --------      --------
                              Total assets                                          $ 66,670      $ 84,484
                                                                                    ========      ========


                                                   LIABILITIES AND STOCKHOLDERS' EQUITY
                    Liabilities:
                         Other liabilities                                          $     42      $    --
                         Income taxes payable                                             56           247
                                                                                    --------      --------
                              Total liabilities                                           98           247
                                                                                    --------      --------
                    Stockholders' equity:
                         Preferred stock, $.01 par value; 5,000,000 shares
                              authorized; none issued                                    --            --
                         Common stock, $.01 par value; 15,000,000 shares
                              authorized, 6,606,548 shares issued; 5,054,281 and
                              5,924,056 shares outstanding in 1999 and 1998,
                              respectively                                                66            66
                         Additional paid-in capital                                   62,978        63,374
                         Retained earnings - subject to restrictions                  32,430        30,458
                         Accumulated other comprehensive income (loss), net           (6,832)        1,727
                              Less - Unallocated common stock held by ESOP            (6,515)       (7,208)
                              Less - Unearned common stock held by RRP                (3,263)       (4,180)
                              Treasury stock (967,258) shares)                       (12,292)         --
                                                                                    --------      --------
                                   Total stockholders' equity                         66,572        84,237
                                                                                    --------      --------
                                   Total liabilities and stockholders' equity       $ 66,670      $ 84,484
                                                                                    ========      ========


                                                    STATEMENT OF INCOME (000's OMITTED)

                                                                          For the Years Ended December 31,
                                                                          --------------------------------
                                                                                   1999        1998
                                                                          ----------------- --------------
                    Interest income:
                         ESOP loan to the trustee of the ESOP                      $  584     $  641
                         Investment securities                                        152        187
                                                                                   ------     ------
                              Total interest income                                   736        828
                                                                                   ------     ------

                    Interest expense:
                         Net interest income before provision for loan losses         736        828
                         Provision for loan losses                                     --         --
                                                                                   ------     ------
                              Net interest income after provision for
                              loan losses                                             736        828

                    Non-interest income:
                         Gain on sale of investment securities                        137         28
                         Other income                                                   8         --
                                                                                   ------     ------
                                                                                      145         28
                                                                                   ------     ------
                                                                                      695        255
                                                                                   ------     ------
                    Non-interest expense
                    Income before provision for income taxes and
                         undistributed earnings of subsidiary banks                   186        601
                    Equity in undistributed earnings of subsidiary banks            3,093      3,339
                    Income tax expense                                                136        319
                                                                                   ------     ------
                         Net income                                                $3,143     $3,621
                                                                                   ======     ======



                                                 STATEMENTS OF CASH FLOWS (000's omitted)
                                                                                 For the Years Ended December 31,
                                                                                ---------------------------------
                                                                                      1999           1998
                                                                                ---------------- ----------------
                    Cash flows from operating activities:
                         Net income                                                $  3,143      $  3,621
                         Adjustments to reconcile net income to net cash
                              provided by operating activities-
                              Undistributed earnings of subsidiary banks             (3,093)       (3,339)
                              Gain on sale of securities                               (137)          (28)
                         Increase in assets-
                              Accrued interest receivable                              --             (13)
                              Other assets                                              (50)          (51)
                         Increase (decrease) in liabilities-
                              Other liabilities                                          42          --
                              Income taxes payable                                     (191)          247
                                                                                   --------      --------
                                   Net cash provided by (used in) operating
                                   activities                                          (286)          437
                                                                                   --------      --------
                    Cash flows from investing activities:
                         Investment in 99.8% of the outstanding stock of the
                           Commercial Bank, net                                      (5,747)         --
                         Dividend from the Bank                                       1,000          --
                         Purchases of securities available-for-sale                    (641)       (6,321)
                         Proceeds from sale of securities available-for-sale            992         1,782
                                                                                   --------      --------
                              Net cash used in investing activities                  (4,396)       (4,539)
                                                                                   --------      --------
                    Cash flows from financing activities:
                         (Increase) decrease in ESOP loan receivable                    719          (793)
                         Purchase of treasury stock                                 (12,292)         --
                         Dividends paid on common stock                             ( 1,172)         (545)
                                                                                   --------      --------
                              Net cash used in financing activities                 (12,745)       (1,338)
                                                                                   --------      --------
                              Net decrease in cash and cash equivalents             (17,427)       (5,440)
                    Cash and cash equivalents, beginning of year                     18,941        24,381
                                                                                   --------      --------
                    Cash and cash equivalents, end of year                         $  1,514      $ 18,941
                                                                                   ========      ========


F38

   17.   QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the quarterly results of operations for the years ended December 31, 1999 and 1998 (000's omitted):

                                                                            Three Months Ended
                                               ------------------------------------------------------------------------
                                               December 31,       September 30,         June 30,          March 31,
                                                   1999                1999               1999              1999
                                               -------------- -------------------- ------------------ -----------------
Total interest income                              $10,605         $ 9,212             $ 8,161             $ 7,584
Total interest expense                               5,307           4,435               3,772               3,437
Net interest income                                  5,298           4,777               4,389               4,147
Provision for loan losses                              125             125                 125                 125
Non-interest income                                    439           1,210                 799               1,357
Non-interest expense and provision for
   income taxes                                      4,924           4,926               4,543               4,380
Net income                                             688             936                 520                 999
Basic earnings per common share                       0.13            0.17                0.10                0.17
Diluted earnings per common share                     0.13            0.17                0.10                0.17



                                                                            Three Months Ended
                                               ------------------------------------------------------------------------
                                               December 31,       September 30,         June 30,          March 31,
                                                   1998                1998               1998              1998
                                               -------------- -------------------- ------------------ -----------------
Total interest income                              $7,581             $7,201             $7,262             $6,364
Total interest expense                              3,369              3,184              2,933              2,454
Net interest income                                 4,212              4,017              4,329              3,910
Provision for loan losses                             125                125                125                125
Non-interest income                                   813              1,044              1,058                772
Non-interest expense and provision for
   income taxes                                     4,303              4,202              3,964              3,565
Net income                                            597                734              1,298                992
Basic earnings per common share                       .10                .12                .22                .16
Diluted earnings per common share                     .10                .12                .22                .16



                                                                             F39

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors & Stockholders of
Warwick Community Bancorp, Inc:

We have audited the accompanying consolidated statements of financial condition of Warwick Community Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Warwick Community Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

New York, New York
January 25, 2000

SHAREHOLDER INFORMATION

STOCK INFORMATION

Warwick Community Bancorp, Inc. common stock trades on The Nasdaq Stock Marker(sm) under the symbol WSBI. When trades occur, the stock is listed as either Warwick or WSBI in The Nasdaq Stock Market(sm) section of the TIMES HERALD RECORD, WALL STREET JOURNAL and other leading newspapers.

SHAREHOLDER RELATIONS CONTACT:
Barbara A. Rudy
SENIOR VICE PRESIDENT

The Warwick Savings Bank
18 Oakland Avenue,
P.O. Box 591
Warwick, NY 10990
914-986-2206, ext. 2238

Shareholders wishing to change the name, address or ownership of stock, to report lost certificates or to consolidate accounts are asked to contact the Company's stock registrar and transfer agent directly:

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016
1-800-368-5948

MARKET MAKERS

Sandler O'Neill & Partners, L.P.
Tucker Anthony, Inc.
Advest, Inc.
Friedman, Billings, Ramsey & Co., Inc.
Knight Securities
Ryan Beck & Co.
Sherwood Securities
Spear-Leeds & Kellogg Capital